                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            TRINITY INDUSTRIES, INC.,

                             TCMC ACQUISITION CORP.,

                        THRALL CAR MANUFACTURING COMPANY

                                       AND

                       THRALL CAR MANAGEMENT COMPANY, INC.



                                 AUGUST 13, 2001

                                TABLE OF CONTENTS



ARTICLE 1         DEFINITIONS.....................................................................................1


ARTICLE 2         MERGER; CLOSING................................................................................11

    2.1           The Merger.....................................................................................11
        2.1.1     The Merger.....................................................................................11
        2.1.2     Effective Time of the Merger...................................................................11
        2.1.3     Effect of the Merger...........................................................................11
        2.1.4     Articles of Incorporation; Bylaws; Directors and Officers......................................11
    2.2           Terms of the Merger............................................................................11
        2.2.1     Merger Consideration...........................................................................11
        2.2.2     Adjustment Amount..............................................................................12
        2.2.3     Exchange Procedure.............................................................................13
        2.2.4     No Further Ownership Rights in Company Shares..................................................13
        2.2.5     Merger Sub Common Stock........................................................................13
        2.2.6     Treasury Stock.................................................................................13
        2.2.7     Escrow Agreement; Stock Powers.................................................................13
        2.2.8     Payment of Additional Merger Consideration.....................................................14
    2.3           Closing........................................................................................15

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF NEWCO........................................................15

    3.1           Organization and Good Standing.................................................................16
        3.1.1     Newco..........................................................................................16
        3.1.2     Company........................................................................................16
        3.1.3     Subsidiaries...................................................................................16
    3.2           Authority; No Conflict.........................................................................16
        3.2.1     Authority......................................................................................16
        3.2.2     No Conflict....................................................................................17
    3.3           Capitalization.................................................................................18
        3.3.1     Newco..........................................................................................18
        3.3.2     Company........................................................................................18
        3.3.3     Subsidiaries...................................................................................18
    3.4           Financial Statements...........................................................................18
    3.5           Books and Records..............................................................................19
    3.6           Title to Properties; Encumbrances..............................................................19
    3.7           Condition and Sufficiency of Assets............................................................20
    3.8           Accounts Receivable............................................................................20
    3.9           Inventory......................................................................................20
    3.10          No Undisclosed Liabilities.....................................................................21
    3.11          Taxes..........................................................................................21
    3.12          No Material Adverse Change.....................................................................22
    3.13          Employee Benefits..............................................................................22
    3.14          Employees......................................................................................26
    3.15          Compliance with Legal Requirements; Governmental Authorizations................................28
        3.15.1    Legal Requirements.............................................................................28
        3.15.2    Governmental Authorizations....................................................................28
    3.16          Legal Proceedings; Orders......................................................................29
        3.16.1    Legal Proceedings..............................................................................29
        3.16.2    Orders.........................................................................................29



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

    3.17          Absence of Certain Changes and Events..........................................................30
    3.18          Contracts; No Defaults.........................................................................32
    3.19          Insurance......................................................................................35
    3.20          Environmental, Health and Safety Matters.......................................................36
    3.21          Intellectual Property..........................................................................37
    3.22          Certain Payments...............................................................................38
    3.23          Relationships with Related Persons.............................................................38
    3.24          Brokers or Finders.............................................................................39
    3.25          Customers and Suppliers........................................................................39
    3.26          Solvency.......................................................................................39
    3.27          Shares Acquired for Investment.................................................................39
    3.28          Receipt of Information.........................................................................39

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................39

    4.1           Organization and Good Standing.................................................................39
    4.2           Authority; No Conflict.........................................................................40
        4.2.1     Authority......................................................................................40
        4.2.2     No Conflict....................................................................................40
    4.3           Capitalization.................................................................................41
    4.4           SEC Documents; Financial Statements............................................................41
    4.5           Books and Records..............................................................................42
    4.6           Taxes..........................................................................................42
    4.7           No Material Adverse Change.....................................................................43
    4.8           Compliance with Legal Requirements; Governmental Authorizations................................43
    4.9           Legal Proceedings; Orders......................................................................44
    4.10          Contracts; No Default..........................................................................45
    4.11          Environmental Matters..........................................................................45
    4.12          Certain Payments...............................................................................46
    4.13          Brokers or Finders.............................................................................46
    4.14          Ownership of Merger Sub; No Prior Activities...................................................46
    4.15          Issuance of Parent Common Stock................................................................46

ARTICLE 5         CONDUCT OF BUSINESS PRIOR TO CLOSING DATE......................................................47

    5.1           Access and Investigation.......................................................................47
    5.2           Operation of the Businesses of Company and its Subsidiaries....................................47
    5.3           Negative Covenants.............................................................................47
    5.4           Certain Actions by Parent......................................................................49
    5.5           Payment of Indebtedness by Related Persons.....................................................50
    5.6           No Shopping....................................................................................50
    5.7           Advice of Proceedings..........................................................................50
    5.8           Reports and Returns............................................................................50
        5.8.1     Newco and Company Reports and Returns..........................................................50
        5.8.2     Parent and Merger Sub Reports and Returns......................................................50
    5.9           Administration of Plans........................................................................51
    5.10          Certain Actions................................................................................51
    5.11          Maintenance of Insurance.......................................................................51
    5.12          Ownership of Subsidiaries......................................................................51
    5.13          Release of Mortgage............................................................................51

ARTICLE 6         ADDITIONAL COVENANTS AND AGREEMENTS............................................................51

    6.1           Consents; Cooperation..........................................................................51
        6.1.1     Obtaining Approvals............................................................................51

        6.1.2     Resolving Objections...........................................................................52
        6.1.3     Limitation.....................................................................................52
    6.2           Public Disclosure..............................................................................52
    6.3           Best Efforts and Further Assurances............................................................52
    6.4           Assist in Obtaining Governmental Authorizations................................................53
    6.5           Blue Sky Laws..................................................................................53
    6.6           New York Stock Exchange Listing................................................................53
    6.7           Tax Allocation of the Merger Consideration.....................................................53
    6.8           Transfer Taxes.................................................................................54
    6.9           Standstill Time................................................................................54
    6.10          Newco Financial Covenants......................................................................56
    6.11          Dissenter's Rights.............................................................................56
    6.12          Employment Matters.............................................................................57
    6.13          Notification of Breach.........................................................................58
    6.14          Payment of Cash Balances.......................................................................58
    6.15          Rights Agreement Amendment.....................................................................59
    6.16          Additional Tax Matters.........................................................................59
        6.16.1    EIN; Successor Employer Reporting..............................................................59
        6.16.2    Filing of Tax Returns; Reimbursement for Payroll and Sales/Use Taxes...........................59
        6.16.3    Refunds........................................................................................59
        6.16.4    Cooperation on Tax Matters.....................................................................59
    6.17          York Facility..................................................................................60

ARTICLE 7         CONDITIONS PRECEDENT TO CLOSING................................................................60

    7.1           Conditions Precedent to Obligations of Parent and Merger Sub...................................60
        7.1.1     Representations and Warranties.................................................................61
        7.1.2     Performance by Newco and Company...............................................................61
        7.1.3     No Proceedings.................................................................................61
        7.1.4     Regulatory Approvals and Consents..............................................................61
        7.1.5     Officer's Certificate..........................................................................61
        7.1.6     No Material Adverse Effect on Company..........................................................61
        7.1.7     Escrow Agreement...............................................................................61
        7.1.8     Stockholder's Agreement........................................................................62
        7.1.9     Claims Releases................................................................................62
        7.1.10    Registration Rights Agreement..................................................................62
        7.1.11    Noncompetition Agreement.......................................................................62
        7.1.12    Keepwell Letter................................................................................62
        7.1.13    UCC Financing Statement........................................................................62
        7.1.14    Pledge Agreement...............................................................................62
        7.1.15    No Adverse Order...............................................................................62
        7.1.16    Secretary's Certificates.......................................................................62
        7.1.17    Use of York Facility...........................................................................63
        7.1.18    Clinton Deed...................................................................................63
    7.2           Conditions Precedent to Obligations of Newco and Company.......................................63
        7.2.1     Representations and Warranties.................................................................63
        7.2.2     Performance by Parent and Merger Sub...........................................................64
        7.2.3     No Proceedings.................................................................................64
        7.2.4     Regulatory Approval and Consents...............................................................64
        7.2.5     Officer's Certificate..........................................................................64
        7.2.6     No Material Adverse Effect on Parent...........................................................64
        7.2.7     Escrow Agreement...............................................................................64
        7.2.8     Stockholder's Agreement........................................................................64

        7.2.9     Registration Rights Agreement..................................................................64
        7.2.10    No Adverse Order...............................................................................64
        7.2.11    Rights Agreement Amendment.....................................................................64
        7.2.12    Pledge Agreement...............................................................................64
        7.2.13    New York Stock Exchange Listing................................................................65
        7.2.14    Secretary's Certificates.......................................................................65

ARTICLE 8         TERMINATION....................................................................................65

    8.1           Termination Events.............................................................................65
    8.2           Effect of Termination..........................................................................66
    8.3           Termination Fee................................................................................66
    8.4           Extension; Waiver..............................................................................67

ARTICLE 9         INDEMNIFICATION; REMEDIES......................................................................67

    9.1           Survival; Right to Indemnification Not Affected by Knowledge...................................67
    9.2           General Indemnification by Newco...............................................................67
    9.3           Indemnification by Newco for Environmental Matters.............................................68
    9.4           Procedure for Indemnification --Tax Claims.....................................................69
    9.5           Indemnification and Payment of Damages by Parent...............................................69
    9.6           Time Limitations...............................................................................70
    9.7           Limitations on Indemnification Amount -- Newco.................................................71
    9.8           Limitations on Indemnification Amount -- Parent................................................71
    9.9           Procedure for Indemnification -- Third Party Claims............................................72
    9.10          Procedure for Indemnification -- Other Claims..................................................73
    9.11          Insurance And Tax Benefit; Reserve.............................................................73
    9.12          Subrogation....................................................................................73
    9.13          Exclusive Remedy -- Indemnified Persons........................................................73
    9.14          Exclusive Remedy -- Newco......................................................................74

ARTICLE 10        GENERAL PROVISIONS.............................................................................74

    10.1          Expenses.......................................................................................74
    10.2          Confidentiality................................................................................74
    10.3          Notices........................................................................................74
    10.4          Further Assurances.............................................................................75
    10.5          Waiver.........................................................................................75
    10.6          Entire Agreement and Modification..............................................................75
    10.7          Assignments, Successors and No Third-Party Rights..............................................76
    10.8          Severability...................................................................................76
    10.9          Section Headings, Construction.................................................................76
    10.10         Governing Law..................................................................................76
    10.11         Counterparts...................................................................................76
    10.12         Shareholder Action.............................................................................76

                                    EXHIBITS



Exhibit 2.2.2         Accounting Practices and Policies
Exhibit 2.2.8(a)      Baseline Market Deliveries
Exhibit 2.2.8(b)      Market Deliveries Determination Procedures
Exhibit 5.10(a)       Certain Actions
Exhibit 6.7(b)        Allocation Schedule
Exhibit 6.7(c)        Form 8023
Exhibit 7.1.7         Form of Escrow Agreement
Exhibit 7.1.8         Form of Stockholder's Agreement
Exhibit 7.1.9(a)      List of Persons to Execute Claims Releases
Exhibit 7.1.9(b)      Form of Claims Release
Exhibit 7.1.10        Form of Registration Rights Agreement
Exhibit 7.1.11        Form of Noncompetition Agreement
Exhibit 7.1.12        Form of Keepwell Letter
Exhibit 7.2.11        Form of Rights Agreement Amendment

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "AGREEMENT") is made as of August 13, 2001, by and among Trinity Industries, Inc., a Delaware corporation ("PARENT"), TCMC Acquisition Corp., an Illinois corporation ("MERGER SUB"), Thrall Car Manufacturing Company, an Illinois corporation ("COMPANY"), and Thrall Car Management Company, Inc., a Delaware corporation ("NEWCO").

         WHEREAS, the parties hereto desire to effect the merger of Merger Sub with and into Company (the "MERGER") upon the terms and conditions set forth herein;

         WHEREAS, Parent is the sole shareholder of Merger Sub;

         WHEREAS, Newco is the sole shareholder of Company;

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub, Newco and Company have approved the Merger on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the respective shareholders of Merger Sub, Newco and Company have approved the Merger on the terms and conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of Parent and Newco have approved the execution and delivery at the Closing (as defined below) of (a) the Stockholder's Agreement (the "STOCKHOLDER'S AGREEMENT") between Parent and Newco in substantially the form of Exhibit 7.1.8, (b) the Escrow Agreement (the "ESCROW AGREEMENT") among Parent, Newco and Escrow Agent (as defined below) in substantially the form of Exhibit 7.1.9, and (c) the Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") between Parent and Newco in substantially the form of Exhibit 7.1.10;

         WHEREAS, the Board of Directors of Newco has approved the execution and delivery at the Closing of (a) a Claims Release (as defined below) by Newco in favor of Company in substantially the form of Exhibit 7.1.11(b) and (b) a Noncompetition Agreement (as defined below) in substantially the form of Exhibit 7.1.14(b) (this Agreement, the Stockholder's Agreement, the Escrow Agreement, the Registration Rights Agreement, Newco's Claims Release and the Noncompetition Agreement are collectively referred to as the "OPERATIVE AGREEMENTS"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

         "ACCOUNTANTS" is defined in Section 2.2.2.

         "ACCOUNTS RECEIVABLE" is defined in Section 3.8.

         "ACQUIRED ASSETS" is defined in Section 6.7.

         "ADDITIONAL MERGER CONSIDERATION PAYMENT" is defined in Section 2.2.8.

         "AFFILIATE" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "CONTROL" (including the terms "CONTROLLED by" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" is defined in the preamble of this Agreement.

         "ALLOCATION SCHEDULE" is defined in Section 6.7.

         "ANTIDILUTION ADJUSTMENT" is defined in Section 2.2.1.

         "ANTITRUST LAWS" is defined in Section 6.1.2.

         "APPLICABLE CONTRACT" means any Contract (a) to which Company or any of its Subsidiaries is a party, (b) under which Company or any of its Subsidiaries has or may become subject to any obligation or liability or (c) by which Company or any of its Subsidiaries or any of the assets owned or used by Company or any of its Subsidiaries is or may become bound.

         "BALANCE SHEET" is defined in Section 3.4.

         "BASELINE MARKET DELIVERIES" is defined in Section 2.2.8.

         "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible without incurring undue expense.

         "BREACH" means, with respect to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

         "CALCULATION DATE" is defined in Section 2.2.8.

         "CALCULATION NOTICE" is defined in Section 2.2.8.

         "CALENDAR YEAR" is defined in Section 2.2.8.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), or any successor law, and regulation and rules issued pursuant to that Act or any successor law.

         "CLAIMS RELEASE" is defined in Section 7.1.9.

         "CLOSING" is defined in Section 2.3.

         "CLOSING DATE" means the date and time as of which the Closing actually takes place.

         "COBRA" is defined in Section 3.13.

         "COBRA EMPLOYEE" is defined in Section 6.12.1.

         "COMPANY" is defined in the preamble of this Agreement.

         "COMPANY SHARES" means 8,079.25 shares of Company's common stock, $0.01 per share par value.

         "CONFIDENTIAL INFORMATION" is defined in Section 3.21.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "CONSOLIDATED TANGIBLE NET WORTH" means, on the date of determination,
(a) the total stockholder's equity of Newco as the same would appear on the consolidated balance sheet of Newco prepared in accordance with GAAP as of the date of such determination, minus (b) the aggregate amount shown on such consolidated balance sheet for goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights and deferred charges, and all other similar assets which would be classified as intangible assets under GAAP and minus (c) any amount of treasury stock shown on the consolidated balance sheet.

         "CONSTITUENT CORPORATIONS" means together, Merger Sub and Company.

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

                  (a) the Merger;

                  (b) the execution, delivery and performance of the Stockholder's Agreement, the Claims Releases, the Escrow Agreement, the Registration Rights Agreement, the Keepwell Letter and the Noncompetition Agreement; and

                  (c) the performance by Parent, Merger Sub, Company and Newco of their respective covenants and obligations under this Agreement.

         "CONTRACT" means any agreement, contract or obligation (whether written or oral and whether express or implied) that is legally binding.

         "CURRENT CREDIT" is defined in Section 2.2.8.

         "CURRENT CREDIT AMOUNT" is defined in Section 2.2.8.

         "CURRENT DEFICIT" is defined in Section 2.2.8.

         "CURRENT DEFICIT AMOUNT" is defined in Section 2.2.8.

         "DAMAGES" is defined in Section 9.2.

         "DOL" means the United States Department of Labor.

         "EFFECTIVE TIME" is defined in Section 2.1.2.

         "EIN" is defined in Section 6.16.1.

         "EMPLOYEE" is defined in Section 6.12.1.

         "ENCUMBRANCE" means any charge, claim, community property interest, equitable interest, Lien, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium.

         "ENVIRONMENTAL LAWS" means any applicable Legal Requirement as of the date of this Agreement concerning or relating to the Environment, to the protection of the public health and welfare, or to safe and healthful working conditions.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is treated as a "single employer" with Company under Section 414(b), (c), (m) or (o) of the IRC.

         "ESCROW AGENT" means Chase Bank, N.A., or any national bank agreed to by Parent and Newco.

         "ESCROW AGREEMENT" is defined in the recitals in this Agreement.

         "ESCROWED SHARES" is defined in Section 2.2.7.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITY" means any real property, leasehold or other interest in real property currently or formerly owned or operated by Company or any of its Subsidiaries.

         "FAMILY" means Richard Duchossois, his children and their respective spouses and his grandchildren and their respective spouses.

         "FINAL CALCULATION NOTICE" is defined in Section 2.2.8.

         "FINAL WORKING CAPITAL NOTICE" is defined in Section 2.2.2.

         "FINANCIAL COVENANT PERIOD" is defined in Section 6.10.

         "FOREIGN COLLECTIVELY BARGAINED EMPLOYEE BENEFIT PLAN" means each Foreign Employee Benefit Plan that covers or benefits any current or former employee of Company or any of its Subsidiaries that is not a Foreign Governmental Employee Benefit Plan and that is sponsored by any Person other than Company or any of its Subsidiaries.

         "FOREIGN EMPLOYEE BENEFIT PLAN" means each "employee benefit plan" (as defined in Section 3(3) of ERISA), cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retirement, severance, medical, life, dental, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements and all employment termination, severance, assignment, or other employment contracts or employment agreements governed, required, or imposed by the law of any jurisdiction outside of the United States, whether written or oral, and any insurance policies or arrangements related thereto, maintained, sponsored, established, or contributed to or required to be contributed, or with respect to which any liability is borne, outside the fifty (50) states of the United States by Company or any of its Subsidiaries including but not limited to, any Foreign Governmental Employee Benefit Plan.

         "FOREIGN GOVERNMENTAL EMPLOYEE BENEFIT PLAN" means any Foreign Employee Benefit Plan sponsored by any government or Governmental Body.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "GENERAL INCREASE" is defined in Section 3.17.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, foreign registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multinational governmental organization or body; or (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "GROUP BENEFITS PLAN" is defined in Section 6.12.1.

         "HAZARDOUS SUBSTANCE" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, or that is otherwise regulated pursuant to Environmental Laws, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IBCA" means the Illinois Business Corporation Act, as amended.

         "INCLUDED CLAIM" is defined in Section 9.7.1.

         "INDEMNIFIED PERSONS" is defined in Section 9.2.

         "INTELLECTUAL PROPERTY" is defined in Section 3.21.

         "INTERIM BALANCE SHEET" is defined in Section 3.4.

         "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KEEPWELL LETTER" is defined in Section 7.1.12.

         "KNOWLEDGE" means, with respect to an individual, that, with respect to a particular fact or other matter, such individual is actually aware of such fact or other matter. "KNOWLEDGE" means, in the case of a Person (other than an individual), that, with respect to a particular fact or other matter, any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; provided, however, that with respect to (a) Newco, Company or any of their Subsidiaries, "KNOWLEDGE" means the "KNOWLEDGE" of any of Craig Duchossois, Michael Flannery, Martin Graham, Robert Fealy, H. Christian Schmalbruch, James Gerber, Craig Dowden, or any Person hired to replace one of the foregoing between the date hereof and the Closing Date (collectively, the "COMPANY KNOWLEDGE GROUP"); and (b) Parent or Merger Sub, "KNOWLEDGE" means the "KNOWLEDGE" of any of Timothy R. Wallace, John L. Adams, Jim S. Ivy, Michael G. Fortado, John M. Lee or S. Theis Rice (collectively, the "PARENT KNOWLEDGE GROUP").

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "LIEN" means any mortgage, deed of trust, lien, pledge, adverse claim, voting agreement, security interest or encumbrance of any nature whatsoever but, with respect to real property, shall exclude ordinary utility and other similar easements of record that do not materially interfere with the use of such property.

         "MARKET DELIVERIES" is defined in Section 2.2.8.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with any entity, any events, changes or effects that (a) are or would reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations (including the income statement) of such entity and its Subsidiaries taken as a whole; (b) are materially impairing or would reasonably be expected to materially impair the ability of such entity to perform its obligations under this Agreement or the other Operative Agreements; or (c) are preventing or materially delaying or would reasonably be expected to prevent or materially delay the consummation by such entity of the Contemplated Transactions, but excluding, in each case, (x) any change in the trading price of the Parent Common Stock on the NYSE, (y) any change in business conditions in the railcar industry or in the United States or world economy generally or (z) with regard to Parent or Company, any substantial work slow down, any loss of employees, any loss of significant numbers of customers, any loss of significant numbers of vendors or other similar matters directly attributable to the Contemplated Transactions.

         "MATERIAL INTEREST" means direct or indirect "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of (i) voting securities or other voting interests representing at least 35% of the voting power of a Person or
(ii) equity securities or other equity interests representing at least 35% of the outstanding equity ownership in a Person.

         "MERGER" is defined in the recitals of this Agreement.

         "MERGER CONSIDERATION" is defined in Section 2.2.1.

         "MERGER SUB" is defined in the preamble of this Agreement.

         "NEWCO" is defined in the preamble of this Agreement.

         "NEWCO CLAIM" is defined in Section 9.8.1.

         "NEWCO SHARES" means 8,079.25 shares of Newco's common stock, no par value.

         "NEWCO'S DISCLOSURE LETTER" means the disclosure letter dated the date of this Agreement delivered by Newco and Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

         "NONCOMPETITION AGREEMENT" is defined in Section 7.1.11.

         "NYSE" means the New York Stock Exchange.

         "OPERATIVE AGREEMENTS" is defined in the recitals of this Agreement.

         "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" means an action taken by a Person that:
(a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

         "PARENT" is defined in the preamble of this Agreement.

         "PARENT COMMON STOCK" means the common stock, par value $1.00 per share, of Parent.

         "PARENT COVERED CONTRACT" means a Contract that is currently in effect and has been filed by Parent, or is required to be filed by Parent, with the SEC in accordance with Regulation S-K.

         "PARENT'S DISCLOSURE LETTER" means the disclosure letter dated the date of this Agreement delivered by Parent and Merger Sub to Company and Newco concurrently with the execution and delivery of this Agreement.

         "PARENT FINANCIAL STATEMENTS" is defined in Section 4.4.

         "PARENT SEC DOCUMENTS" defined in Section 3.28.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" means any Plan and any "employee benefit plan" (as defined in Section 3(3) of ERISA) of any ERISA Affiliate, regardless of whether such plan benefits or ever has benefited any current or former employee, director, or beneficiary of Company or its Subsidiaries, that in each case is subject to Title IV of ERISA or Section 412 of the IRC, including any "multiemployer plan" (as defined in Section 3(37) of ERISA) and including any such plan listed on Exhibit 5.10(a).

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

         "PLAN" means all plans, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently by Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee or director, or any beneficiary thereof, of Company or any of its Subsidiaries, excluding any such plan, policy or arrangement listed on Exhibit 5.10(a), including: (a) any "employee benefit plan" (as defined in Section 3(3) of ERISA), cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retirement, severance, medical, life, dental, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements, subject to U.S. law, and (b) all employment termination, severance, or other employment contracts or employment agreements providing for an annual salary exceeding $100,000 (other than those required or imposed by the law of any jurisdiction outside of the United States and offer letters providing for "at will" employment).

         "PLEDGE AGREEMENT" is defined in Section 7.1.14.

         "PROCEEDING" means any action, arbitration, audit, hearing, known investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

         "QSSS" is defined in Section 3.11.

         "QUALIFIED PLAN" means any Plan intended to be "qualified" within the meaning of Section 401(a) of the IRC.

         "REGISTRATION RIGHTS AGREEMENT" is defined in the recitals of this Agreement.

         "RELATED PERSON" means, with respect to a particular individual: (a) each member of such individual's Family; (b) each Affiliate of such individual;
(c) each Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) each Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). "RELATED PERSON" means, with respect to a Person (other than an individual): (u) each Affiliate of such Person; (v) each Person that holds a Material Interest in such specified Person; (w) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (x) each Person in which such specified Person holds a Material Interest; (y) each Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (z) any Related Person of any individual described in clause (v) or (w). Without limiting the foregoing, as of the date hereof, each of Duchossois Industries, Inc., Duchossois TECnology Partners, LLC, Chamberlain Manufacturing Corporation, The Chamberlain Group, Inc. and any Subsidiary of any of the foregoing, meet the definition of "RELATED PERSON" with respect to Newco and Company, and, notwithstanding the foregoing, Churchill Downs, Incorporated and its Subsidiaries do not meet and shall never be deemed to meet the definition of "RELATED PERSON" with respect to Newco or Company.

         "RELEASE" means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or other release or disposal into the Environment.

         "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "RIGHTS AGREEMENT" is defined in Section 4.3.

         "RIGHTS AGREEMENT AMENDMENT" is defined in Section 7.2.11.

         "S CORPORATION" is defined in Section 3.11.

         "SEC" means the Securities and Exchange Commission of the United
States.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "STANDSTILL TIME" means the period from the date hereof until the first to occur of (a) the Closing Date, (b) the date of the termination of this Agreement with respect to a termination pursuant to Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.7 or 8.1.8 and (c) the first anniversary of the date of the termination of the Agreement with respect to a termination pursuant to Sections 8.1.1, 8.1.6, 8.1.9 or 8.10, provided, however, if between such termination date and such first anniversary an event described in Sections 8.1.3, 8.1.4, 8.1.5,
8.1.7 or 8.1.8 shall occur, the "STANDSTILL TIME" shall then mean the period from the date hereof until the date of the occurrence of such event.

         "STOCKHOLDER'S AGREEMENT" is defined in the recitals of this Agreement.

         "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's Board of Directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "SUBSIDIARY" means a Subsidiary of Company. Notwithstanding the foregoing, "SUBSIDIARY" does not include Solimar, Inc., Grupo Thrall de Mexico, S.A. de C.V. or TCMC Equipment Leasing, Inc.

         "SUBSIDIARY SHARES" is defined Section 3.3.

         "SURVIVING CORPORATION" is defined in Section 2.1.1.

         "TAX" means any federal, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TAX CLAIM" is defined in Section 9.4.

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" is defined in Section 3.21.

         "THRALL COMPANY" means Thrall Company, a Delaware corporation.

         "THREATENED" means, with respect to any claim, Proceeding, dispute, action or other matter, a demand or statement has been made (whether oral (that is credible) or in writing) or a notice has been given (whether oral (that is credible) or in writing), that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "TOTAL DEBT" means (without duplication) on a consolidated basis the sum of: (a) all obligations for borrowed money (whether a direct obligor on a promissory note, bond, debenture or other similar instrument, as a contingent obligation for undrawn and uncancelled letters of credit or similar instruments, as a reimbursement obligor for a drawing under a letter of credit or similar instrument, or as any type of obligor), plus (b) all capital lease obligations (other than the interest component of such obligations) of Newco and its Subsidiaries.

         "WORKING CAPITAL" means, as of any date, the amount of working capital determined in accordance with Exhibit 2.2.2.

         "WORKING CAPITAL ADJUSTMENT" is defined in Section 2.2.2.

         "WORKING CAPITAL STATEMENT" is defined in Section 2.2.2.


                                   ARTICLE 2
                                 MERGER; CLOSING

2.1      The Merger.

         2.1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCA, at the Effective Time, Merger Sub shall be merged with and into Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Illinois and shall succeed to and assume all rights and obligations of Merger Sub in accordance with the IBCA.

         2.1.2 Effective Time of the Merger. As soon as practicable following the Closing, the parties shall file Articles of Merger, together with all other documents, notices and filings required by the IBCA, executed in accordance with relevant provisions of the IBCA, with the Secretary of State of the State of Illinois, and shall make all other filings or recordings required under the IBCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Illinois, or at such other time as Merger Sub and Company shall agree and specify in the Articles of Merger (the "EFFECTIVE TIME").

         2.1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 11.50 of the IBCA. If at any time the Surviving Corporation shall consider or be advised that any further assignments, assurances in law or other acts or instruments are necessary or desirable to vest, perfect, or confirm in the Surviving Corporation the title to any property or rights of the Constituent Corporations, the Constituent Corporations and their proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, effect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

         2.1.4 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation and Bylaws of Merger Sub, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall be comprised of the directors and officers of Merger Sub, to hold office until their respective successors are duly elected or appointed and qualified.

2.2      Terms of the Merger.

         2.2.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action by the holder of Company Shares, the Company Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in the aggregate (a) Seven Million One Hundred Fifty Thousand (7,150,000) shares of Parent Common Stock (subject to appropriate adjustment if the outstanding shares of Parent Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or similar transaction between the date of this Agreement and the Effective Time (such adjustments being collectively referred to as the "ANTIDILUTION

ADJUSTMENT")), (b) an amount in cash equal to One Hundred Sixty-Five Million Five Hundred Fifty Thousand Dollars ($165,550,000) (subject to the adjustment described below in Section 2.2.2) ((a) and (b) are collectively referred to as the "MERGER CONSIDERATION"), and (c) the right to receive Additional Merger Consideration Payments in accordance with Section 2.2.8. Delivery by Parent of any Additional Merger Consideration Payment to Newco shall satisfy Parent's delivery requirements with regard to such Additional Merger Consideration Payment.

         2.2.2 Adjustment Amount.

                  (a) Promptly after the Closing Date, the Surviving Corporation shall preliminarily determine the Working Capital Adjustment (as defined below), if any, in accordance with GAAP, applying Exhibit 2.2.2 hereof. The Surviving Corporation shall set forth such preliminary determination on a written statement (the "WORKING CAPITAL STATEMENT") and promptly after making such preliminary determination shall retain Ernst & Young LLP to perform certain agreed upon procedures as determined by Surviving Corporation on the Working Capital Statement. After completion of such engagement by Ernst & Young LLP, the Surviving Corporation shall deliver the Working Capital Statement to Newco within seventy-five (75) days after the Closing Date. If within thirty (30) days following delivery of a copy of the Working Capital Statement, Newco does not give Parent written notice objecting to the calculations set forth on the Working Capital Statement (such notice must contain a statement in reasonable detail of the basis of Newco's objection), the Working Capital Adjustment reflected on the Working Capital Statement shall be conclusive and binding on the parties.

                  If Newco timely gives such notice of objection, then the issues in dispute shall be promptly submitted to a nationally recognized firm of certified public accountants selected by the mutual agreement of the Surviving Corporation and Newco (other than Ernst & Young LLP or Arthur Andersen LLP, such other firm being referred to as the "ACCOUNTANTS") for resolution. If Surviving Corporation and Newco cannot promptly agree on the selection of the Accountants, then the Accountants will be selected by the agreement of Ernst & Young LLP and Arthur Andersen LLP. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall promptly furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination of the Working Capital Adjustment by the Accountants, as set forth in a written notice ("FINAL WORKING CAPITAL NOTICE") delivered to both parties by the Accountants, shall be binding and conclusive on the parties; and (iii) the Surviving Corporation and Newco shall each bear 50% of the fees of the Accountants for such determination.

                  (b) The "WORKING CAPITAL ADJUSTMENT" shall mean the difference between negative Two Hundred Seventy Thousand Dollars (-$270,000) and the Company's Working Capital, as shown on the Working Capital Statement, unless a dispute is submitted to the Accountants, pursuant to clause (a) above, in which case the "WORKING CAPITAL ADJUSTMENT" shall be as shown on the Final Working Capital Notice.

                  (c) On or before the tenth business day following the final determination of the Working Capital Adjustment, (i) if Company's Working Capital, as shown on the Working Capital Statement or Final Working Capital Notice, as appropriate, is less than negative Two Hundred Seventy Thousand Dollars (-$270,000), then Newco shall pay to Parent in cash an amount equal to the Working Capital Adjustment, and
         (ii) if Company's Working Capital, as
         shown on the Working Capital Statement, is greater than negative Two Hundred Seventy Thousand Dollars (-$270,000), then Parent shall pay to Newco in cash an amount equal to the Working Capital Adjustment. Any payment made pursuant to the previous sentence shall be made by wire transfer of immediately available funds to the account designated in writing by Parent or Newco, as applicable, no later than the tenth business day after the final determination of the Working Capital Adjustment.

         2.2.3 Exchange Procedure. After the Effective Time, Newco shall surrender to the Surviving Corporation for cancellation all the certificates that immediately prior to the Effective Time represented the Company Shares, duly endorsed and executed as the Surviving Corporation may require. When the certificates shall have been so delivered, the cash portion of the Merger Consideration shall be paid by wire transfer of immediately available funds (to the account designated in writing by Newco at least two (2) business days before the Closing) and the Parent Common Stock portion of the Merger Consideration shall be issued to Newco registered in the name of Newco (in denominations of not less than fifty thousand (50,000) shares each as designated in writing by Newco at least five (5) business days before the Closing). At the Effective Time, Newco, as the holder of certificates evidencing the Company Shares outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such stock, and its sole right shall be to receive the Merger Consideration and, subject to certain conditions, Additional Merger Consideration Payments.

         2.2.4 No Further Ownership Rights in Company Shares. As of the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and, subject to certain conditions, Additional Merger Consideration Payments, without interest. All rights to receive the Merger Consideration and, subject to certain conditions, Additional Merger Consideration Payments, shall be deemed, when paid or issued hereunder, to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to the Company Shares. After the Effective Time, there shall be no further registration of transfers on Company's stock transfer books of Company Shares. If after the Effective Time, a certificate that immediately prior to the Effective Time represented issued and outstanding Company Shares is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in Section 2.2.3.

         2.2.5 Merger Sub Common Stock. As of the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         2.2.6 Treasury Stock. Any shares of Company held in the treasury of Company immediately prior to the Effective Time shall be canceled and returned and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

         2.2.7 Escrow Agreement; Stock Powers. At the Closing, Newco and Parent shall execute and deliver to each other the Escrow Agreement, pursuant to which Newco shall contemporaneously therewith deliver to the Escrow Agent, if the Closing Date is on or prior to December 31, 2001, an aggregate of Six Million Five Hundred Thousand (6,500,000) shares of Parent Common Stock (subject to Antidilution Adjustment), or, if the Closing Date is after December 31, 2001, an aggregate of Four Million Six Hundred Forty-Two Thousand One Hundred Seventy-Five (4,642,175) shares of Parent Common Stock (subject to Antidilution Adjustment) (the "ESCROWED SHARES"). The Escrowed Shares shall be held under the terms and conditions of the Escrow Agreement. At the Closing, Newco shall deliver twenty (20) stock powers to the Escrow Agent executed in blank with the signatures guaranteed by a national bank if reasonably requested by the Escrow Agent. If after Closing additional stock powers are reasonably requested by the Escrow Agent or Parent, Newco shall execute and deliver to the Escrow Agent such stock powers.

         2.2.8 Payment of Additional Merger Consideration.

                  (a) If on any Calculation Date, as determined in accordance with clause (b) below, the aggregate amount of the Current Credit Amounts, if any, for all Calendar Years ending prior to such Calculation Date exceeds the sum of (i) the aggregate amount of all Additional Merger Consideration Payments, if any, made prior to such Calculation Date and (ii) the aggregate amount of the Current Deficit Amounts, if any, for all Calendar Years ending prior to such Calculation Date, Parent shall pay to Newco a cash amount (an "ADDITIONAL MERGER CONSIDERATION PAYMENT") equal to such excess amount. The payment of each Additional Merger Consideration Payment shall be by wire transfer in immediately available funds to the account designated in writing by Newco (x) if no notice of objection regarding the determination and calculation set forth on the Calculation Notice (as defined below) is given by Newco to the Surviving Corporation within ten (10) days following the Calculation Date (as defined below), within fifteen (15) days following the Calculation Date (as defined below) relating to such Additional Merger Consideration Payment or (y) if Newco timely gives notice of objection regarding the determination and calculation set forth on the Calculation Notice (such notice must contain a statement in reasonable detail of the basis of Newco's objection) to the Surviving Corporation within ten (10) days following the Calculation Date, within five (5) days following the earlier of the mutual agreement of Newco and the Surviving Corporation as to such Additional Merger Consideration Payment or the receipt by the Surviving Corporation of the Final Calculation Notice relating to such Additional Merger Consideration Payment.

                  (b) On a date (a "CALCULATION DATE") within forty-five (45) days after the end of each Calendar Year, the Surviving Corporation shall (i) determine the Market Deliveries for such Calendar Year; (ii) determine (X) the amount (the "CURRENT CREDIT") by which the Market Deliveries for such Calendar Year exceeds the Baseline Market Deliveries for such Calendar Year and the related Current Credit Amount for such Calendar Year or (Y) the amount (the "CURRENT DEFICIT") by which the Baseline Market Deliveries for such Calendar Year exceeds the Market Deliveries for such Calendar Year and the related Current Deficit Amount for such Calendar Year, as the case may be; (iii) calculate whether an Additional Merger Consideration Payment is payable pursuant to clause (a) above as a result of such determinations for such Calculation Date; and (iv) give written notice (a "CALCULATION NOTICE") to Newco setting forth its determinations and calculations.

                  If Newco timely gives notice of objection regarding the determination and calculation set forth on the Calculation Notice, then Newco and the Surviving Corporation shall attempt in good faith to resolve the objection, and if they are unable to do so within ten (10) days of delivery by Newco to the Surviving Corporation of Newco's objection, then the issues in dispute shall then be promptly submitted to the Executive Director of the American Association of Railroads or his or her designee for resolution. If the issues in dispute are submitted to the Executive Director of the American Association of Railroads or his or her designee for resolution, (i) each party shall promptly furnish such Person such documents and information relating to the disputed issues as such Person may request and are available to that party, and shall be afforded the opportunity to present to such Person any material relating to the determination and to discuss the determination with such Person; (ii) the determination by such Person of the issues in dispute, as set forth in a written notice (the "FINAL CALCULATION NOTICE") delivered to both parties by such Person, shall be binding and conclusive on the parties; and (iii) the Surviving Corporation and Newco shall each bear 50% of the fees of the Executive Director of the American Association of Railroads or his or her designee for such determination.

                  (c) For the purposes of this Section 2.2.8, the following terms shall have the meanings specified below.

                           (i) "BASELINE MARKET DELIVERIES" means, with respect
                  to each Calendar Year, the railcar market delivery amount set forth opposite such Calendar Year under the caption "Baseline Market Delivery Amount" on Exhibit 2.2.8(a).

                           (ii) "CALENDAR YEAR" shall mean each of the following
                  years: 2002, 2003, 2004, 2005 and 2006.

                           (iii) "CURRENT CREDIT AMOUNT" means, with respect to
                  each Calendar Year for which there is a Current Credit, the product of multiplying (A) such Current Credit by (B) Two Thousand Dollars ($2,000).

                           (iv) "CURRENT DEFICIT AMOUNT" means, with respect to
                  each Calendar Year for which there is a Current Deficit, the product of multiplying (A) such Current Deficit by (B) Two Thousand Dollars ($2,000).

                           (v) "MARKET DELIVERIES" means, with respect to each
                  Calendar Year, the railcar market deliveries in North America during such Calendar Year, as determined in accordance with the procedures in Exhibit 2.2.8(b).

                  (d) The aggregate amount of all Additional Merger Consideration Payments made by Parent pursuant to this Section 2.2.8 shall not exceed Forty-Five Million Dollars ($45,000,000).

                  (e) There shall be no reimbursement by Newco of any Additional Merger Consideration Payment made by Parent to Newco.

2.3 Closing. The closing of the Merger (the "CLOSING") shall take place at the offices of Haynes and Boone, L.L.P., at 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., Dallas time as soon as possible but not later than the tenth business day after the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance therewith, provided, however, that if such tenth business day falls on or after December 10, 2001 and prior to January 4, 2002, then the Closing shall take place on January 4, 2002.


                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

To induce Parent and Merger Sub to enter into this Agreement and to consummate the Contemplated Transactions, and except as may otherwise be expressly indicated in Newco's Disclosure Letter, Newco represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

         3.1.1 Newco. Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted. Newco has full corporate power and authority to own or use the properties and assets that it purports to own or use. Newco has delivered to Parent copies of the Organizational Documents of Newco, as currently in effect.

         3.1.2 Company. Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois, with full corporate power and authority to conduct its business as it is now being conducted. Company has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts to which it is a party. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for any such failure that when taken together with all such failures would not reasonably be expected to have a Material Adverse Effect with respect to Company. Part 3.1.2 of Newco's Disclosure Letter contains a complete and accurate list of each jurisdiction, domestic and foreign, in which Company is authorized to do business. Newco has delivered to Parent copies of the Organizational Documents of Company, as currently in effect.

         3.1.3 Subsidiaries. Each Subsidiary of Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as appropriate, with full corporate, partnership or similar power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts to which such Subsidiary is a party. Each Subsidiary of Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for any such failure that when taken together with all such failures would not reasonably be expected to have a Material Adverse Effect with respect to Company. Part 3.1.3 of Newco's Disclosure Letter contains, with respect to each Subsidiary of Company, a complete and accurate list of each Subsidiary's name, form of entity, its jurisdiction of incorporation or organization, as appropriate, and other jurisdictions, domestic and foreign, in which it is authorized to do business. Newco has delivered to Parent copies of the Organizational Documents of each Subsidiary of Company, as currently in effect.

3.2 Authority; No Conflict.

         3.2.1 Authority.

                  (a) This Agreement constitutes the legal, valid and binding obligation of Company. Company has taken all necessary corporate action and received all necessary shareholder approval to authorize the execution and delivery by it of this Agreement and to perform its obligations under this Agreement. Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (b) This Agreement constitutes the legal, valid and binding obligation of Newco. Upon the execution and delivery by Newco of the other Operative Agreements, the other Operative Agreements will constitute the legal, valid and binding obligations of Newco. Newco has taken all necessary corporate action and received all necessary shareholder approval to authorize the execution and delivery by it of the Operative Agreements and to perform its obligations under the Operative Agreements. Newco has the absolute and unrestricted right, power, authority and capacity to execute the Operative Agreements and to perform its obligations under the Operative Agreements.

         3.2.2 No Conflict. Neither the execution and delivery of the Operative Agreements nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time),

                  (a) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Newco, Company or any of Company's Subsidiaries or (B) any resolution adopted by the Boards of Directors of Newco, Company, or any of Company's Subsidiaries;

                  (b) except as set forth in Part 3.2.2 of Newco's Disclosure Letter, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Newco, Company, any of Company's Subsidiaries or any of the assets owned or used by Company or any of its Subsidiaries, may be subject;

                  (c) except as set forth in Part 3.2.2 of Newco's Disclosure Letter, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, Company or any of its Subsidiaries;

                  (d) cause the Surviving Corporation or any of the Surviving Corporation's Subsidiaries to become subject to, or to become liable for the payment of, any Tax; it being understood that the Surviving Corporation will become a "C" corporation for federal income tax purposes following the Closing;

                  (e) except as set forth in Part 3.2.2 of Newco's Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract that is required to be listed on Part 3.18 of Newco's Disclosure Letter; or

                  (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Company or any of its Subsidiaries that are material to the business of Company or any of its Subsidiaries.

         Except as set forth in Part 3.2.2 of Newco's Disclosure Letter and except for those Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Company or the Surviving Corporation, neither Newco, Company nor any of Company's Subsidiaries is required or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Capitalization.

         3.3.1 Newco. The authorized capital stock of Newco consists of 10,000 shares of common stock, no par value, of which amount 8,079.25 shares are issued and outstanding and constitute the Newco Shares, and no shares are held in the treasury of Newco. There are no securities, options, warrants, calls, commitments or other agreements of any character that provide for the purchase, issuance or transfer of any shares of capital stock or debt securities of Newco, nor are there any outstanding securities granted or issued by Newco that are convertible into or exchangeable or exercisable for any shares of the capital stock of Newco and none are authorized.

         3.3.2 Company. The authorized capital stock of Company consists of 10,000 shares of common stock, $0.01 per share par value, of which amount 8,079.25 shares are issued and outstanding and constitute the Company Shares, and no shares are held in the treasury of Company. There are no securities, options, warrants, calls, commitments or other agreements of any character that provide for the purchase, issuance or transfer of any shares of capital stock or debt securities of Company, nor are there any outstanding securities granted or issued by Company that are convertible into or exchangeable or exercisable for any shares of the capital stock of Company and none are authorized. The Company Shares are owned of record and beneficially by Newco, free and clear of all Encumbrances. No legend (other than a customary restrictive legend under the Securities Act) or other reference to any purported Encumbrance appears upon any certificate representing the Company Shares. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued free of any preemptive rights. None of the Company Shares or other securities of Company was issued or transferred in violation of the Securities Act or any other Legal Requirement. Company does not own, and does not have any Applicable Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.3.3 Subsidiaries. Part 3.3.3 of Newco's Disclosure Letter sets forth the authorized capital stock of each Subsidiary of Company as well as the par value and number of shares that are issued and outstanding for each Subsidiary of Company (collectively, the "SUBSIDIARY SHARES"). No Subsidiary Shares are held in the treasury of any of Company's Subsidiaries. There are no securities, options, warrants, calls, commitments or other agreements of any character that provide for the purchase, issuance or transfer of any shares of capital stock or debt securities of any of Company's Subsidiaries, nor are there any outstanding securities granted or issued by any of Company's Subsidiaries that are convertible into or exchangeable or exercisable for any shares of the capital stock of any of Company's Subsidiaries, and none is authorized. All issued and outstanding Subsidiary Shares are owned of record and beneficially by the Persons and in the amounts or percentages designated on Part 3.3.3 of Newco's Disclosure Letter, free and clear of all Encumbrances. No legend (other than a customary restrictive legend under the Securities Act) or other reference to any purported Encumbrance appears upon any certificate representing any Subsidiary Shares. All of the Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued free of any preemptive rights. None of the Subsidiary Shares was issued or transferred in violation of the Securities Act or any other Legal Requirement. No Subsidiary of Company owns or has any Applicable Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4 Financial Statements. Newco has delivered to Parent: (a) the audited balance sheet of Company and its Subsidiaries on a consolidated basis as of December 31 in each of the years 1997 through 1999, and the related audited statements of income, cash flows and changes in shareholders' equity for each of the fiscal years then ended, including the notes thereto; (b) the audited balance sheet of Company and its Subsidiaries on a consolidated basis as of December 31, 2000 (including the notes thereto, the "BALANCE SHEET"), and the related audited statements of income, cash flows and changes in shareholders' equity for the fiscal year then ended, including the notes thereto; and (c) the unaudited balance sheet of Company and its Subsidiaries on a consolidated basis as of June 30, 2001 (the "INTERIM BALANCE SHEET") and the related unaudited statements of income, cash flows and changes in shareholders' equity for the six months then ended. Such financial statements and notes thereto fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flow of Company and its Subsidiaries on a consolidated basis as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with GAAP, except as otherwise noted therein and subject, in the case of interim financial statements, to (a) normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and (b) the absence of notes (that, if presented, would not differ from those included in the Balance Sheet). The financial statements referred to in this Section 3.4 reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Company and its Subsidiaries are required by GAAP to be included in the financial statements of Company and its Subsidiaries on a consolidated basis.

3.5 Books and Records. The books of account, minute books, stock record books and other records of Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Company and each of its Subsidiaries contain accurate and complete records of all meetings held of, and actions taken by, the shareholders of Company, the shareholders or other comparable holders of voting securities of each of Company's Subsidiaries, the Boards of Directors or other comparable governing bodies of Company and each of its Subsidiaries, and committees of the Boards of Directors or other comparable governing bodies of Company and each of its Subsidiaries, and no meeting of any such shareholders, holders of voting securities, Boards of Directors or committees of Company or any of its Subsidiaries has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Company or its Subsidiaries, as appropriate. Part 3.5 of Newco's Disclosure Letter contains a complete and accurate list of all checking, savings or other type of deposit accounts of Company and its Subsidiaries and the authorized signatories on such accounts.

3.6 Title to Properties; Encumbrances. Part 3.6 of Newco's Disclosure Letter contains a complete and accurate list of all real property, real property leaseholds or other real property interests therein owned by Company and its Subsidiaries. Newco has delivered or made available to Parent, to the extent in the possession of Newco, Company or any of its Subsidiaries, copies of the deeds and other instruments (as recorded) by which Company or its Subsidiaries acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Newco, Company or any Subsidiary of Company and relating to such property or interests. Company and each of its Subsidiaries owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) reflected as owned in the books and records of Company or such Subsidiary, as appropriate, including all of the properties and assets reflected in the Balance Sheet or the Interim Balance Sheet (except for (a) properties and assets listed in Exhibit 5.10(a), (b) assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of Newco's Disclosure Letter and (c) personal property sold since the date of the Balance Sheet or the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business) and all of the properties and assets purchased or otherwise acquired by Company or such Subsidiary, as appropriate, since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

         All properties and assets reflected in the Balance Sheet or the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current taxes not yet due; and (d) with respect to real property, (i) imperfections of title, if any, none of which, individually or in the aggregate, is substantial in amount, materially detracts from the value or materially impairs the present use of the property subject thereto or materially impairs the operations of Company or any of its Subsidiaries, (ii) zoning laws, variances and other land use restrictions that do not materially impair the present use of the property subject thereto and (iii) any matters disclosed in the title commitments referenced in Part 3.6 of Newco's Disclosure Letter except (v) the Clinton, Illinois bond mortgages,
(w) the Clinton, Illinois Portec mortgage, (x) the Clinton, Illinois lease, (y) the Clinton, Illinois 1856 Reversionary Interest Deed and (z) the Clinton, Illinois 1958 Quitclaim Deed. All buildings, plants and structures owned by Company or any of its Subsidiaries lie wholly within the boundaries of the real property owned by Company or such Subsidiary, as appropriate, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7 Condition and Sufficiency of Assets. To the Knowledge of Company, the buildings, plants and structures of Company and its Subsidiaries are structurally sound, are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. To the Knowledge of Company, the building, plants and structures of Company and each of its Subsidiaries are sufficient for the continued conduct of Company's or such Subsidiary's, as appropriate, businesses after the Closing in the same manner as conducted prior to the Closing. To the Knowledge of Company, the equipment of Company and its Subsidiaries is in good operating condition and repair (normal wear and tear excepted) and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8 Accounts Receivable. All accounts receivable of Company and its Subsidiaries that are reflected on the Balance Sheet or the Interim Balance Sheet or on the Working Capital Statement (collectively, the "ACCOUNTS RECEIVABLE") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The reserve for doubtful accounts on the Working Capital Statement shall be adequate in all material respects and calculated consistent with past practice as of the Closing Date. Part 3.8 of Newco's Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list also sets forth the aging of such Accounts Receivable.

3.9 Inventory. All inventory of Company and its Subsidiaries, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Company or any of its Subsidiaries, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a LIFO and FIFO method for domestic and foreign operations, respectively. The reserve for excess and obsolete inventory as of the Closing Date shall be calculated consistent with past practice.

3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of Newco's Disclosure Letter, except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, and except for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

3.11 Taxes.

                  (a) Newco duly and timely filed an election, effective July 19, 2001, to be, and at all times since then it has been, an S corporation, as defined by Section 1361 of the IRC (an "S CORPORATION"). Newco's election has not been terminated or revoked, and at all times since the filing of such election, Newco's stockholders have been eligible to be stockholders in an S corporation. Company is and since July 19, 2001 has been a qualified subchapter S subsidiary, as defined by Section 1361 of the IRC (a "QSSS"). An election to be treated as a QSSS has been duly and timely filed for Company and such election has not been terminated or revoked. Company was an S corporation from the date of making an election to be an S corporation on February 3, 1989 until July 19, 2001. Thrall Company is and since July 30, 1999 has been a QSSS. An election to be treated as a QSSS has been duly and timely filed for Thrall Company and such election has not been terminated or revoked. Except as set forth on Part 3.11 of Newco's Disclosure Letter, Newco has delivered to Parent, or made available to Parent's outside tax accountants, true and correct copies of (i) the statements, if any, that Newco, Company and Thrall Company have received from the IRS regarding their status as either an S corporation or a QSSS, (ii) Newco's election (Form 2553) to be treated as an S corporation, (iii) the election (Form 8869) for Company and Thrall Company to be treated as a QSSS, and (iv) the four (4) most recently filed U.S. federal income Tax Returns and foreign income Tax Returns of each of Company and its Subsidiaries.

                  (b) Except as set forth on Part 3.11 of Newco's Disclosure Letter, (i) Newco and Company have timely filed and caused each of Company's Subsidiaries to timely file all material Tax Returns that any such entity was required to file pursuant to applicable Legal Requirements, (ii) all such Tax Returns were correct and complete in all material respects, (iii) all Taxes due and owing by Newco, Company and any of Company's Subsidiaries (whether or not shown on any Tax Return) have been paid, (iv) the Balance Sheet and Interim Balance Sheet reflect an adequate reserve (other than a reserve for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all Taxes payable by Newco, Company and Company's Subsidiaries for all taxable periods and portions thereof through the dates of the Balance Sheet and the Interim Balance Sheet, (v) neither Newco, Company nor any of Company's Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes, (vi) no deficiencies, adjustments or claims for any Taxes have been proposed, asserted or assessed against Newco, Company or any of Company's Subsidiaries, (vii) there are no Encumbrances for Taxes other than for current Taxes not yet due upon any assets of Newco, Company or any of Company's Subsidiaries, (viii) none of the Tax Returns of Newco, Company or any of Company's Subsidiaries have been selected for or are now under audit or examination by any taxing authority or other Governmental Body, and there are no suits, actions, proceedings or investigations pending or, to the Knowledge of Newco, Company or any of Company's Subsidiaries, Threatened against Newco, Company or any of Company's Subsidiaries with respect to any Taxes, (ix) all Taxes that are required by law to be withheld or collected by Newco, Company or any of Company's Subsidiaries have been duly withheld and collected and, to the extent required by Applicable Law, have been paid to the proper Governmental Body or properly segregated or deposited, (x) neither Newco, Company nor any of Company's Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has liability for the Taxes of any Person (other than Newco, Company or any of Company's Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law, as transferee or successor, by contract or otherwise, (xi) neither Newco, Company nor any of Company's Subsidiaries is party to any Tax sharing or other agreement or arrangement that will require any payment with respect to Taxes, (xii) Newco is a domestic corporation, and (xiii) neither Newco, Company nor any of Company's Subsidiaries is a real property holding company within the meaning of Section 897(c) of the IRC.

                  (c) Except as set forth in Part 3.11 of Newco's Disclosure Letter, (i) no property of Company or any of Company's Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the IRC or under any similar provision of state or local law, (ii) neither Company nor any of Company's Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or under any similar provision of state or local law, (iii) no property of Company or any of Company's Subsidiaries secures any debt the interest on which is tax-exempt under Section 103(a) of the IRC or under any similar provision of state or local law, and (iv) neither Company nor any of Company's Subsidiaries is a borrower or guarantor of any outstanding industrial revenue bonds, and is not a tenant, principal user or related Person to any principal user (within the meaning of Section 144(a) of the IRC) of any property which has been financed or improved with the proceeds of any industrial revenue bonds or under any similar provision of state or local law.

3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change with respect to Company.

3.13 Employee Benefits.

                  (a) Part 3.13(a) of Newco's Disclosure Letter contains a true and complete list of each of the Plans.

                  (b) Neither Company nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). No Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

                  (c) Except as set forth in Part 3.13(c) of Newco's Disclosure Letter, neither Company, any of its Subsidiaries nor any ERISA Affiliate contributes to or has any obligation to contribute to or has any liability (contingent or otherwise) to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

                  (d) Each of the Plans and its administration is currently in compliance in all material respects with ERISA and the IRC and all other applicable Legal Requirements and with any applicable collective bargaining agreement and has been operated in accordance with the terms and provisions of the plan document.

                  (e) Company and its Subsidiaries have performed all of their material obligations under all Plans, and all contributions and other payments required to be made by Company or any of its Subsidiaries to any Plan have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Balance Sheet and the Interim Balance Sheet.

                  (f) No Contemplated Transaction will result in any material liability to the PBGC under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Company, any of its Subsidiaries, any ERISA Affiliate or any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA.

                  (g) Except as set forth in Part 3.13(g) of Newco's Disclosure Letter, there are no pending or, to the Knowledge of Company, Threatened material claims by or on behalf of any Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries.

                  (h) Except as set forth in Part 3.13(h) of Newco's Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Plan.

                  (i) Except as set forth in Part 3.13(i) of Newco's Disclosure Letter, with respect to each Pension Plan subject to Title IV of ERISA, the present value of projected benefit obligations under such actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the Plan's actuary with respect to such Plan did not, as of its latest valuation date, exceed the then current market value of the assets of such Plan allocable to such projected benefit obligations. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) has been incurred with respect to any such Pension Plan, whether or not waived; and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Pension Plan. Company is not required to provide security to a Pension Plan under Section 401(a)(29) of the IRC or Section 307 of ERISA.

                  Except as set forth in Part 3.13(i) of Newco's Disclosure Letter, no Pension Plan has been terminated, the PBGC has not instituted or Threatened a proceeding to terminate any Pension Plan pursuant to Subtitle 1 of Title IV of ERISA and no condition or set of circumstances exists which presents a material risk of termination of any of the Pension Plans by the PBGC and none of the Qualified Plans subject to Title IV of ERISA has been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC. Company has paid in full all insurance premiums due to the PBGC with regard to the Plans.

                  (j) To the Knowledge of Company, Newco has delivered or made available to Parent:

                           (i) copies of the current Plan document and any
                  amendments thereto and copies of any related trust, and (A) the most recent summary plan descriptions of such Plans for which Company or any of its Subsidiaries is required to prepare, file, and distribute summary plan descriptions, and
                  (B) all summaries and descriptions furnished to participants and beneficiaries within the two (2) years preceding the date of this Agreement regarding Plans for which a plan description or summary plan description is not required;

                           (ii) all collective bargaining agreements pursuant to
                  which contributions have been made or obligations incurred (including both pension and welfare benefits) by Company and any of its Subsidiaries, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                           (iii) all actuarial reports, submitted within the
                  three (3) years preceding the date hereof by the actuary of each Qualified Plan currently in force or for which Company or any of its Subsidiaries currently has any liability (contingent or otherwise);

                           (iv) a sample copy of the form currently used by
                  Company and its Subsidiaries for providing all notifications required to be given to employees under Section 601 et seq. of ERISA, Section 4980B of the IRC, and Section 9801 et seq. of the IRC regulating the notice requirements of Group Health Plans (as defined in Section 607(1) of ERISA);

                           (v) the Form 5500 filed in each of the most recent
                  three (3) plan years with respect to each Plan and Pension Plan, including all schedules thereto and any opinions of independent accountants relating thereto;

                           (vi) all written material Contracts, with third party
                  administrators or service providers currently in force that relate to any Plan;

                           (vii) all material written employee manuals and
                  policies;

                           (viii) all material insurance policies that insure
                  any of the Plans that currently benefit any current or former employees of Company or any of its Subsidiaries;

                           (ix) with respect to Plans that are Qualified Plans,
                  the most recent determination letter for each such Plan; and

                           (x) all documents that set forth the terms of each
                  Foreign Employee Benefit Plan and Foreign Collectively Bargained Employee Benefit Plan.

                  (k) Neither Company nor any of its Subsidiaries has engaged in or knowingly permitted to occur and no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or "prohibited transaction" under Section 4975(c) of the IRC with respect to any Plan, except for any transactions which are exempt under
         Section 408 of ERISA or Section 4975 of the IRC which would result in a material penalty under ERISA or the IRC.

                  (l) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in
         Section 401(b) of the IRC, and any regulations, rulings or other IRS releases thereunder, has not expired or except as set forth in Part 3.13(l) of Newco's Disclosure Letter, (i) each Plan that is intended to be a Qualified Plan has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the IRC, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the IRC, and (ii) to the Knowledge of Company, no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (m) Neither Company nor any of its Subsidiaries has filed or has been required to file any registration statements with the SEC with respect to any Plans.

                  (n) Except as set forth in Part 3.13(n) of Newco's Disclosure Letter, to the Knowledge of Company, neither Company nor any of its Subsidiaries has received any written notice of a material increase in premium costs of Plans that are insured.

                  (o) Except as set forth in Part 3.13(o) of Newco's Disclosure Letter, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will result in the payment, vesting, or acceleration of any benefit under any Plan, assuming that no employee incurs a termination of employment or reduction in hours, in connection with Contemplated Transactions. There are no contracts or arrangements providing for payments that could result in a loss of deduction for Company under Section 280G of the IRC.

                  (p) To the Knowledge of Company, neither Company nor any of its Subsidiaries have received any written notice from the IRS, the PBGC, or the DOL relating to any Plan regarding an audit of any Plan or the assessment of a material penalty.

                  (q) Foreign Employee Benefit Plans.

                           (i) Part 3.13(q) of Newco's Disclosure Letter
                  contains a true and complete list of each Foreign Employee Benefit Plan other than a Foreign Governmental Employee Benefit Plan.

                           (ii) Each Foreign Employee Benefit Plan other than a
                  Foreign Collectively Bargained Employee Benefit Plan or a Foreign Governmental Employee Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions, premiums or other payments required to be made by Company or any of its Subsidiaries with respect to each Foreign Employee Benefit Plan have been timely made and have been paid in full. To the Knowledge of Company, neither Company nor any of its Subsidiaries has made any announcement, agreement, or proposal or has incurred or is likely to incur on or prior to Closing any material obligation in connection with the amendment of, termination of, or withdrawal from any Foreign Employee Benefit Plan.

                           (iii) The present value of the accrued benefit
                  liabilities (whether or not vested) attributable to employees of Company or any of its Subsidiaries or for which Company or any of its Subsidiaries is or may be liable under each Foreign Employee Benefit Plan that is a pension or retirement plan (including, without limitation, any superannuation fund) or that provides for actuarially-determined benefits, determined as of the end of the most recently ended fiscal year of Company or any such Subsidiary, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Employee Benefit Plan allocated to such benefit liabilities, or, alternatively, Company or any such Subsidiary has established adequate reserves for the present value of such accrued benefit liabilities, determined as described herein, in the Balance Sheet and the Interim Balance Sheet.

                           (iv) No action, litigation, audit examination,
                  investigation or administrative proceeding has been made, commenced or Threatened with respect to any Foreign

                  Employee Benefit Plan that would reasonably be expected to result in a material liability of Company or any of its Subsidiaries. No Foreign Employee Benefit Plan that is not a Foreign Governmental Employee Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits and has unfunded liabilities, and neither Company nor any of its Subsidiaries has any obligation to provide any such benefits to any active employees following such employees' retirement or termination of service, to any retired or former employees, or to any beneficiary of any retired or former employee following such employees' death.

                           (v) There are no material liabilities of Company or
                  any of its Subsidiaries with respect to any Foreign Employee Benefit Plan that are not accrued or otherwise disclosed in the Balance Sheet and the Interim Balance Sheet. With respect to each Foreign Employee Benefit Plan (other than a Foreign Governmental Employee Benefit Plan), to the Knowledge of Company, neither Company nor any of its Subsidiaries has received any written notice of a material increase in the benefits relating to any such Foreign Employee Benefit Plan from the level of benefits for the most recent fiscal year ended thereof. To the Knowledge of Company, neither Company nor any of its Subsidiaries has received any written notice of a material increase in the benefits relating to any Foreign Collectively Bargained Employee Benefit Plan from the level of benefits for the most recent fiscal year ended thereof.

                           (vi) The execution of this Agreement and the
                  consummation of the Contemplated Transactions will not constitute a triggering event under any Foreign Employee Benefit Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee or former employee or director of Company or any of its Subsidiaries. Except as set forth in Part 3.13(q) of Newco's Disclosure Letter, no Foreign Employee Benefit Plan (other than a Foreign Governmental Employee Benefit Plan) provides for the payment of severance, termination, change of control or similar-type payments or benefits. Company has delivered or made available to the Parent or its counsel true and complete copies of each Foreign Employee Benefit Plan, other than a Foreign Governmental Employment Benefit Plan, together with all amendments thereto, and, if applicable, all current trust agreements and other documents establishing other funding arrangements, together with all amendments thereto, and the latest financial statements and actuarial valuation report, as applicable, thereof.

3.14 Employees.

                  (a) Part 3.14(a) of Newco's Disclosure Letter contains a complete and accurate list of the following:

                           (i) all collective bargaining agreements and other
                  Applicable Contracts with any labor union or other employee representative of a group of employees; and

                           (ii) the name and current annual compensation of each
                  director and each officer of Company and each of its Subsidiaries.

         Newco has delivered or made available to Parent true and complete copies of all written Applicable Contracts set forth in Part 3.14(a) of Newco's Disclosure Letter.

                  (b) All of the aforesaid Applicable Contracts are in material compliance with all applicable Legal Requirements, and Company and each of its Subsidiaries are in material compliance with all Legal Requirements regarding employment, including, but not limited to, wage and hour, equal employment, civil rights, collective bargaining, worker's compensation, the collection and payment of withholding and/or social security taxes and similar taxes, and occupational safety and health standards. Neither Company nor any of its Subsidiaries has received any written complaints from any Governmental Body or any employee or other Person alleging material violations of any employment-related Legal Requirements.

                  (c) Company and each of its Subsidiaries are in material compliance with the terms of all Applicable Contracts described above.
         Part 3.14(c) of Newco's Disclosure Letter sets forth a complete and accurate list of the following:

                           (i) any unfair labor practice complaints or other
                  Proceedings against Company or any of its Subsidiaries pending, or to the Knowledge of Company Threatened, before the National Labor Relations Board or any other similar labor relations tribunal; and

                           (ii) Proceedings arising out of or under any
                  collective bargaining agreement.

                  (d) Except as set forth in Part 3.14 of Newco's Disclosure Letter and except as required by any Legal Requirement of any jurisdiction outside of the United States or an employment agreement required by a Legal Requirement of any jurisdiction outside of the United States, the employment of all persons and officers employed by Company and its Subsidiaries is terminable without any severance obligation of any kind on the part of the employer, and the consummation of the Contemplated Transactions will not trigger any payments to any officers, directors or employees (in their capacities as such) of Company or any of its Subsidiaries. All material sums due for employee compensation and benefits and all material vacation and sick time owing to any employees have been duly and adequately accrued on the books of Company or its Subsidiaries pursuant to the Ordinary Course of Business. All employees of Company and its Subsidiaries are citizens of the country in which they are employed or are authorized to be employed in such country in accordance with all material applicable Legal Requirements.

                  (e) Neither Company nor any of its Subsidiaries has experienced since January 1, 1999 any material work stoppages or material slowdowns by their employees. Neither Company nor any of its Subsidiaries has been involved in since January 1, 1999 material negotiations regarding the terms of (i) any representation or (ii) any labor contract, in either case, relating to any employees of Company or any of its Subsidiaries not covered by a union or collective bargaining agreement as of January 1, 1999.

                  (f) Company and each of its Subsidiaries, as appropriate, subscribes to, or is otherwise insured under, the workers compensation or similar statute in the states and other jurisdictions, domestic and foreign, where Company or such Subsidiary operates. Part 3.14(f) of Newco's Disclosure Letter describes all currently open claims and summaries of the total claim history for employees of Company and its Subsidiaries with respect to employment related injury or illness in the United States since October 1, 1995, and Company has provided a list of all such claims either closed or open with total paid and reserved amounts in excess of $50,000. Part 3.14(f) of Newco's Disclosure Letter is complete and accurate in all material respects with regard to all open claims in excess of $50,000. Neither Company nor any of its Subsidiaries has received any material report or material notice from the United States Occupational Safety and

         Health Administration or any other domestic or foreign Governmental Body that performs a similar function to such agency.

3.15 Compliance with Legal Requirements; Governmental Authorizations.

         3.15.1 Legal Requirements. Except as set forth in Part 3.15.1 of Newco's Disclosure Letter and excluding those Legal Requirements covered in Sections 3.11, 3.13, 3.14, 3.16, 3.20 or 3.22,

                  (a) Company and its Subsidiaries are, and at all times have been, in material compliance with each Legal Requirement that is or was applicable to any such entity or to the conduct or operation of any such entity's business or the ownership or use of any of such entity's assets except for possible violations thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Company;

                  (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by Company or any of its Subsidiaries of, or a failure on the part of Company or any of its Subsidiaries to comply in any material respect with, any Legal Requirement or (ii) may give rise to any obligation on the part of Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that, in either case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Company; and

                  (c) neither Company nor any of its Subsidiaries has received any notice or other communication (whether oral (that is credible) or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         3.15.2 Governmental Authorizations. Part 3.15.2 of Newco's Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by Company or any of its Subsidiaries (except for those Governmental Authorizations listed on Part 3.20 of Newco's Disclosure Letter) or that otherwise relates to the business of, or to any of the assets owned or used by, Company or any of its Subsidiaries. Each Governmental Authorization listed or required to be listed in Part 3.15.2 of Newco's Disclosure Letter is valid and in full force and effect. Except as set forth in
Part 3.15.2 of Newco's Disclosure Letter and except for those Governmental Authorizations listed on Part 3.20 of Newco's Disclosure Letter,

                  (a) to the Knowledge of Company, each of Company and its Subsidiaries is in material compliance with all of the terms and requirements of each material Governmental Authorization identified or required to be identified in Part 3.15.2 of Newco's Disclosure Letter;

                  (b) to the Knowledge of Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time)
         (i) constitute or result, directly or indirectly, in a material violation of or a failure to comply in any material respect with any term or requirement of any material Governmental Authorization listed or required to be listed in Part 3.15.2 of Newco's Disclosure Letter or
         (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization listed or required to be listed in
         Part 3.15.2 of Newco's Disclosure Letter;

                  (c) neither Company nor any of its Subsidiaries has received any notice or other communication (whether oral (that is credible) or written) from any material Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any material Governmental Authorization; and

                  (d) all applications required to have been filed for the renewal of the material Governmental Authorizations listed or required to be listed in Part 3.15.2 of Newco's Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such material Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.15.2 of Newco's Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Company and its Subsidiaries lawfully to conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets (except for those Governmental Authorizations listed on Part 3.20 of Newco's Disclosure Letter).

3.16 Legal Proceedings; Orders.

         3.16.1 Legal Proceedings. Except as set forth in Part 3.16.1 of Newco's Disclosure Letter and without reference to Proceedings with respect to environmental matters described in Section 3.20, there is no pending Proceeding that has been commenced by or against Newco, Company or any of its Subsidiaries with respect to which there is a reasonable likelihood of an adverse determination or judgment against Newco, Company or any of Company's Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole. No Proceeding with respect to which there is a reasonable likelihood of an adverse determination or judgment against Newco, Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole has, to the Knowledge of Company, been Threatened and no event has occurred or circumstance exists for which any member of the Company Knowledge Group has preliminarily concluded that such event or circumstance may give rise to or serve as a basis for the commencement of any such Proceeding with respect to which there is a reasonable likelihood of an adverse determination or judgment against Newco, Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole. Newco has delivered or made available to Parent copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16.1 of Newco's Disclosure Letter.

         3.16.2 Orders.

                  (a) Except as set forth in Part 3.16.2 of Newco's Disclosure Letter and without regard to Orders with respect to environmental matters described in Section 3.20, there is no (i) Order to which Company or any of its Subsidiaries, or any of the assets owned or used by Company or any of its Subsidiaries, is subject that would, individually or in the aggregate, reasonably be expected to cause a material economic loss or loss of a material benefit to

         Company and its Subsidiaries taken as a whole; (ii) Newco is not subject to any Order that relates to the business of, or any of the assets owned or used by, Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole; and (iii) no officer, director, agent or employee of Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Company or any of its Subsidiaries.

                  (b) Except as set forth in Part 3.16.2 of Newco's Disclosure Letter and without regard to Orders with respect to environmental matters described in Section 3.20, (i) Company and its Subsidiaries are and always have been in full compliance with all of the terms and requirements of each Order to which they or any of the assets owned or used by them is or has been subject, except where the failure to be in full compliance would not reasonably be expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole; (ii) no event has occurred or circumstance exists for which any member of the Company Knowledge Group has preliminarily concluded that such event or circumstance may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company or any of its Subsidiaries, or any of the assets owned or used by Company or any of its Subsidiaries, is subject that may reasonably be expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole; and (iii) none of Company or any of its Subsidiaries has received any notice or other communication (whether oral (that is credible) or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Company or any of its Subsidiaries, or any of the assets owned or used by Company or any of its Subsidiaries, is or has been subject, except where a violation or failure to comply would not reasonably be expected to cause a material economic loss or loss of a material benefit to Company and its Subsidiaries taken as a whole.

3.17 Absence of Certain Changes and Events. Except as set forth in Part 3.17 of Newco's Disclosure Letter, since the date of the Balance Sheet, Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and from the date of the Balance Sheet through the date hereof there has not been any:

                  (a) change in Company's or any of its Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by Company or any of its Subsidiaries of any shares of any such capital stock except for acquisitions from former employees, directors and consultants in accordance with agreements providing for the repurchase of securities in connection with a termination of service to Company or any of its Subsidiaries; declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of Company or any of its Subsidiaries (except for dividends paid in cash or otherwise contemplated pursuant to Section 5.10); or any split, combination or reclassification of any capital stock of Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

                  (b) amendment to the Organizational Documents of Company or any of its Subsidiaries;

                  (c) except as otherwise approved in writing by Parent, increase (except in the Ordinary Course of Business) in the compensation or rate of compensation or commission payable or to become payable by Company or any of its Subsidiaries to any director, officer, salaried employee, sales person or agent of Company or any of its Subsidiaries, or any General Increase in the compensation or rate of compensation payable or to become payable to any hourly or salaried employees of Company or any of its Subsidiaries ("GENERAL INCREASE" for purposes hereof shall mean any increase applicable to a class or group of employees and does not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees of Company or any of its Subsidiaries and not generally to a class or group thereof), or any aggregate increase in compensation to any director, officer or salaried employee of Company or any of its Subsidiaries, of more than ten percent (10%), or any hiring of any employee at a salary in excess of $100,000 per annum, or any termination of any key employee or any employee whose compensation was in excess of $100,000 per annum;

                  (d) except as provided in a Plan or collective bargaining agreement, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Plan for or with any employees of Company or any of its Subsidiaries;

                  (e) damage to or destruction or loss of any asset or property of Company or any of its Subsidiaries in excess of $100,000 per damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition or prospects of Company or any of its Subsidiaries;

                  (f) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any material assets or property of Company or any of its Subsidiaries or mortgage, pledge or imposition of any material Encumbrance on any asset or property of Company or any of its Subsidiaries, including the sale, lease or other disposition of any of the Intellectual Property;

                  (h) release, cancellation, material modification or waiver of any material obligation, indebtedness, liability or Lien owing to or held by Company or any of its Subsidiaries, unless such obligation, indebtedness, liability or Lien has been paid in full at the time of release;

                  (i) waivers, compromises or settlements by Company or any of its Subsidiaries of any right or claim of Company or any of its Subsidiaries in excess of $500,000 in the aggregate; or any institution or settlement of, or agreement to settle, any Proceeding relating to Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries;

                  (j) assumptions or guarantees (except in the Ordinary Course of Business) by Company or any of its Subsidiaries of the obligations of any Person, but in no event in excess of $500,000 when all such assumptions, guarantees and endorsements are aggregated;

                  (k) any capital expenditure or expenditures or agreement to make any capital expenditure or expenditures which, in the aggregate, are in excess of $500,000;

                  (l) entrance into or agreement to enter into by Company or any of its Subsidiaries any operating lease providing for payments in excess of $500,000 in any calendar year;

                  (m) change in the accounting methods used by Company or any of its Subsidiaries, except insofar as required by a change in GAAP or other applicable laws or regulations;

                  (n) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the Ordinary Course of Business;

                  (o) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the Ordinary Course of Business;

                  (p) acquisition or any agreement to make an acquisition by Company or any of its Subsidiaries, (i) by merging or consolidating with, or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Company or any of its Subsidiaries, except purchases of inventory in the Ordinary Course of Business;

                  (q) material work interruptions, material labor grievances or material claims filed, general labor dispute or Threat of a general labor dispute or any attempt or Threat of any attempt by a union to organize any employees of Company or any of its Subsidiaries who are not now covered under an existing union or collective bargaining agreement;

                  (r) except in the Ordinary Course of Business, granting of powers of attorney by Company or any of its Subsidiaries; or except in the Ordinary Course of Business any material change in the banking or safe deposit arrangements of Company or any of its Subsidiaries;

                  (s) plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights, other than inventory, of Company or any of its Subsidiaries or requiring the consent of any party to the transfer and assignment of any such assets, property or rights;

                  (t) purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside the Ordinary Course of Business; or

                  (u) agreement, whether oral or written, by Company or any of its Subsidiaries to do any of the foregoing.

3.18 Contracts; No Defaults.

                  (a) Part 3.18 of Newco's Disclosure Letter contains a complete and accurate list as of the date hereof, and Newco has delivered or made available to Parent true and complete copies of:

                           (i) each Applicable Contract that involves
                  performance of services or delivery of goods or materials by Company or any of its Subsidiaries of an amount or value in excess of $500,000;

                           (ii) each Applicable Contract that involves
                  performance of services or delivery of goods or materials to Company or any of its Subsidiaries of an amount or value in excess of $500,000;

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business and that involves expenditures or receipts of Company or any of its Subsidiaries in excess of $500,000;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
                  Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each joint venture, partnership and other
                  Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by Company or any of its Subsidiaries with any other Person;

                           (vii) each Applicable Contract containing covenants
                  that in any way purport to restrict the business activity of Company or any of its Subsidiaries or limit the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

                           (viii) each Applicable Contract providing for
                  payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (ix) each power of attorney by Company or any of its
                  Subsidiaries that is currently effective and outstanding;

                           (x) each material Applicable Contract entered into
                  other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company or any of its Subsidiaries to be responsible for consequential damages;

                           (xi) each Applicable Contract for capital
                  expenditures in excess of $500,000;

                           (xii) each written warranty, guaranty or other
                  similar undertaking with respect to contractual performance extended by Company or any of its Subsidiaries other than in the Ordinary Course of Business;

                           (xiii) each material Applicable Contract to which
                  Company is a party containing a change of control provision;
                  and

                           (xiv) each material amendment, supplement and
                  modification (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Part 3.18 of Newco's Disclosure Letter,

                           (i) neither Newco nor any Related Person of Newco
                  (except for those Persons that will, immediately after the Effective Time, be Subsidiaries of the Surviving Corporation) has or may acquire any rights under, or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned by, Company or any of its Subsidiaries; and

                           (ii) to the Knowledge of Company, no officer,
                  director, agent, employee, consultant or contractor of Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of Company or any of its Subsidiaries or (B) assign to Company any of its Subsidiaries or to any other Person any rights to any invention, improvement or discovery.

                  (c) Except as set forth in Part 3.18 of Newco's Disclosure Letter,

                           (i) as of the date hereof, each Applicable Contract
                  required to be identified in Part 3.18 of Newco's Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms (except for those that will expire or terminate pursuant to the terms thereof between the date hereof and the Closing Date);

                           (ii) Company and each of its Subsidiaries are in
                  material compliance with all applicable terms and requirements of each material Applicable Contract;

                           (iii) as of the date hereof, each other Person that
                  has or has had any obligation or liability under any material Applicable Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Applicable Contract;

                           (iv) as of the date hereof, no event has occurred or
                  circumstance exists with respect to which any member of the Company Knowledge Group has preliminarily concluded that such event or circumstance (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract; and

                           (v) neither Company nor any of its Subsidiaries has
                  received from any other Person at any time any notice or other communication (whether oral (that is credible) or written) regarding any actual, alleged, possible or potential violation or breach of or default under, any material Applicable Contract by Company or any of its Subsidiaries.

                  (d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Company or any of its Subsidiaries under any current or completed material Contract with any Person and, to the Knowledge of Company, no such Person has Threatened any such renegotiation.

                  (e) The Applicable Contracts relating to the sale, design, manufacture or provision of products or services by Company or any of its Subsidiaries have been entered into in the

         Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.19 Insurance.

                  (a) Newco has delivered or made available to Parent: true and complete copies of all (i) policies of insurance to which Company or any of its Subsidiaries is a party or under which Company, any of its Subsidiaries or any director of Company or any of its Subsidiaries, is or has been covered at any time within the one (1) year preceding the date of this Agreement; (ii) pending applications for policies of insurance; and (iii) surety bonds regarding Company or any of its Subsidiaries and any letters of credit regarding such surety bonds. Company and its Subsidiaries have maintained substantially equivalent insurance coverage as set forth in such current policies within the period beginning three (3) years preceding the date of this Agreement and ending the date of this Agreement. As of the date hereof, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of Company or any of its Subsidiaries thereunder. Except as set forth in Part 3.19 of Newco's Disclosure Letter, as of the date hereof, each such policy is in full force and effect and will not in any way be affected by, terminate or lapse by reason of the Contemplated Transactions.

                  (b) Part 3.19 of Newco's Disclosure Letter sets forth: (i) all self-insurance arrangements by or affecting Company or any of its Subsidiaries, including any reserves established thereunder; (ii) all contracts or arrangements, other than a policy of insurance, for the transfer or sharing of any risk by Company or any of its Subsidiaries; and (iii) all obligations of Company and any of its Subsidiaries to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Part 3.19 of Newco's Disclosure Letter sets forth, by year, for the current policy year and each of the two (2) preceding policy years for Newco, Company or any of Company's Subsidiaries: (i) a summary of the loss experience under each umbrella and excess policy;
         (ii) a statement describing each open claim under any such insurance policy for an amount in excess of $10,000, which sets forth: (A) the name of the claimant; (B) a description of such policies by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) All policies to which Company or any of its Subsidiaries is a party or that provide coverage to Newco, Company, any of Company's Subsidiaries or any director or officer of Company or any of its
         Subsidiaries: (i) are valid, outstanding and enforceable; (ii) are sufficient for compliance with all Legal Requirements and Applicable Contracts; and (iii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of Company or any of its Subsidiaries.

                  (e) With respect to insurance policies delivered or made available (or required to be delivered or made available) to Parent under this Section 3.19, none of Newco, Company or any of Company's Subsidiaries has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (f) With respect to insurance policies delivered or made available (or required to be delivered or made available) to Parent under this Section 3.19, Company or its Subsidiaries, as appropriate, have paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which Company or any of its Subsidiaries is a party or that provides coverage to Company, any of its Subsidiaries, or any director of Company or any of its Subsidiaries, as appropriate.

                  (g) Company or its appropriate Subsidiary has given notice as required by the applicable policy to the insurer of all material claims of Company or any of its Subsidiaries that may be insured thereby.

3.20 Environmental, Health and Safety Matters.

         Part 3.20 of Newco's Disclosure Letter contains materially complete and accurate copies of or identifies each material Governmental Authorization required under applicable Environmental Laws that are held by Company or any of its Subsidiaries. To the Knowledge of Company, each such Governmental Authorization is valid and in full force and effect, and any application presently required to be submitted to any Governmental Body for the renewal of any such Governmental Authorization has been submitted as necessary for the renewal of such Governmental Authorization. Except as set forth in Part
         3.20 of Newco's Disclosure Letter,

                  (a) Company and the Facilities are and have been in compliance in all material respects with Environmental Laws;

                  (b) neither Company, any of its Subsidiaries nor any Facility has received from any Person any communication (whether oral (that is credible) or written) of any actual or potential violation of Environmental Laws or of any liability arising under Environmental Laws or of any actual or potential obligation on the part of Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of any remedial action of any nature;

                  (c) there has been no Release or, to the Knowledge of Company, Threatened Release of any Hazardous Substance at, onto, under, or from any Facility and, to the Knowledge of Company, no Hazardous Substances are present in the Environment at, on or under the Facilities in amounts or locations that would give rise to liability under Environmental Laws;

                  (d) no Facility contains (i) underground or aboveground storage tanks, (ii) "PCB items" or "PCB-Contaminated Electrical Equipment," as those terms are defined in 40 C.F.R. Section 761.3,
         (iii) asbestos, or (iv) urea-formaldehyde;

                  (e) there are no pending, or to the Knowledge of Company, Threatened claims regarding the use of any offsite disposal facility by Company, its Subsidiaries or the Facilities for transport, disposal, recycling or other management of Hazardous Substances;

                  (f) there are no pending nor, to the Knowledge of Company, Threatened claims by any Person (i) resulting from or arising under or pursuant to any Environmental Law, with respect to or affecting the conduct or operation of the business of Company, any of its Subsidiaries or any of the Facilities; or (ii) against any Person whose liability for any claim

         Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; and

                  (g) Newco has provided to Parent true and correct copies of all environmental and health and safety studies, reports, audits, investigations, monitoring, analyses, and assessments of Company, any of its Subsidiaries or any Facility within its possession and control, including offsite disposal facilities, that are now or have been previously owned, used, leased, operated or managed, in whole or in part, by Company, any of its Subsidiaries or any Facility, or in connection with the conduct or operation of the business of Company or any of its Subsidiaries.

         Notwithstanding any other provision of this Agreement, no representation or warranty is made in this Section 3.20 regarding the real property associated with Company's Chicago Heights, Illinois facility.

3.21 Intellectual Property.

                  (a) Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications and registrations therefor, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used in and necessary to the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries. Company and its Subsidiaries have not (i) licensed any of the Intellectual Property in source code form to any party other than Company or any of its Subsidiaries or (ii) entered into any currently enforceable exclusive agreements relating to the Intellectual Property.

                  (b) Part 3.21(b) of Newco's Disclosure Letter sets forth the following:

                           (i) all patents and patent applications, and all
                  trademarks, trade names and service marks and all related registrations and applications related thereto, and all registered and applications to register copyrights and maskworks, included in Company's or any of its Subsidiaries' Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed;

                           (ii) all Applicable Contracts pursuant to which any
                  Person is authorized to use any of Company's or any of its Subsidiaries' Intellectual Property; and

                           (iii) all Applicable Contracts pursuant to which
                  Company or any of its Subsidiaries is authorized to use any Intellectual Property ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS").

                  (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its Subsidiaries or any Third Party Intellectual Property Rights by any third party, including any employee or former employee of Company or any of its Subsidiaries, except as set forth in
         Part 3.21 of Newco's Disclosure Letter. Neither Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course of Business.

                  (d) Neither Company nor any of its Subsidiaries is in, or will be in as a result of the execution and delivery of this Agreement or the performance of the Contemplated Transactions, breach of any license, sublicense or other agreement relating to the Intellectual Property.

                  (e) Except as set forth in Part 3.21 of Newco's Disclosure Letter, all patents, registered trademarks, service marks, copyrights and maskworks held by Company or any of its Subsidiaries are valid and enforceable, there are no taxes, maintenance fees or other actions with respect thereto which are due within ninety (90) days following the Closing Date, and none of the foregoing have been or currently are involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding. Except as set forth in Part 3.21 of Newco's Disclosure Letter, neither Company nor any of its Subsidiaries has been sued in any suit, action or Proceeding that involves a claim of infringement of any Intellectual Property of any third party, and, to the Knowledge of Company, no such action is Threatened. The manufacturing, marketing, licensing, use or sale of Company's and its Subsidiaries' products does not infringe any Intellectual Property of any third party. Neither Company nor any of its Subsidiaries has brought any currently pending action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                  (f) Company or its Subsidiaries, as appropriate, have secured valid written assignments or agreements to assign from all consultants and employees who contributed to the creation or development of Company's or any of its Subsidiaries' Intellectual Property of the rights to such contributions that Company or its Subsidiaries do not already own by operation of law.

                  (g) To the Knowledge of Company, Company and its Subsidiaries, as appropriate, have taken all commercially appropriate steps to protect and preserve the confidentiality of all Intellectual Property owned by Company or any of its Subsidiaries to the extent not otherwise protected by patents ("CONFIDENTIAL INFORMATION"). To the Knowledge of Company, all use, disclosure or appropriation by Company or any of its Subsidiaries of Confidential Information not owned by Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between Company or such Subsidiary and the owner of such confidential information, or is otherwise lawful.

3.22 Certain Payments. To the Knowledge of Company, none of Company, any of its Subsidiaries, or any director, officer, agent or employee of Company or any of its Subsidiaries, or any other Person associated with or acting for or on behalf of Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Company, any of its Subsidiaries or any Affiliate of Company or its Subsidiaries, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of Company or any of its Subsidiaries.

3.23 Relationships with Related Persons. Except as set forth in Part 3.23 of Newco's Disclosure Letter, none of Newco, any Related Person of Newco, Company or any of its Subsidiaries has, or since January 1, 1998 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in Company's or any of its Subsidiaries' businesses. None of Newco, any Related Person of Newco, Company or any of its Subsidiaries have since January 1, 1998 owned (of record or as a beneficial owner) an equity interest, or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with Company or any of its Subsidiaries or (ii) engaged in competition with Company or any of its Subsidiaries with respect to any line of the products or services of Company or any of its Subsidiaries in any market presently served by Company or any of its Subsidiaries except for less than one percent of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market. None of Newco, any Related Person of Newco, Company or any of its Subsidiaries is a party to any Contract with, or has any claim or right against, Company or any of its Subsidiaries.

3.24 Brokers or Finders. Except for the fee to be paid to Goldman Sachs & Co., which will be paid by Newco without the use of any funds of Company, Newco, Company and their respective agents have no obligation or liability, contingent or otherwise, to pay any brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.25 Customers and Suppliers. Part 3.25 of Newco's Disclosure Letter sets forth
(a) a list of the ten (10) largest customers of Company and each of its Subsidiaries in the terms of revenue during the fiscal year ended December 31, 2000, showing the approximate total revenue received from each such customer during such fiscal year and (b) a list of the ten (10) largest suppliers of Company and each of its Subsidiaries, in terms of purchases during the fiscal year ended December 31, 2000, showing the approximate total purchases by Company and each of its Subsidiaries, as appropriate, from each supplier during such fiscal year. As of the date hereof, since January 1, 2001, there has not been any material adverse change in the business relationship of Company or any of its Subsidiaries with any material customer or supplier of Company or any of its Subsidiaries.

3.26 Solvency. Newco is solvent and will not be rendered insolvent by the occurrence of the Merger and is entering into this Agreement without any actual intent to hinder, delay or defraud any creditor of Newco.

3.27 Shares Acquired for Investment. Newco is acquiring the Parent Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Newco is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

3.28 Receipt of Information. Newco acknowledges that Newco has received and reviewed the following documents from Parent: (a) Parent's Annual Report to Stockholders for its fiscal year ended March 31, 2001, (b) Parent's Annual Report on Form 10-K for the year ended March 31, 2001, and (c) Parent's Proxy Statement for its 2001 annual meeting of stockholders (collectively, the "PARENT SEC DOCUMENTS"). Newco has had an opportunity to ask questions of and receive satisfactory answers from Parent sufficient to enable Newco to evaluate the merits and risks of the acquisition of the shares of Parent Common Stock to be issued pursuant to the Merger.


                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         To induce Company and Newco to enter into this Agreement and to consummate the Contemplated Transactions and except as may otherwise be expressly indicated in Parent's Disclosure Letter, Parent and Merger Sub, jointly and severally, represent and warrant to Company and Newco that:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted. Parent has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the material Contracts to which it is a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to conduct its business as it is now being conducted. Merger Sub has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the material Contracts to which it is a party. Parent owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Merger Sub. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for any failure that when taken together with all such failures would not reasonably be expected to have a Material Adverse Effect with respect to Parent.

4.2 Authority; No Conflict.

         4.2.1 Authority. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub. Upon the execution and delivery by Parent of the other Operative Agreements to which it is a party, such other Operative Agreements will constitute the legal, valid and binding obligations of Parent. Merger Sub has taken all necessary corporate action and received all necessary shareholder approval to authorize the execution and delivery by it of this Agreement and to perform its obligations under this Agreement. Parent has taken all necessary corporate action to authorize the execution and delivery by it of the Operative Agreements to which it is a party and to perform its obligations under such Operative Agreements. Parent and Merger Sub have the absolute and unrestricted right, power and authority to execute and deliver the Operative Agreements to which they are a party and to perform their obligations under the Operative Agreements to which they are a party.

         4.2.2 No Conflict. Neither the execution and delivery of the Operative Agreements nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any provision of the Organizational Documents of Parent, Merger Sub or any of Parent's material Subsidiaries, or (ii) any resolution adopted by the Boards of Directors of Parent, Merger Sub or any of Parent's material Subsidiaries;

                  (b) except as set forth in Part 4.2.2 of Parent's Disclosure Letter, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, Merger Sub, any of Parent's material Subsidiaries or any of the assets owned or used by Parent, Merger Sub or any of Parent's material Subsidiaries may be subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, Merger Sub or any of Parent's material Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, Parent, Merger Sub or any of Parent's material Subsidiaries;

                  (d) except as set forth in Part 4.2.2 of Parent's Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract of Parent or any of Parent's material Subsidiaries; or

                  (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by Parent or any of Parent's material Subsidiaries.

                  Except as set forth in Part 4.2.2 of Parent's Disclosure Letter or those Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent, Parent is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization. Except as set forth in Part 4.3 of Parent's Disclosure Letter, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,500,000 shares of preferred stock, par value $1.00 per share, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of the date hereof, Parent has issued and outstanding 36,973,294 shares of Parent Common Stock, plus any shares issued pursuant to stock option plans of Parent since July 31, 2001, 5,842,192 shares of Parent Common Stock, less any shares issued pursuant to stock option plans of Parent since July 31, 2001, are reserved for issuance pursuant to outstanding stock options, 6,812,748 shares of Parent Common Stock are held in treasury and no shares of preferred stock, par value $1.00 per share are issued. Except as set forth in Part 4.3 of Parent's Disclosure Letter and other than the aforementioned outstanding stock options, stock option and incentive plans of Parent, the Supplemental Profit Sharing Plan for Employees of Parent and Certain Affiliates as Restated on January 1, 2000, as amended, and the rights to acquire Series A Junior Participating Preferred Stock issued under the Rights Agreement, dated as of March 11, 1999, between Parent and The Bank of New York (the "RIGHTS AGREEMENT"), as of the date hereof, there are no securities, options, warrants, calls, commitments or other agreements of any character that provide for the issuance of any shares of capital stock of Parent, nor are there any outstanding securities granted or issued by Parent that are convertible into or exchangeable or exercisable for any shares of the capital stock of Parent and none are authorized.

4.4 SEC Documents; Financial Statements. As of their respective filing dates,
(a) the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "PARENT FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted United States accounting principles, applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Parent Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Parent and its Subsidiaries on a consolidated basis as at the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with generally accepted United States accounting principles, except as otherwise noted therein. All required reports, schedules, forms, statements and other documents that Parent was or is, as applicable, required to file after January 1, 2001 and prior to the Effective Time complied or will comply, as applicable, as of their respective filing dates, in all material respects with the requirements of the Exchange Act, and none of such reports, schedules, forms, statements or other documents contained or will contain, as applicable, as of their respective filing dates, any untrue statement of a material fact or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

4.5 Books and Records. The books of account, minute books and stock record books of Parent and each of its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Exchange Act (regardless of whether or not Parent or any of its Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Parent and each of its Subsidiaries contain accurate and complete records of all meetings held of, and actions taken by, the stockholders of Parent, the stockholders or other comparable holders of voting securities of each of Parent's Subsidiaries, the Boards of Directors or other comparable governing bodies of Parent and each of its Subsidiaries, and no meeting of any such stockholders, holders of voting securities, Boards of Directors or committees of Parent or any of its Subsidiaries has been held for which minutes have not been prepared and are not contained in such minute books.

4.6 Taxes. Except as set forth in Part 4.6 of Parent's Disclosure Letter:

                  (a) Parent and its Subsidiaries have timely filed all material Tax Returns and reports required to be filed by them, and as of the time of filing, each such return was true, complete and correct in all material respects;

                  (b) Parent and its Subsidiaries have timely paid all Taxes shown to be due on such Tax Returns and all other material Taxes currently due and payable;

                  (c) the Parent Financial Statements reflect an adequate reserve (other than a reserve for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of the Parent Financial Statements;

                  (d) no material deficiencies for any Taxes have been proposed, asserted or assessed against Parent and its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending;

                  (e) the federal income Tax Returns of Parent and each of its Subsidiaries have been examined by and settled with the IRS and are not subject to audit for all years through 1993 as well as for tax year 1997;

                  (f) all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully and timely paid;

                  (g) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent and its Subsidiaries;

                  (h) no federal or material state income or franchise Tax Return of Parent or any of its Subsidiaries with respect to which the applicable statute of limitations has not expired has been selected for or is now under audit or examination by any taxing authority or other Governmental Body, and there are no Proceedings pending or, to the Knowledge of Parent or any of its Subsidiaries, Threatened against Parent or any of its Subsidiaries with respect to any such Tax Returns; and

                  (i) neither Parent nor any of its Subsidiaries is a party to any Tax sharing or other agreement or arrangement that will require any payment with respect to Taxes.

4.7 No Material Adverse Change. Since the date of the most recent balance sheet included in the Parent Financial Statements, there has not been any Material Adverse Change with respect to Parent.

4.8 Compliance with Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Part 4.8 of Parent's Disclosure Letter or the Parent SEC Documents and excluding those Legal Requirements covered in Sections 4.6, 4.9, 4.11 or 4.12,

                           (i) each of Parent and its Subsidiaries is, and at
                  all times has been, in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of its assets, except for possible violations thereof which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Parent;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Parent or any of its Subsidiaries of, or a failure on the part of Parent or any of its Subsidiaries to comply in any material respect with, any Legal Requirement or (B) may give rise to any obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that, in either case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent; and

                           (iii) neither Parent nor any of its Subsidiaries has
                  received any notice or other communication (whether oral (that is credible) or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Each material Governmental Authorization held by Parent or its Subsidiaries is valid and in full force and effect. Except as described in Part 4.8 of Parent's Disclosure Letter:

                           (i) to the Knowledge of Parent, each of Parent and
                  its Subsidiaries is in material compliance with the terms and requirements of each material Governmental Authorization held by it;

                           (ii) to the Knowledge of Parent, no event has
                  occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any material Governmental Authorization held by Parent or any of its Subsidiaries or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization held by Parent or any of its Subsidiaries;

                           (iii) neither Parent nor any of its Subsidiaries has
                  received any notice or other communication (whether oral (that is credible) or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any material Governmental Authorization; and

                           (iv) all applications required to have been filed for
                  the renewal of all material Governmental Authorizations held by Parent or any of its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such material Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         Parent and its Subsidiaries have all of the material Governmental Authorizations necessary to permit Parent and its Subsidiaries lawfully to conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Parent and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

4.9 Legal Proceedings; Orders.

                  (a) Except as disclosed in Part 4.9(a) of Parent's Disclosure Letter, there is no pending Proceeding (i) that has been commenced by or against Parent or any of its Subsidiaries with respect to which there is a reasonable likelihood of an adverse determination or judgment against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or loss of material benefit to Parent and its Subsidiaries taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No Proceeding (with respect to which there is a reasonable likelihood of an adverse determination or judgment against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or loss of material benefit to Parent and its Subsidiaries taken as a whole) has, to the Knowledge of Parent, been Threatened and no event has occurred or circumstance exists for which any member of the Parent Knowledge Group has preliminarily concluded that such event or circumstance may give rise to or serve as a basis for the commencement of any Proceeding with respect to which there is a reasonable likelihood of an adverse determination or judgment against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably expected to cause a material economic loss or material loss of benefit to Parent and its Subsidiaries taken as a whole.

                  (b) (i) Except as disclosed in Part 4.9(b) of Parent's Disclosure Letter, there is no Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject that would, individually or in the aggregate, reasonably be expected to cause a material economic loss or loss of material benefit to Company and its Subsidiaries taken as a whole.

                           (ii) Except as disclosed in Part 4.9(b) of Parent's Disclosure Letter, (A) Parent and its Subsidiaries are and always have been in full compliance with all of the terms and requirements of each Order to which they or any of the assets owned or used by them, is or has been subject, except where the failure to be in full compliance would not reasonably be expected to cause a material economic loss or loss of material benefit to Parent and its Subsidiaries taken as a whole; (B) no event has occurred or circumstance exists for which any member of the Parent Knowledge Group has preliminarily concluded that such event or circumstance may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject that may reasonably be expected to cause a material economic loss or loss of material benefit to Parent and its Subsidiaries taken as a whole; and (C) none of Parent or any of its Subsidiaries has received any notice or other communication (whether oral (that is credible) or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or has been subject, except where a violation or failure to comply would not reasonably be expected to cause a material economic loss or loss of material benefit to Parent and its Subsidiaries taken as a whole.

4.10 Contracts; No Default.

                  (a) Except as set forth in Part 4.10 of Parent's Disclosure Letter,

                           (i) as of the date hereof, each Parent Covered
                  Contract is in full force and effect (except for those that will expire or terminate pursuant to the terms thereof between the date hereof and the Closing Date);

                           (ii) Parent and each of its Subsidiaries are in
                  material compliance with all applicable terms and requirements of each Parent Covered Contract;

                           (iii) as of the date hereof, each other Person that
                  has or has had any obligation or liability under any Parent Covered Contract is, and at all times has been, in material compliance with all applicable terms and requirements of each Parent Covered Contract;

                           (iv) as of the date hereof, no event has occurred or
                  circumstance exists with respect to which any member of the Parent Knowledge Group has preliminarily concluded that such event or circumstance (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Parent, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Parent Covered Contract; and

                           (v) neither Parent nor any of its Subsidiaries has
                  given to or received from any other Person at any time any notice or other communication (whether oral (that is credible) or written) regarding any actual, alleged, possible or potential violation or breach of or default under, any Parent Covered Contract by Parent or any of its Subsidiaries.

                  (b) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Parent or any of its Subsidiaries under any Parent Covered Contract and, to the Knowledge of Parent, no such Person has Threatened such renegotiation.

4.11 Environmental Matters. Except as set forth in Part 4.11 of Parent's Disclosure Letter or the Parent SEC Documents,

                  (a) Parent and its Subsidiaries are and have been in compliance in all material respects with Environmental Laws;

                  (b) neither Parent nor any of its Subsidiaries has received from any Person any communication (whether oral (that is credible) or written) of any actual or potential violation of Environmental Laws in any material respect or of any material liability arising under Environmental Laws or of any actual or potential material obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of any remedial action of any nature;

                  (c) there has been no Release or, to the Knowledge of Parent, Threatened Release of any Hazardous Substance at, onto, under or from any real property, leasehold or other interest in real property currently or formerly owned or operated by Parent or any of its Subsidiaries and, to the Knowledge of Parent, no Hazardous Substances are present in the Environment at, on or under such real property in amounts or locations that would give rise to liability under Environmental Laws;

                  (d) there are no pending, nor to the Knowledge of Parent, Threatened claims regarding the use of any offsite disposal facility by Parent or its Subsidiaries for transport, disposal, recycling, or other management of Hazardous Substances; and

                  (e) there are no pending, nor to the Knowledge of Parent or any of its Subsidiaries, Threatened claims by any Person (i) resulting from or arising under or pursuant to any Environmental Law, with respect to or affecting the conduct or operation of the business of Parent, its Subsidiaries, or any real property, leasehold or other interest in real property currently or formerly owned or operated by Parent or any of its Subsidiaries; or (ii) against any Person whose liability for any claim Parent or any of its Subsidiaries may have retained or assumed either contractually or by operation of law.

4.12 Certain Payments. To the Knowledge of Parent, none of Parent, any of its Subsidiaries, or any director, officer, agent or employee of Parent or any of its Subsidiaries, or any other Person associated with or acting for or on behalf of Parent or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Parent, any of its Subsidiaries or any Affiliate of Parent or its Subsidiaries or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent or any of its Subsidiaries.

4.13 Brokers or Finders. Except for the fee payable to Dresdner Kleinwort Wasserstein, Inc., Parent and its agents have no obligation or liability, contingent or otherwise, to pay any brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.14 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Merger and is wholly owned by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Merger and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.15 Issuance of Parent Common Stock. The Parent Common Stock to be issued as a portion of the Merger Consideration (a) will be, when issued, duly authorized, validly issued, fully paid and nonassessable, (b) will not, when issued, be subject to preemptive rights created by statute, Parent's Organizational Documents or any agreement to which Parent is a party or by which Parent is bound, and (c) will, when issued, be free of any Encumbrances (except for (i) any Encumbrances created as a result of actions taken by, or Contracts entered into by, Newco or, prior to the Closing Date, Company, (ii) the Escrow Agreement, and (iii) the Stockholder's Agreement). Subject to the validity of Newco's representation and warranty set forth in Section 3.28 regarding its knowledge of investments and its status as an "accredited investor," the issuance of the Parent Common Stock portion of the Merger Consideration will not require registration under the Securities Act.


                                   ARTICLE 5
                    CONDUCT OF BUSINESS PRIOR TO CLOSING DATE

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Company shall, and Newco shall cause Company and its Representatives to, afford Parent and its Representatives reasonable access during normal working hours to the personnel, properties, contracts, books and records and other documents and data of Company and its Subsidiaries; provided, however, that Newco and Company may restrict the foregoing access to the extent that in the reasonable judgment of Newco or Company, any Legal Requirement applicable to Company or any of its Subsidiaries requires Company or any of its Subsidiaries to restrict access to any properties, contracts, books and records or other documents or data of Company or any of its Subsidiaries, as applicable. No information or knowledge obtained in any investigation pursuant to this Section
5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.2 Operation of the Businesses of Company and its Subsidiaries. Between the date of this Agreement and the Closing Date, except as otherwise expressly permitted by this Agreement, Company shall, and Newco shall cause Company to,
(a) conduct the business of Company and its Subsidiaries only in the Ordinary Course of Business; and (b) use Best Efforts to preserve intact the current business organization of Company and its Subsidiaries, keep available the services of the current officers, employees and agents of Company and its Subsidiaries, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company and its Subsidiaries. Company shall pay and cause its Subsidiaries
(x) to pay debts and Taxes when due, subject to good faith disputes over such debts, and (y) to pay or perform other obligations when due, subject to good faith disputes.

5.3 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Company shall not, Newco shall cause Company not to, and Company shall cause each of its Subsidiaries not to, without the prior written consent of Parent,

                  (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.17 would occur or reasonably be expected to occur;

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of the capital stock of Company or any of its Subsidiaries, any other voting securities of Company or any of its Subsidiaries or any securities convertible into or exchangeable for any capital stock or other voting securities of Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities;

                  (c) other than in the Ordinary Course of Business, (i) grant to any employee, officer or director of Company or any of its Subsidiaries, or obligate Company or any of its Subsidiaries to pay, any material increase in severance or termination pay; (ii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director; (iii) establish, adopt, enter into or amend or obligate Company or any of its Subsidiaries to establish, adopt, enter into or amend in any material respect any collective bargaining agreement, recognition agreement, Foreign Employee Benefit Plan or Plan, except as required by applicable law or regulation or except as necessary to maintain the qualified status of such plans under the IRC; (iv) take any action to accelerate any rights or benefits under any collective bargaining agreement, recognition agreement or similar agreement; (v) accelerate, amend or change the period of exercisability or vesting of options to acquire the securities of Company or any of its Subsidiaries; or (vi) terminate any Applicable Contract with any employee of any of Company's Subsidiaries in the United Kingdom earning more than L.35,000 per year;

                  (d) other than for working capital purposes, (i) incur or permit any of Company's Subsidiaries to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Company or any of its Subsidiaries;

                  (e) other than in the Ordinary Course of Business, (i) make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) file any amendment to a material income or franchise Tax Return, (iv) enter into any closing agreement or (v) settle any material claim or assessment in respect of Taxes, unless with respect to an action described in clauses (iii),
         (iv) or (v), Newco has notified the Tax Director of Parent and sent the Tax Director of Parent a copy of the relevant documents relating to same;

                  (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than those incurred in the Ordinary Course of Business, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Company or any of its Subsidiaries is a party;

                  (g) except as described in Exhibit 5.10(a) or as part of the Contemplated Transactions, enter into any transaction, agreement, arrangement or understanding with Newco or any of its Affiliates;

                  (h) enter into or amend or agree to enter into or amend any material Applicable Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the products or technology of Company or any of its Subsidiaries (except for such material Applicable Contracts that expire or terminate or are amended pursuant to the terms thereof between the date of this Agreement and the Closing Date);

                  (i) other than in the Ordinary Course of Business, reduce the amount of any insurance coverage provided by existing insurance policies with respect to Company or any of its Subsidiaries;

                  (j) take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Newco or Company set forth in this Agreement becoming untrue;

                  (k) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or the business of any of its Subsidiaries, or (iii) for a breach of this Agreement;

                  (l) terminate or revoke (i) the QSSS elections of Company and Thrall Company under Treas. Reg. Section 1.1361-3(b) of the IRC or (ii) the Subchapter S election of Newco under Treas. Reg. Section 1.1362-2 of the IRC;

                  (m) fail to comply with Legal Requirements regarding Company, any of its Subsidiaries, or the business of Company or any of its Subsidiaries in all material respects;

                  (n) except as set forth in Part 5.3(n) of Newco's Disclosure Letter, other than in the Ordinary Course of Business or as required pursuant to a Legal Requirement, adopt, enter into or become bound by any Plan, employment-related Applicable Contract or collective bargaining agreement, or amend, modify or terminate (partially or completely) any Plan, employment-related Applicable Contract or collective bargaining agreement, except as listed on Exhibit 5.10(a); or

                  (o) except as set forth in Part 5.3(o) of Newco's Disclosure Letter, other than in the Ordinary Course of Business or as required pursuant to a Legal Requirement, establish or modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan, employment-related Applicable Contract or other employee compensation arrangement; or (ii) salary ranges, increase guidelines or similar provisions in respect of any Plan, employment-related Applicable Contract or other employee compensation arrangement, except for published salary information.

5.4 Certain Actions by Parent. From the date hereof until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

                  (a) declare, set aside or pay any extraordinary dividends (other than normal quarterly dividends in such amounts as determined by the Board of Directors of Parent), or make any other extraordinary distributions in respect of, any of Parent's capital stock, except for dividends on Parent's common stock payable solely in shares of Parent's common stock;

                  (b) sell, transfer or otherwise dispose of any of its assets out of the Ordinary Course of Business, unless it receives consideration equal to the fair market value of such assets (as determined in good faith by the Board of Directors of Parent);

                  (c) except for the rights issued pursuant to the Rights Agreement, issue any shares of Parent's capital stock with greater rights per share than a share of Parent Common Stock; or

                  (d) acquire or agree to acquire any railcar manufacturer for a total consideration of greater than Fifty Million Dollars ($50,000,000) by merging or consolidating with such railcar manufacturer or by purchasing a substantial portion of the assets of such railcar manufacturer, or by any other manner;

                  (e) amend its Organizational Documents in any manner that would reasonably be expected to result in a Material Adverse Effect with respect to Newco; or

                  (f) amend the Rights Agreement in any manner materially adverse to Newco or the Contemplated Transaction; provided, however, Parent may amend the Rights Agreement to permit any Person (other than, except with Newco's written consent, Newco or an Affiliate of Newco) to own a specific amount of Parent's Common Stock.

5.5 Payment of Indebtedness by Related Persons. Newco shall cause all indebtedness owed to Company by Newco or any Related Person of Newco (other than wholly owned Subsidiaries of Company) to be paid in full prior to Closing.

5.6 No Shopping. Company shall not, and Newco shall not permit Company to, directly or indirectly, through any officer, director, agent, Representative or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person (other than Parent or Merger Sub) relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Company or any of its Subsidiaries or any merger, consolidation or business combination with Company or any of its Subsidiaries; (b) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or Merger Sub) any information with respect to, any of the foregoing; or
(c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Newco and Company shall promptly notify Parent and Merger Sub if Newco or Company receives any such proposal or offer or any inquiry or contact with respect thereto.

5.7 Advice of Proceedings. Newco and Company shall promptly advise Parent orally and in writing if Company or any of its Subsidiaries shall become subject to any material Order or material Proceeding or become aware of any Threatened material claim.

5.8 Reports and Returns.

         5.8.1 Newco and Company Reports and Returns. Subject to Section 5.3(e), Newco and Company shall, and Company shall cause each of its Subsidiaries to, duly and timely, file all material reports and returns required to be filed with any Governmental Body prior to Closing, which reports and returns shall be prepared in accordance with all applicable regulatory requirements in all material respects. Subject to Section 5.3(e), Newco, Company and each of Company's Subsidiaries shall promptly pay all Taxes and other quasi-governmental charges levied or assessed upon any such Person or its respective properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid when due and payable, might become an Encumbrance upon any property of any such Person. Newco, Company and each of Company's Subsidiaries shall duly and timely make all deposits required of them with respect to any Taxes (including, without limitation, employee withholding Taxes). Notwithstanding the foregoing, Newco, Company and each of Company's Subsidiaries may withhold payment of Taxes and deposits the validity, amount or imposition of which is contested in good faith and for which appropriate reserves, in accordance with GAAP, are established.

         5.8.2 Parent and Merger Sub Reports and Returns. Parent and Merge Sub shall, and Parent shall cause each of its Subsidiaries to, duly and timely, file all material reports and returns required to be filed with any Governmental Body prior to Closing, which reports and returns shall be prepared in accordance with all applicable regulatory requirements in all material respects. Parent, Merger Sub and each of Parent's Subsidiaries shall promptly pay all Taxes and other quasi-governmental charges levied or assessed upon any such Person or its respective properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid when due and payable, might become an Encumbrance









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

upon any property of any such Person. Parent, Merger Sub and each of Parent's Subsidiaries shall duly and timely make all deposits required of them with respect to any Taxes (including, without limitation, employee withholding Taxes). Notwithstanding the foregoing, Parent, Merger Sub and each of Parent's Subsidiaries may withhold payment of Taxes and deposits the validity, amount or imposition of which is contested in good faith and for which appropriate reserves, in accordance with GAAP, are established.

         5.9 Administration of Plans. Company and its Subsidiaries shall administer each Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the IRC, ERISA and all other applicable Legal Requirements. Company shall promptly notify Parent in writing of any receipt by Newco, Company or any of its Subsidiaries (and furnish Parent with copies) of any material notice of investigation or Proceeding by the IRS, DOL, PBGC or other Person involving any Plan, or any material notice by Company or any of its Subsidiaries to the IRS or the DOL regarding any voluntary compliance procedures with respect to any Plan.

         5.10 Certain Actions. Prior to the Closing, Company and its Subsidiaries shall, and Newco shall cause Company and Company's Subsidiaries to:

                  (a) transfer the assets and certain liabilities associated with such assets, the liabilities and the ownership of the entities in the manner described on Exhibit 5.10(a) to Newco and Newco shall acquire such assets and assume such liabilities; and

                  (b) pay in full (or have assumed in full by another Person) all interest-bearing debt of Company or any of its Subsidiaries and obtain (i) the release of all Liens securing such debt and (ii) the termination of all Uniform Commercial Code financing statements securing such debts.

5.11 Maintenance of Insurance. Company shall use its Best Efforts to keep in effect until the Effective Time all insurance policies to which it or any of its Subsidiaries is a party or that provide coverage to Company or any of its Subsidiaries (or replace any such insurance coverage with insurance coverage reasonably equivalent thereto).

5.12 Ownership of Subsidiaries. Prior to the Closing, Company shall cause 100% of the ownership of the capital stock of each Subsidiary other than Thrall Vagonka Studenka, a.s. to be owned by Company or its Subsidiaries.

5.13 Release of Mortgage. Prior to the Closing, Company shall have the right to release any and all mortgages or similar encumbrances relating to real property owned by Thrall Vagonka Studenka, a.s., including, but not limited to, the CZK 93,000,000 mortgage in favor of the State Environmental Fund and the CZK 100,000,000 mortgage registered in favor of Union Bank and shall vigorously seek to have any and all such mortgages or similar encumbrances released.


                                    ARTICLE 6
                       ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Consents; Cooperation.

         6.1.1 Obtaining Approvals. Each of Parent, Merger Sub, Newco and Company shall promptly apply for or otherwise seek, and use its Best Efforts to obtain, all Consents, Governmental Authorizations and approvals required to be obtained for the consummation of the Merger or the other Contemplated Transactions, including those required under the HSR Act. Newco and Company shall use Best Efforts









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

to obtain all necessary Consents, waivers and approvals required under the Contracts of Newco, Company or any of Company's Subsidiaries identified in Part
3.2 of Newco's Disclosure Letter. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Legal Requirement.

         6.1.2 Resolving Objections. Each of Parent, Merger Sub, Newco and Company shall vigorously seek to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under the HSR Act, and any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any Proceeding is instituted or Threatened challenging any Contemplated Transaction as violative of any Antitrust Law, Newco and Company, if requested by Parent, and Parent and Merger Sub, if requested by Newco or Company, shall cooperate with the other parties hereto and vigorously contest and resist any Proceeding and vigorously seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Contemplated Transaction. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any Proceeding or any Order beyond July 15, 2002. Each of Parent, Merger Sub, Newco and Company shall vigorously take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Contemplated Transactions as promptly as possible after the execution of this Agreement.

         6.1.3 Limitation. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to divest any of its or its Subsidiaries' businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect with respect to Parent or the Surviving Corporation after the Effective Time. Notwithstanding anything to the contrary in this Agreement, Company shall not, without the written approval of Parent, divest any of its or its Subsidiaries' businesses, product lines or assets, or take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect with respect to Parent or the Surviving Corporation after the Effective Time.

6.2 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Merger Sub, on the one hand, and Newco and Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to any inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and no party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that Parent shall be entitled to prepare (in its sole discretion) and file a Form 8-K and any other periodic reports with the SEC pursuant to the Exchange Act concerning the Rights Agreement Amendment and the announcement of the Merger and a subsequent Form 8-K and any other periodic reports describing this Agreement and the Merger and filing the Operative Agreements as exhibits to such Form 8-K and such other periodic reports. Newco and Company shall cooperate with Parent in connection with the preparation of the reports on Form 8-K and any other periodic reports.

6.3 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its Best Efforts to effectuate the Merger and the other Contemplated Transactions and to fulfill and cause to be fulfilled the conditions in Article
7. Each party hereto, at the reasonable request of another party hereto,





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

shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

6.4 Assist in Obtaining Governmental Authorizations. Each party shall assist the other parties in obtaining all Governmental Authorizations necessary or appropriate for the continued operation of the Surviving Corporation and its Subsidiaries at and after the Effective Time.

6.5 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the shares of Parent Common Stock to be issued in connection with the Merger. Newco shall use its Best Efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of the shares of Parent Common Stock to be issued in connection with the Merger.

6.6 New York Stock Exchange Listing. Parent shall use Best Efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued as part of the Merger Consideration.

6.7 Tax Allocation of the Merger Consideration.

                  (a) The election of each of Company and Thrall Company to be taxed as a QSSS under Section 1361 of the IRC will terminate on the Closing Date. As a result, for federal and state income and franchise tax purposes, the Merger will be treated as a deemed taxable sale by Newco of all the assets of Company and Thrall Company acquired by Surviving Corporation on the Closing Date (the "ACQUIRED ASSETS") and the deemed assumption of the liabilities of Company and Thrall Company assumed by the Surviving Corporation on the Closing Date.

                  (b) Parent and Newco agree that for federal and state income and franchise tax purposes the consideration to be received by Newco in the deemed sale of the Acquired Assets (plus the amount of liabilities deemed to be assumed and other relevant items) shall be allocated among the Acquired Assets in accordance with the methodology set forth on a schedule substantially in the form of Exhibit 6.7(b) attached hereto (the "ALLOCATION SCHEDULE"). The Allocation Schedule shall be agreed to by the parties not later than 60 days after the Closing Date. The Allocation Schedule shall comply with the requirements of Section 1060 of the IRC. Each of the parties shall report the Merger for all federal and state income and franchise tax purposes, including without limitation in all Tax Returns prepared and filed by or for such party and with respect to any Section 338 Elections, in accordance with the allocations set forth in Exhibit 6.7(b). Newco and Parent shall each prepare and file an IRS Form 8594 for the deemed sale of the Acquired Assets and assumption of liabilities with their respective federal income Tax Returns for the taxable year that includes the Closing Date. Each of the parties shall provide prompt notice to the other of the commencement of any audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency that challenges the allocation set forth in the Allocation Schedule.

                  (c) Although both parties believe that the Merger should be treated for U.S. federal income tax purposes as a taxable sale of Acquired Assets to Parent under Treasury Regulation Section 1.1361-5(b)(3), in order to assure the tax treatment of the Merger as a deemed purchase of assets, Parent and Newco shall make a protective election under Section 338(h)(10) of the IRC with respect to the acquisition of Company, which for U.S. federal income tax purposes, shall be made on a Form 8023 (or successor form), substantially in the form of Exhibit 6.7(c) hereto

         (including the footnotes/statements thereon). Parent and Newco also shall make a similar election for state income/franchise tax purposes (using a state election form) as may be required under Applicable Law.

                  (d) Parent and Newco agree that any adjustments to the total amount of consideration to be received by Newco (whether by reason of the Working Capital Adjustment in Section 2.2.2, the receipt of Additional Merger Consideration Payments pursuant to Section 2.2.8, or indemnity clams made pursuant to Article 9) will be treated as adjustments to the amount of consideration to be allocated among the Acquired Assets in accordance with the methodology set forth on the Allocation Schedule and in accordance with the requirements of Section 1060 of the IRC. Parent and Newco also agree that the Additional Merger Consideration Payments shall be allocated to the Class VII assets (goodwill and going concern value) as defined in Treas. Reg. 1.338-6(b)(2)(vii).

6.8 Transfer Taxes. Newco and Parent shall each pay 50% of any state, local, foreign or provincial sales, use, real property transfer, stock transfer, stock or similar tax (including any interest or penalties with respect thereto) payable in connection with the consummation of the Contemplated Transactions.

6.9 Standstill Time.

                  (a) During the Standstill Time, except upon the prior written approval of Parent, neither Newco nor Company will, directly or indirectly, through one or more intermediaries or otherwise, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act):

                           (i) make, or in any way participate in, any
                  "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Parent Common Stock (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to Parent or seek to advise, encourage or influence any Person with respect to the voting of any Parent Common Stock;

                           (ii) initiate, propose or otherwise solicit, or
                  participate in the solicitation of stockholders for the approval of one or more stockholder proposals with respect to Parent as described in Rule 14a-8 under the Exchange Act or knowingly induce any Person to initiate any stockholder proposal relating to Parent;

                           (iii) form, join or in any way participate in a
                  "group," (within the meaning of Section 13d-3 of the Exchange
                  Act), act in concert with any other Person or otherwise take any action or actions that would cause it to be deemed a "person" (for purposes of Section 13(d) of the Exchange Act), with respect to acquiring or voting any Parent Common Stock;

                           (iv) participate in or encourage the formation of any
                  "group" (within the meaning of Section 13d-3 of the Exchange
                  Act) that owns or seeks or offers to acquire beneficial ownership of securities of Parent or rights to acquire such securities or that seeks or offers to affect the control or management of Parent or for the purpose of circumventing any provision of this Section 6.9;

                           (v) seek election to, seek to place a representative
                  on, or seek the removal of any member of, the Board of Directors of Parent;

                           (vi) call or seek to have called any meeting of the
                  stockholders of Parent, or sign a written consent authorizing any action to be taken without a meeting of the stockholders of Parent;

                           (vii) solicit, seek or offer to effect, negotiate
                  with or provide any information to any Person with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of Parent, to any director or officer of Parent or to any other stockholder of Parent with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause Parent to make any such filing, with respect to:

                                    (A) any form of business combination or
                           transaction involving Parent (other than the Contemplated Transactions) or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of Parent's or any of its material Subsidiaries' assets;

                                    (B) any form of restructuring,
                           recapitalization or similar transaction with respect to Parent or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of Parent's or any of its material Subsidiaries' assets;

                                    (C) any acquisition or disposition of
                           material assets of Parent or any of its material Subsidiaries;

                                    (D) any request to amend, waive or terminate
                           the provisions of this Section 6.9; or

                                    (E) any proposal or other statement
                           inconsistent with the terms of this Section 6.9;


                  provided, however, that Newco and Company may discuss the affairs and prospects of Parent, the status of any investment by Newco or Company in Parent and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with the Board of Directors of Parent or any director or executive officer of Parent or any director or executive officer of any Subsidiary of Parent, and Newco and Company may discuss any matter, including any of the foregoing, with or among each other, or with their outside legal and financial advisors, if as a result of any such discussions neither of them is required to make, and neither of them makes, any public announcement or filing under the Exchange Act otherwise prohibited by this Section 6.9 as a result thereof;

                           (viii) otherwise act, alone or in concert with others
                  (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of Parent;

                           (ix) advise, assist, finance, knowingly instigate or
                  knowingly encourage any third party to take any of the actions enumerated in this Section 6.9; or

                           (x) disclose or publicly announce any intention, plan
                  or arrangement inconsistent with the foregoing.


If Newco or Company receives any proposal (oral (that is credible) or written), offer or inquiry regarding any of the matters described in this Section 6.9, it shall promptly notify Parent in writing of the nature and content of such matter, including the names of the Persons involved with such matter.

                  (b) During the Standstill Time, Newco and Company shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all properly called meetings of stockholders of Parent of which Newco and Company have notice so that all Parent Common Stock beneficially owned by Newco and Company shall be counted for purposes of determining the presence of a quorum at such meetings. Except as otherwise expressly permitted by this Section 6.9, during the Standstill Time, at all meetings of Parent's stockholders at which Parent Common Stock owned beneficially by Newco or Company are entitled to vote, Newco and Company shall vote all such Parent Common Stock in accordance with the recommendation or direction of the Board of Directors of Parent, including, without limitation (i) in all elections of directors of Parent and (ii) on all other matters submitted for stockholder approval that are supported by the Board of Directors of Parent; provided, that Newco and Company may vote the Parent Common Stock owned by them as they determine in their sole discretion with respect to any of the following transactions approved by the Board of Directors that are presented at a meeting of Parent's stockholders for their approval: (w) the issuance of any preferred stock if after such issuance Parent will have issued, since the date of this Agreement, preferred stock with an aggregate purchase price of more than Fifty Million Dollars ($50,000,000) or the issuance of any equity securities with voting rights that are greater in any respect than those of the Parent Common Stock, (x) any disposition of Parent (by way of merger, sale of assets or otherwise) of a substantial part of its assets, (y) any recapitalization of Parent (other than a recapitalization for the purpose of forming a holding company or to effect a change in Parent's state of incorporation), including, without limitation, any leveraged buyout of Parent or similar going-private transaction, or (z) any liquidation of, or consolidation involving, Parent

                  (c) If this Agreement is terminated pursuant to Article 8, then the provisions of Section 6.9(b) shall also terminate.

6.10 Newco Financial Covenants. From the Closing Date until the tenth anniversary of the Closing Date (the "FINANCIAL COVENANT PERIOD"), Newco shall at all times maintain a minimum Consolidated Tangible Net Worth of Twenty Five Million Dollars ($25,000,000) and shall not at any time permit its Total Debt to exceed its Consolidated Tangible Net Worth. Within forty-five (45) days after the end of (a) the fiscal quarter in which the Effective Time occurs and (b) each subsequent fiscal quarter during the Financial Covenant Period, Newco shall provide Parent with an unaudited balance sheet for Newco, prepared on a consolidated basis, dated the last day of such fiscal quarter. Within ninety
(90) days after the end of each fiscal year during the Financial Covenant Period, Newco shall provide Parent an unaudited balance sheet for Newco, prepared on a consolidated basis, dated the last day of such fiscal year. Each such balance sheet shall be accompanied by a certificate from Newco's Chief Financial Officer certifying that such balance sheet conforms with the requirements of this Section 6.10 and certifying as to Newco's Consolidated Tangible Net Worth and that Newco's Total Debt does not exceed Newco's Consolidated Tangible Net Worth as of the date of such balance sheet.

6.11 Dissenter's Rights. Newco hereby irrevocably waives any rights that Newco may have under the IBCA to exercise dissenter's rights with respect to the Merger.




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

6.12 Employment Matters.

         6.12.1 As of Closing, Parent shall, or shall cause Company to: (a) provide to each current employee of Company that is not currently covered by the terms of a collective bargaining agreement and that is not a current or former employee of Solimar, Inc., Grupo Thrall de Mexico, S.A. de C.V. or TCMC Equipment Leasing, Inc. ("EMPLOYEE") such employee benefits as are provided as of the Closing to similarly situated employees of Parent and (b) be responsible for providing to each former employee of Company who, as of Closing, is covered under COBRA continuation coverage under the Duchossois Industries, Inc. Group Benefits Plan (the "GROUP BENEFITS PLAN") COBRA continuation coverage under the medical and dental plans of Parent ("COBRA EMPLOYEE") for the remainder of such former employee's statutory COBRA coverage period. Notwithstanding the foregoing, Company shall not be required to continue the employment of any particular Employee after Closing, and the employment of any such Employee may be terminated at any time after the Closing in accordance with the applicable law. Parent shall take all actions necessary so that Employees will receive credit for eligibility and vesting purposes, but not for the accrual of retirement benefits, for their periods of service with Company and affiliates of Company prior to Closing under any employee benefit plan, program, or arrangement established, maintained, continued or made available by Parent on or after Closing in which such Employees are eligible to participate.

         6.12.2 Newco shall be responsible for (a) all claims for welfare benefits (other than medical and dental benefits) which are incurred prior to the Closing by any Employee (or the eligible dependent of any Employee) that are payable under the terms and conditions of the Group Benefits Plan and (b) all claims for welfare benefits, including medical and dental benefits, that are either existing or incurred but not reported prior to the Closing by any former employee of Company who, as of the Closing, is covered by COBRA that are payable under the terms and conditions of the Group Benefits Plan. Except as listed on
Exhibit 5.10(a), the Surviving Corporation shall be responsible (x) for reimbursement of Newco for all medical and dental claims incurred by any Employee or COBRA Employee (or any eligible dependent of any Employee or COBRA Employee) prior to the Closing that are payable under the terms and conditions of the Group Benefits Plan, regardless of whether such claims are reported prior to the Closing, to the extent such claims are paid by Newco after the Closing and to the extent such claims do not exceed the reserves for the payment of such claims shown on the books of Company as of the Closing plus $50,000; and (y) for the welfare benefit claims, including medical and dental claims, that are payable under the terms and conditions of the welfare benefit plans established by Parent or the Surviving Corporation with respect to the Employees incurred from and after the Closing by (i) any Employee (or any eligible dependent of any Employee), (ii) each employee of the Company on leave of absence, with recall rights, on workers' compensation or on disability as of the Closing, except that Newco shall be responsible for continuing long-term disability benefits in pay status as of the Closing under the Group Benefits Plan for the period specified thereunder, and (iii) each former employee of Company, who, as of the Closing, is eligible for or receiving COBRA continuation coverage under the welfare benefit plans established by Parent or Surviving Corporation. For purposes of this Section 6.12.2, a claim for welfare benefits shall be deemed to be incurred: in the case of medical, health or dental benefits, when the medical, health or dental service or supply is provided, and in the case of disability, life insurance and any other welfare benefits, when the event directly giving rise to the claim occurs. The Surviving Corporation or Parent, as applicable, shall recognize under applicable welfare plans, policies and arrangements of Parent such copayments and deductibles paid by such Employee or dependent under the Plans prior to the Closing and shall not exclude any preexisting conditions of any such Employee or dependent that were not excluded under the Plans immediately prior to the Closing.

         6.12.3 Nothing herein expressed or implied by this Agreement shall confer upon any Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

         6.12.4 Company shall cooperate with Newco in providing reasonable access to each Employee's personnel and related file from and after Closing and shall use its best efforts to make such personnel and related files, or complete copies thereof, available to Newco in connection with a legal or regulatory claim, action or sanction relating thereto, provided that Newco provides reasonable advance notice of its intent to review such files.

         6.12.5 As soon as practicable after the Closing, Newco shall take all necessary and legally permissible actions to cause the transfer of the assets of each Qualified Plan set forth in Part 6.12.5 of Newco's Disclosure Letter from the trusts holding such assets to the trust or trusts established by Parent or the Surviving Corporation. Not less than ten (10) days prior to such transfer, Parent shall provide to Newco evidence that each such trust is exempt from tax under Section 501(a) of the Code. The assets to be transferred pursuant to this
Section 6.12.5 shall be in cash or a combination of cash, securities or other property, except that the notes reflecting any participant loan from such Qualified Plan that is a defined contribution plan shall be transferred in kind. The actual amount transferred shall be adjusted to reflect any normal and legally permissible expenses, including plan distributions, properly attributable the individual accounts of such Qualified Plan during the period, if any, following the Closing and preceding such transfer.

         6.12.6 Prior to the Closing, Company shall make (a) contributions to the Thrall Car Manufacturing Company Pension Plan for Hourly-Paid Employees at the Winder and Cartersville Plants in an amount equal to $316,988 for the 2000 plan year and in an amount to $114,077 for the 2001 plan year, and (b) a contribution to the Thrall Car Manufacturing Company Pension Plan for the Hourly-Paid Employees at the Clinton, Illinois Plant in an amount equal to $219,615 for the 2001 plan year.

6.13 Notification of Breach. Within five (5) days prior to the Closing, Timothy
R. Wallace and John L. Adams shall ask the other members of the Parent Knowledge Group if any of such Persons are aware of a breach of a representation or warranty or a covenant or obligation of Newco, Company or any of Company's Subsidiaries contained in this Agreement. If prior to the Closing Date, Timothy
R. Wallace or John L. Adams have concluded that a breach of a representation or warranty or a covenant or obligation of Newco, Company or any of Company's Subsidiaries has occurred which would result in an indemnification claim against Newco, Company or any of Company's Subsidiaries in excess of One Million Dollars ($1,000,000) pursuant to Section 9.2.1 or 9.2.2, Parent shall notify Newco and Company of such conclusion. Notwithstanding the foregoing, any failure (a) by Timothy R. Wallace or John L. Adams to ask the other members of the Parent Knowledge Group if any of them were aware of a breach of a representation or warranty or a covenant or obligation of Newco, Company or any of Company's Subsidiaries or (b) by Parent to make such notification to Newco or Company shall not nullify or otherwise waive Parent's right to indemnification with respect to such breach or assert any other rights under this Agreement and shall not constitute a defense by Newco or Company to such claim for indemnification.

6.14 Payment of Cash Balances. As soon as practicable after the Closing Date but not later than the tenth business day after the Closing Date, the Surviving Corporation shall pay Newco an amount in cash equal to the amount of cash in Company's and its Subsidiaries' checking, savings and other deposit accounts at the Effective Time. At the Closing, Newco shall provide Parent with a complete and accurate list of such checking, savings and other deposit accounts.




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6.15 Rights Agreement Amendment. Parent shall execute and use its Best Efforts to cause the Rights Agreement Amendment to become effective.

6.16 Additional Tax Matters.

         6.16.1 EIN; Successor Employer Reporting.

                  (a) Newco shall retain and use Company's federal employer identification number ("EIN") and all state tax account identification numbers following the Closing. Parent shall cause the Surviving Corporation to obtain and use a new federal EIN and new state tax account identification numbers following the Closing.

                  (b) Parent shall cause the Surviving Corporation to prepare and file applicable wage reporting and withholding forms (e.g., Forms W-2, W-3, W-4, W-5) as a successor employer for federal tax purposes under the alternative procedure set forth in Rev. Proc. 96-60, 1996-2 C.B. 399, and using its new federal EIN.

         6.16.2 Filing of Tax Returns; Reimbursement for Payroll and Sales/Use Taxes.

                  (a) Newco's and Company's income from January 1, 2001 through the Closing Date shall be included in Newco's federal and state income and franchise Tax Returns, including the income, if any, resulting from the actions taken by Newco, Company and Company's Subsidiaries pursuant to Section 5.10 hereof. Newco shall prepare or cause to be prepared and file or cause to be filed on a timely basis (i) Company's payroll and sales/use Tax Returns for the Taxable period ending on the Closing Date; (ii) all other Tax Returns with respect to Newco, Company and Company's Subsidiaries that are required to be filed on or before the Closing Date; and (iii) the federal and state partnership Tax Returns of Thrall International Holdings LLC for all Taxable periods ending prior to and including the Closing Date.

                  (b) Parent shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other Tax Returns with respect to Company and Company's Subsidiaries.

                  (c) Parent shall pay or cause the Surviving Corporation to pay to Newco within five (5) business days after the Closing Date, the amount of any payroll and sales/use Taxes that Newco is required to remit with the filing of Company's payroll and sales/use Tax Tax Returns for the Taxable period ending on the Closing Date to the extent such Taxes also were reserved on the Working Capital Statement.

         6.16.3 Refunds. Any refunds of U.S. federal or state income or franchise Taxes of Company plus any interest received with respect thereto that relate to Taxable periods or portions thereof ending on or before the Closing Date and that have been borne by Company (prior to the Closing) or Newco, and any refunds of property Taxes related to assets described on Exhibit 5.10(a), shall be for the account of Newco and, if received by the Surviving Corporation (or any of its Affiliates) after the Closing Date, shall be paid to Newco within fifteen (15) days of receipt by such Person.

         6.16.4 Cooperation on Tax Matters.

                  (a) Parent shall cause the Surviving Corporation and its Subsidiaries to (i) retain all books and records relating to Taxes for all Taxable periods beginning before the Closing Date until the expiration of the associated statutes of limitations (including any extensions thereof), and (ii) give Newco reasonable written notice prior to transferring, destroying or discarding any







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

         such books and records and, if Newco requests, allow Newco to take possession of such books and records.

                  (b) After the Closing Date, Newco and Parent, at their sole and separate expense, shall:

                           (i) assist (and cause their respective Affiliates to
                  assist) the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with Section 6.16.2;

                           (ii) reasonably cooperate in preparing for any audits
                  of, or disputes with Governmental Bodies regarding, any Taxes of Newco, Company and Company's Subsidiaries for Taxable periods for which the other party may have an indemnification obligation;

                           (iii) make available to the other party and to any
                  Governmental Body as reasonably requested all information, records and documents relating to Taxes of Newco, Company and Company's Subsidiaries for Taxable periods for which the other party may have an indemnification obligation;

                           (iv) provide notice within thirty (30) days to the
                  other party in writing of any pending or threatened Tax audit or assessment of Newco, Company and Company's Subsidiaries for Taxable periods for which the other may have an indemnification obligation; and

                           (v) furnish the other party with copies of all
                  correspondence received from any Governmental Body in connection with any Tax audit or information request with respect to any such Taxable period for which the other party may have an indemnification obligation.

6.17 York Facility. Newco shall use its Best Efforts to provide to Parent, prior to the Closing Date, evidence in form and substance acceptable to Parent that, without any expense on the part of Parent, any restrictive covenant related to the manufacture of railcars at Company's manufacturing facility in York, England, shall have been released for the continuing benefit of Parent and its Subsidiaries, and that no further restriction or obligation exists that in the future would impair or restrict the manufacture of railcars at Company's manufacturing facility in York, England. Alternatively, Newco shall use its Best Efforts to provide to the reasonable satisfaction of Parent the opportunity to utilize the facility in York, England on substantially the same economic terms and conditions as enjoyed by Company on the date hereof.


                                   ARTICLE 7
                         CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement shall be subject to the fulfillment of each and all of the following conditions at or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such earlier time), each of which is individually hereby deemed material, and any one or more of which may be waived in writing by Parent:






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

         7.1.1 Representations and Warranties. Each of the representations and warranties made by Newco in this Agreement (except for the representations and warranties in (a) the first sentence of Section 3.1.1, (b) the first sentence of
Section 3.1.2 and (c) Section 3.3) shall be true and correct as of the date when made and (except for changes contemplated by this Agreement and except to the extent any such representation and warranty speaks as of an earlier date, in which case such representation or warranty shall have been true and correct as of such date) shall be true and correct on and as of the Closing Date to the same extent and with the same effect as if made on and as of the Closing Date, except, in all cases, where any failure or failures to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company. Each of the representations and warranties in (a) the first sentence of Section 3.1.1, (b) the first sentence of Section 3.1.2 and (c) Section 3.3 shall be true and correct in all material respects as of the date when made and (except for changes contemplated by this Agreement and except to the extent any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such date) shall be true and correct in all material respects on and as of the Closing Date to the same extent and with the same effect as if made on and as of the Closing Date.

         7.1.2 Performance by Newco and Company. Newco and Company shall have materially performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such earlier time).

         7.1.3 No Proceedings. No Proceeding that has a reasonable likelihood of resulting in an unfavorable outcome shall be pending before any Governmental Body (a) wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would have the legal effect of (i) preventing consummation of any of the Contemplated Transactions, (ii) causing any of the Contemplated Transactions to be rescinded following consummation, (iii) having a material adverse effect on the right of the Surviving Corporation to own the assets of Company, to operate the business of Company or to control any Subsidiary of Company, or (iv) having a material adverse effect on the right of any of Company's Subsidiaries to own its assets and to operate its business or (b) asserting that any Person, other than Newco, (i) is the holder or the beneficial owner of, or has any right to acquire or to obtain beneficial ownership of, any capital stock, of, or any other voting, equity or other ownership interest in, Company or any of its Subsidiaries, or (ii) is entitled to all or any portion of the Merger Consideration.

         7.1.4 Regulatory Approvals and Consents. There shall have been duly and validly obtained all Governmental Authorizations and Orders of all Governmental Bodies required in connection with the Operative Agreements, including, if required by applicable law, those Consents set forth in Part 3.2.2(b) and (c) of Newco's Disclosure Letter, and all such Consents, Governmental Authorizations and Orders shall be in full force and effect as of the Closing and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         7.1.5 Officer's Certificate. At the Closing, Newco shall have delivered to Parent a certificate, dated the Closing Date, executed by the President of Newco, confirming that the conditions in Sections 7.1.1 and 7.1.2 have been satisfied.

         7.1.6 No Material Adverse Effect on Company. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Company.

         7.1.7 Escrow Agreement. At the Closing, Newco and the Escrow Agent shall have delivered to Parent the Escrow Agreement in the form attached hereto as Exhibit 7.1.7, with such changes as are reasonably requested by the Escrow Agent, including, but not limited to, those affecting its duties and








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liabilities and permissible investments (as long as such investments are comparable with respect to risk) thereunder, duly executed by Newco and the Escrow Agent.

         7.1.8 Stockholder's Agreement. At the Closing, Newco shall have delivered to Parent the Stockholder's Agreement, in the form attached hereto as
Exhibit 7.1.8, duly executed by Newco.

         7.1.9 Claims Releases. At the Closing, Newco and each of the other Persons listed on Exhibit 7.1.9(a) shall have delivered to Parent a Claims Release (individually, a "CLAIMS RELEASE", and, collectively, the "CLAIMS RELEASES") in the form attached hereto as Exhibit 7.1.9(b), duly executed by Newco and each such other Person.

         7.1.10 Registration Rights Agreement. At the Closing, Newco shall have delivered to Parent the Registration Rights Agreement, in the form attached hereto as Exhibit 7.1.10, duly executed by Newco.

         7.1.11 Noncompetition Agreement. At the Closing, Newco shall have delivered to Parent the Noncompetition Agreement (the "NONCOMPETITION AGREEMENT") in the form attached hereto as Exhibit 7.1.11, duly executed by Newco, Richard Duchossois and Craig Duchossois.

         7.1.12 Keepwell Letter. At the Closing, Newco shall have delivered to Parent the Keepwell Letter (the "KEEPWELL LETTER") in the form attached hereto as Exhibit 7.1.12, duly executed by Duchossois Industries, Inc.

         7.1.13 UCC Financing Statement. At the Closing, Newco shall have delivered to Parent a Uniform Commercial Code Financing Statement in a form to be agreed to by Newco and Parent prior to Closing, duly executed by Newco, which shall not become effective unless and until Duchossois Industries, Inc. is in default under the Keepwell Letter.

         7.1.14 Pledge Agreement. At the Closing, Newco shall have delivered to Parent the Pledge Agreement (the "PLEDGE AGREEMENT") in a form to be agreed to by Newco and Parent prior to Closing, duly executed by Newco, which shall not become effective unless and until Duchossois Industries, Inc. is in default under the Keepwell Letter.

         7.1.15 No Adverse Order. No Governmental Body shall have issued, enacted, promulgated, enforced or entered into any Order which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         7.1.16 Secretary's Certificates.

                  (a) At the Closing, Newco shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of Newco
         (i) attaching a true and complete copy of all resolutions of the Board of Directors of Newco evidencing corporate action (in form and substance satisfactory to Parent and its counsel) taken by Newco in connection with the matters contemplated by the Operative Agreements,
         (ii) attaching a true and complete copy of all resolutions of the shareholders of Newco evidencing the approval (in form and substance satisfactory to Parent and its counsel), if required by applicable law, of the matters contemplated by the Operative Agreements, (iii) setting forth the incumbency of the officer or officers of Newco who sign any of the Operative Agreements, including therein a signature specimen of such officer or officers and (iv) covering such other matters, and with such other attachments thereto, as Parent may reasonably request.

                  (b) At the Closing, Company shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of Company (i) attaching a true and complete copy of all resolutions of the Board of Directors of Company evidencing corporate action (in form and substance satisfactory to Parent and its counsel) taken by Company in connection with the matters contemplated by this Agreement, (ii) attaching a true and complete copy of all resolutions of the shareholders of Company evidencing the approval (in form and substance satisfactory to Parent and its counsel) of the matters contemplated by this Agreement, (iii) setting forth the incumbency of the officer or officers of Company who sign this Agreement, including therein a signature specimen of such officer or officers, and (iv) covering such other matters, and with such other attachments thereto, as Parent may reasonably request.

                  (c) At the Closing, each of Company's Subsidiaries shall have provided to Parent a certificate, dated the Closing Date, executed by the Secretary or equivalent officer of such Subsidiary covering such matters, and with such attachments thereto, as Parent may reasonably request.

         7.1.17 Use of York Facility. Newco shall have provided to Parent evidence in form and substance acceptable to Parent that, without any expense on the part of Parent, any restrictive covenant related to the manufacture of railcars at Company's manufacturing facility in York, England shall have been released for the continuing benefit of Parent and its Subsidiaries, and that no further restriction or obligation exists that in the future would impair or restrict the manufacture of railcars at Company's manufacturing facility in York, England. Alternatively, Newco shall provide to the reasonable satisfaction of Parent the opportunity to utilize the facility in York, England on substantially the same economic terms and conditions as enjoyed by Company as of the date hereof.

         7.1.18 Clinton Deed. Newco shall have provided to Parent a copy of the recorded deed to the real property upon which the Company's "main facility" in Clinton, Illinois is located, evidencing fee ownership of such real property by Company and subject to no mortgages.

7.2 Conditions Precedent to Obligations of Newco and Company. The obligations of Newco and Company under this Agreement shall be subject to the fulfillment of each and all of the following conditions at or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such specified time), each of which is individually hereby deemed material, and any one or more of which may be waived in writing by Newco:

         7.2.1 Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement (except for the representations and warranties in (a) the first and third sentences of Section
4.1 and (b) Section 4.3) shall be true and correct as of the date when made and (except for changes contemplated by this Agreement and except to the extent any such representation and warranty speaks as of an earlier date, in which case such representation or warranty shall have been true and correct as of such date) shall be true and correct on and as of the Closing Date to the same extent and with the same effect as if made on and as of the Closing Date, except, in all cases, where any failure or failures to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Each of the representations and warranties on (a) the first and third sentences of Section 4.1 and (b) Section
4.3 shall be true and correct on all material respects as of the date when made and (except for changes contemplated by this Agreement and except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such date) shall be true and correct on all material respects on and as of the Closing Date to the same extent and with the same effect as if made on and as of the Closing Date.






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         7.2.2 Performance by Parent and Merger Sub. Parent and Merger Sub shall have materially performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such earlier time).

         7.2.3 No Proceedings. No Proceeding that has a reasonable likelihood of resulting in an unfavorable outcome shall be pending or Threatened before any Governmental Body wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would have the legal effect of (a) preventing consummation of any of the Contemplated Transactions, or (b) causing any of the Contemplated Transactions to be rescinded following consummation.

         7.2.4 Regulatory Approval and Consents. There shall have been duly and validly obtained all Governmental Authorizations and Orders of all Governmental Bodies required in connection with the Operative Agreements, including those Consents set forth in Part 4.2.2(1-3) of Parent's Disclosure Letter, if required by applicable law, as well as those Consents set forth in Part 4.2.2 (4-6) of Parent's Disclosure Letter, and all such Consents, Governmental Authorizations and Orders shall be (a) on terms and conditions reasonably acceptable to Parent and (b) in full force and effect as of the Closing and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         7.2.5 Officer's Certificate. At the Closing, Parent shall have delivered to Newco a certificate, dated the Closing Date, executed by the President of Parent, confirming that the conditions in Sections 7.2.1 and 7.2.2 have been satisfied.

         7.2.6 No Material Adverse Effect on Parent. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Parent.

         7.2.7 Escrow Agreement. At the Closing, Parent and the Escrow Agent shall have delivered to Newco the Escrow Agreement in the form attached hereto as Exhibit 7.1.7, with such changes as are reasonably requested by the Escrow Agent, including, but not limited to, those affecting its duties and liabilities and permissible investments (as long as such investments are comparable with respect to risk) thereunder, duly executed by Parent and the Escrow Agent.

         7.2.8 Stockholder's Agreement. At the Closing, Parent shall have delivered to Newco the Stockholder's Agreement, in the form attached hereto as
Exhibit 7.1.8, duly executed by Parent.

         7.2.9 Registration Rights Agreement. At the Closing, Parent shall have delivered to Newco the Registration Rights Agreement, in the form attached hereto as Exhibit 7.1.10, duly executed by Parent.

         7.2.10 No Adverse Order. No Government Body shall have issued, enacted, promulgated, enforced or entered any Order which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         7.2.11 Rights Agreement Amendment. At the Closing, Parent shall have delivered to Newco evidence that the Rights Agreement, dated as of March 11, 1999, between Parent and The Bank of New York has been amended in substantially the form attached hereto as Exhibit 7.2.11 (the "RIGHTS AGREEMENT AMENDMENT").

         7.2.12 Pledge Agreement. At the Closing, Parent shall have delivered to Newco the Pledge Agreement in a form to be agreed by Newco and Parent prior to Closing, duly executed by Parent, which






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shall not become effective unless and until Duchossois Industries, Inc. is in default under the Keepwell Letter.

         7.2.13 New York Stock Exchange Listing. The Shares of Parent Common Stock to be issued as part of the Merger Consideration shall be approved for listing on the NYSE upon official notice of issuance thereto, and no event shall have occurred that would reasonably be expected to cause the Parent Common Stock to be delisted from the NYSE.

         7.2.14 Secretary's Certificates.

                  (a) At the Closing, Parent shall have delivered to Newco a certificate, dated the Closing Date, executed by the Secretary of Parent (i) attaching a true and complete copy of all resolutions of the Board of Directors of Parent evidencing corporate action (in form and substance satisfactory to Newco and its counsel) taken by Parent in connection with the matters contemplated by the Operative Agreements,
         (ii) setting forth the incumbency of the officer or officers of Parent who sign any of the Operative Agreements, including therein a signature specimen of such officer or officers, and (iii) covering such other matters, and with such other attachments thereto, as Newco may reasonably request.

                  (b) At the Closing, Merger Sub shall have delivered to Newco a certificate, dated the Closing Date, executed by the Secretary of Merger Sub (i) attaching a true and complete copy of all resolutions of the Board of Directors of Merger Sub evidencing corporate action (in form and substance satisfactory to Newco and its counsel) taken by Merger Sub in connection with the matters contemplated by this Agreement, (ii) attaching a true and complete copy of all resolutions of the shareholders of Merger Sub evidencing the approval (in form and substance satisfactory to Newco and its counsel) of the Merger, (iii) setting forth the incumbency of the officer or officers of Merger Sub who sign this Agreement, including therein a signature specimen of such officer or officers, and (iv) covering such other matters, and with such other attachments thereto, as Newco may reasonably request.


                                   ARTICLE 8
                                   TERMINATION

8.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

         8.1.1 by Parent if either Newco or Company Breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which Breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 7.1.1 or 7.1.2 and (b) cannot be cured or has not been cured within fifteen (15) days after the giving of written notice to Newco of such Breach (provided that neither Parent nor Merger Sub is then in willful and material Breach of any representation, warranty or covenant contained in this Agreement);

         8.1.2 by Newco if either Parent or Merger Sub Breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which Breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 7.2.1 or
7.2.2 and (b) cannot be or has not been cured within fifteen (15) days after the giving of written notice to Parent of such Breach (provided that neither Newco nor Company is then in willful and material Breach of any representation, warranty or covenant contained in this Agreement);








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         8.1.3 by Newco if (a) the individuals who as of the date of this
Agreement constituted the Board of Directors of Parent and (b) any other individuals who become directors of Parent between the date of this Agreement and the Closing Date and whose election to the Board of Directors of Parent or whose nomination for election to the Board of Directors of Parent by the stockholders of Parent were approved by a majority of the directors of Parent then in office who are referred to in clause (a) or this clause (b), cease for any reason to constitute a majority of the Board of Directors of Parent;

         8.1.4 by Newco, if in a transaction or series of transactions that was not approved by the Board of Directors of Parent, any Person (collectively with such Person's Affiliates) acquires 35% or more of the issued and outstanding Parent Common Stock;

         8.1.5 by Newco, if as a result of closing a tender offer or exchange offer that was not approved or recommended by the Board of Directors of Parent prior to the commencement of such tender offer or exchange offer, any Person (collectively with such Person's Affiliates) acquires 35% or more of the issued and outstanding Parent Common Stock;

         8.1.6 by Newco, upon written notice to Parent provided within three (3) business days after Newco receives notice from Parent (which notice Parent shall provide) of a proposed transaction or series of related proposed transactions that is approved by the Board of Directors of Parent pursuant to which any Person (collectively with such Person's Affiliates) will acquire more than 35% of the issued and outstanding Parent Common Stock;

         8.1.7 by Newco, upon the redemption by Parent or agreement by Parent to redeem rights to acquire Series A Junior Participating Preferred Stock issued under the Rights Agreement;

         8.1.8 by Newco, upon consummation of a sale of or agreement to sell all or substantially all of Parent's or its Subsidiaries' assets that requires approval of Parent's stockholders pursuant to Delaware General Corporation Law;

         8.1.9 by mutual written consent of Parent and Newco; or

         8.1.10 by either Parent or Newco, if the Closing has not occurred (other than through the failure of Parent or Merger Sub, if Parent is seeking to terminate the Agreement, or of Newco or Company, if Newco is seeking to terminate this Agreement, to comply fully with its obligations under this Agreement) on or before July 15, 2002.

8.2 Effect of Termination. Except for terminations described in Section 8.3, each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article 9 and Sections 6.2, 6.9(a), 8.3, 10.1 and 10.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

8.3 Termination Fee. If this Agreement is validly terminated by Newco pursuant to Sections 8.1.3, 8.1.4, 8.1.5, 8.1.7 or 8.1.8 or because the waiting period under the HSR Act has not expired or been terminated and such waiting period would have expired or been terminated prior to July 15, 2002, but for









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the occurrence between the date hereof and July 15, 2002 of (a) a merger or other combination of Parent or any of its Subsidiaries with another Person, (b) an acquisition or disposition of stock or assets by Parent or any of its Subsidiaries, or (c) any other similar transaction or occurrence, then Parent shall pay to Newco a termination fee in the amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000). This termination fee shall be the exclusive remedy for Newco and Company if this Agreement is terminated for any of the reasons set forth in this Section 8.3, and Newco and Company hereby waive, release and discharge forever Parent and Merger Sub for all liabilities (including, but not limited to, incidental and consequential damages), whether known or unknown that either Newco or Company may have under applicable law.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may
(a) extend the time for the performance of any the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                    ARTICLE 9
                            INDEMNIFICATION; REMEDIES

9.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, Newco's Disclosure Letter, Parent's Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted by any party with respect to, or any Knowledge acquired by any party (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation will not affect the right to indemnification, payment of damages or other remedy based on such representation, warranty, covenant or obligation.

9.2 General Indemnification by Newco. Newco shall indemnify and hold harmless Parent, the Surviving Corporation (from and after the Closing) and their respective Representatives and Affiliates (collectively, the "INDEMNIFIED PERSONS") from and against any and all losses, liabilities, claims, damages (excluding incidental and consequential damages, other than incidental and consequential damages for which Parent is liable to third parties), expenses (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES"), that any Indemnified Person may incur or become subject to arising, directly or indirectly, out of or in connection with:

         9.2.1 any Breach of any representation or warranty made by Newco in this Agreement, Newco's Disclosure Letter or any other certificate or document delivered by Newco or Company pursuant to this Agreement (provided that each representation or warranty of Newco contained herein or therein that is subject to a materiality, Material Adverse Effect, Material Adverse Change or similar qualification shall be deemed to be not so qualified in determining the existence of any Breach thereof on the part of Newco for the purpose of Article
9);




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

         9.2.2 any Breach of any representation or warranty made by Newco in this Agreement or Newco's Disclosure Letter as if such representation or warranty were made on and as of the Closing Date, except to the extent any such representation or warranty speaks as of an earlier date (provided that each representation or warranty of Newco contained herein or therein that is subject to a materiality, Material Adverse Effect, Material Adverse Change or similar qualification shall be deemed to be not so qualified in determining the existence of any Breach thereof on the part of Newco for the purposes of Article
9);

         9.2.3 any Breach by Newco or Company of any covenant or obligation of Newco or Company in this Agreement;

         9.2.4 any product warranty claims relating to the products manufactured by Company or any of its Subsidiaries prior to the Closing that are in excess of product warranty reserves reflected for such purpose on the Working Capital Statement;

         9.2.5 any liabilities for federal and state income and franchise Taxes relating to Newco, Company or any of Company's Subsidiaries, if any, that accrued or relate to the period prior to the Closing that are in excess of the amounts accrued and reflected for such purpose on the Working Capital Statement; or

         9.2.6 any event, condition, circumstance, activity, practice, incident, action, omission or plan (whether or not such event, condition, circumstance, activity, practice, incident, action, omission or plan constitutes a Breach of a representation, warranty or covenant contained in this Agreement) relating in any way (a) to any of the actions, assets, or the use of such assets prior to the Closing Date, or liabilities referred to in Section 5.10, including any increase in Tax liability due to any of such actions, assets, use of such assets, or liabilities or (b) to the real property formerly owned by Company, any of its predecessor entities, any of Company's Subsidiaries, any predecessor to any of Company's Subsidiaries, any of Company's former Subsidiaries or any predecessor to any such former Subsidiary; provided however, that with respect to such real property described in this clause (b), Newco's indemnity shall apply to only those Damages (including without limitation reasonable costs of investigation, remediation, containment or other management of any Hazardous Substance and fees and expenses of any consultants or contractors), including Damages based on negligence prior to Closing of Company or any of its Subsidiaries, strict liability or CERCLA or analogous state laws, that any of the Indemnified Persons may incur or become subject to under any Environmental Laws arising out of or in any way relating to the condition of or operations on such real property.

9.3 Indemnification by Newco for Environmental Matters. Newco shall indemnify and hold harmless the Indemnified Persons from and against any and all Damages (including without limitation reasonable costs of investigation, remediation, containment or other management of any Hazardous Substance and fees and expenses of any consultants or contractors), including Damages based on negligence prior to Closing of Company or any of its Subsidiaries, strict liability or CERCLA or analogous state laws, that any of the Indemnified Persons may incur or become subject to under any Environmental Laws arising out of or in any way relating to the condition or operation of the Facilities or the operation of the business by Company or any of its Subsidiaries prior to Closing, provided, however, the Indemnified Persons shall not be entitled to any indemnification for any Damages identified as a result of the conduct of any post-Closing ASTM Phase 2 soil and/or groundwater environmental assessment, unless such assessment is (a) undertaken to meet an Indemnified Person's legal duties under Environmental Law, including the mitigation of potential liability under Environmental Law; provided, that with respect to mitigation, Parent must have received an opinion of outside legal counsel that the duty to mitigate is based on clear and convincing evidence not based on information included in Newco's Disclosure Letter; further, provided, that Parent shall have notified Newco in advance of its intention to









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

seek such legal opinion, (b) necessary for the construction or modification of any structure, equipment or utilities, including any necessary preconstruction investigative or site work or (c) based upon credible evidence disclosed by an employee or former employee of Surviving Corporation, Company or any Subsidiary of Surviving Corporation or Company related to the Environment at a Facility prior to Closing and that was not disclosed in Newco's Disclosure Letter.

         Notwithstanding any other provision of this Agreement, Newco shall have no indemnification obligation (i) for Breaches of Section 3.20 pursuant to
Section 9.2 or (ii) pursuant to this Section 9.3, in either case, for Damages relating to or involving capital expenditures or operation changes to the Facilities resulting from alleged violations of Environmental Law prior to the Closing Date, other than capital expenditures or operation changes as required to directly remediate the condition giving rise to the underlying indemnification obligation and make any necessary repairs related to such remediation.

         Parent shall be entitled to control and make any and all decisions regarding any remediation, any related Proceeding and, except as provided in the last sentence of this paragraph, any other Proceeding with respect to which indemnity may be sought under this Section 9.3, provided, however, Parent shall provide Newco with reasonable notice and opportunity to review, comment and actively participate in any such remediation or related Proceeding, and any comment, review and participation by Newco shall not constitute a waiver of Newco's right to assert that Parent is not entitled to indemnification pursuant to this Section 9.3 or any other Section hereof. The Indemnified Persons' right to indemnification under this Section 9.3 shall not extend to costs of investigation, remediation, containment or other management of any Hazardous Substance in excess of those reasonably necessary to achieve compliance with the least stringent applicable standards then in effect under Environmental Law that would not result in the imposition of any significant restriction on the operations of the business of Surviving Corporation or any of its Subsidiaries as a railcar manufacturing company or any of the Facilities as a railcar manufacturing facility. The procedure described in Section 9.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 9.3.

9.4 Procedure for Indemnification --Tax Claims.

                  (a) If Parent receives notice of the assertion of any claim, the commencement of any Proceeding, or the imposition of any penalty or assessment by a Governmental Body against Newco, Company or Company's Subsidiaries for a Taxable period or periods ending on or before the Closing Date (a "TAX CLAIM"), and if Parent intends to seek indemnity from Newco therefor, then Parent shall provide Newco with prompt written notice of the Tax Claim, but in any event no later than thirty
         (30) calendar days after receipt of notice of the Tax Claim. The failure by Parent to notify Newco of a Tax Claim shall not relieve Newco of any indemnification responsibility, unless such failure materially prejudices the ability of Newco to defend such Tax Claim. Newco shall have the sole right to control the defense or settlement of such Tax Claim with counsel of its choosing at Newco's sole expense; provided, however, that Parent shall be permitted, at Parent's sole expense, to be present at any audit or Proceeding in respect of such Tax Claim; provided, further, that Newco shall not settle or compromise any Tax Claim without Parent's prior written consent, which consent shall not unreasonably be withheld or delayed.

                  (b) Parent shall have the sole right to represent the interests of the Surviving Corporation and its Subsidiaries in the defense of any claim for Taxes relating to Taxable periods ending after the Closing Date, and to employ counsel of its choice at its expense.

9.5 Indemnification and Payment of Damages by Parent. Parent shall indemnify and hold harmless Newco from and against any and all Damages that Newco may incur or become subject to arising, directly or indirectly, out of or in connection with:









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

         9.5.1 any Breach of any representation or warranty made by Parent or Merger Sub in this Agreement, Parent's Disclosure Letter or in any other certificate or document delivered by Parent or Merger Sub pursuant to this Agreement (provided that each representation or warranty of Parent or Merger Sub contained herein or therein that is subject to materiality, Material Advance Effect, Material Adverse Change or similar qualification shall be deemed to be not so qualified in determining the existence of any Breach thereof on the part of Parent or Merger Sub for the purposes of this Article 9);

         9.5.2 any Breach of any representation or warranty made by Parent or Merger Sub in this Agreement or Parent's Disclosure Letter as if such representation and warranty were made on and as of the Closing Date, except to the extent any such representation or warranty speaks as of an earlier date (provided that each representation or warranty of Parent or Merger Sub contained herein or therein that is subject to a materiality, Material Adverse Effect, Material Adverse Change or similar qualification shall be deemed to be not so qualified in determining the existence of any Breach thereof on the part of Parent or Merger Sub for the purposes of Article 9);

         9.5.3 any Breach by Parent or Merger Sub of any covenant or obligation of Parent or Merger Sub in this Agreement; or

         9.5.4 any product warranty claims relating to the products manufactured by Parent or any of its Subsidiaries prior to the Closing that are in excess of product warranty reserves reflected for such purpose on the balance sheet of Parent as of the Closing.

9.6 Time Limitations.

         9.6.1 A claim against Newco pursuant to Sections 9.2.1, 9.2.2 or 9.2.3 (other than with respect to Breaches of Sections 3.3, 3.11, 3.13 or 3.20) must be made in writing to Newco on or before the second anniversary of the Closing Date specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person making such claim.

         9.6.2 A claim against Newco based on a Breach of Section 3.3 or a claim for indemnification pursuant to Section 9.2.6 may be made in writing to Newco at any time specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person making such claim.

         9.6.3 A claim against Newco based on a Breach of Section 3.11 or 3.13 or a claim for indemnification pursuant to Section 9.2.5 must be made in writing to Newco on or before the termination of the applicable statute of limitations (including extensions thereto) specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person making such claim.

         9.6.4 A claim against Newco based on a Breach of Section 3.20 that relates to an environmental issue set forth on Part 3.20 of Newco's Disclosure Letter or a claim for indemnification pursuant to Section 9.2.4 or pursuant to
Section 9.3 that relates to an environmental issue set forth in Part 3.20 of Newco's Disclosure Letter must be made in writing to Newco on or before the fifth anniversary of the Closing Date specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person making such claim.

         9.6.5 A claim against Newco based on a Breach of Section 3.20 that relates to an environmental issue not set forth on Part 3.20 of Newco's Disclosure Letter or a claim for indemnification pursuant to Section 9.3 that relates to an environmental issue not set forth in Part 3.20 of Newco's Disclosure Letter must be made in writing to Newco on or before the tenth anniversary of the





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Closing Date specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person making such claim.

         9.6.6 A claim against Parent pursuant to Sections 9.5.1, 9.5.2 or 9.5.3 (other than with respect to Breaches of Sections 4.3, 4.6 or 4.11) must be made in writing to Parent on or before the second anniversary of the Closing Date specifying the factual basis of such claim in reasonable detail to the extent then known by Newco.

         9.6.7 A claim against Parent based on a Breach of Section 4.3 may be made in writing at any time specifying the factual basis of such claim in reasonable detail to the extent then known by Newco.

         9.6.8 A claim against Parent based on a Breach of Section 4.6 must be made in writing to Parent on or before the termination of the applicable statute of limitations (including extensions thereto) specifying the factual basis of such claim in reasonable detail to the extent then known by Newco.

         9.6.9 A claim against Parent based on a Breach of Section 4.11 or a claim for indemnification pursuant to Section 9.5.4 must be made in writing to Parent on or before the fifth anniversary of the Closing Date specifying the factual basis of such claim in reasonable detail to the extent then known by Newco.

9.7 Limitations on Indemnification Amount -- Newco

         9.7.1 Except as set forth in Section 9.7.3, the Indemnified Persons shall not be entitled to make any claim against Newco for indemnification pursuant to Sections 9.2.1 (other than with respect to Breaches of Sections 3.3 or 3.11), 9.2.2 (other than with respect to Breaches of Sections 3.3 or 3.11),
9.2.4 or 9.3 unless and until the Damages with respect to such claim or Damages relating to a series of similar claims arising out of the same or similar facts or circumstances exceed Fifty Thousand Dollars ($50,000) (an "INCLUDED CLAIM"). For the purpose of determining whether the Damages with respect to a claim or series of similar claims reach the monetary threshold to be classified as an Included Claim, (a) all product warranty claims will be aggregated with each other, (b) all claims for medical and dental benefits will be aggregated with each other and (c) all workers' compensation claims will be aggregated with each other.

         9.7.2 Except as set forth in Section 9.7.3, Newco shall be only obligated to indemnify for those Included Claims, in the aggregate, above the first Four Million Dollars ($4,000,000) of Included Claims; provided that Newco's obligation to indemnify for Included Claims pursuant to (a) Sections
9.2.1 (other than with respect to Breaches of Sections 3.3, 3.11 or 3.20) and
9.2.2 (other than with respect to Breaches of Sections 3.3, 3.11 or 3.20) shall be limited to Fifteen Million Dollars ($15,000,000) in the aggregate; (b)
Section 9.2.4 shall be limited to Ten Million Dollars ($10,000,000) in the aggregate; and (c) Section 9.3 and Breaches of Section 3.20 shall be limited to Twenty Million Dollars ($20,000,000) in the aggregate.

         9.7.3 The limitations of Sections 9.7.1 and 9.7.2 shall not apply to
(a) any indemnity claim based on Sections 9.2.3, 9.2.5 or 9.2.6 or (b) any indemnity claim based on any Breach of any representation or warranty set forth in Sections 3.3 or 3.11.

9.8 Limitations on Indemnification Amount -- Parent.

         9.8.1 Except as set forth in Section 9.8.3, Newco shall not be entitled to make any claim against Parent for indemnification pursuant to Sections 9.5.1 (other than with respect to Breaches of Sections 4.3 or 4.6), 9.5.2 (other than with respect to Breaches of Section 4.3 or 4.6) or 9.5.4 unless and







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until the Damages with respect to such claim or Damages relating to a series of similar claims arising out of the same or similar facts or circumstances exceed Fifty Thousand Dollars ($50,000) (a "NEWCO CLAIM").

         9.8.2 Except as set forth in Section 9.8.3, Parent shall be only obligated to indemnify for those Newco Claims, in the aggregate, above the first Four Million Dollars ($4,000,000) of Newco Claims; provided that Parent's obligation to indemnify for Newco Claims pursuant to (a) Sections 9.5.1 (other than with respect to Breaches of Sections 4.3, 4.6 or 4.11) and 9.5.2 (other than with respect to Breaches of Sections 4.3, 4.6 or 4.11) shall be limited to Fifteen Million Dollars ($15,000,000) in the aggregate; (b) Section 9.5.4 shall be limited to Ten Million Dollars ($10,000,000) in the aggregate; and (c) Breaches of Section 4.11 shall be limited to Twenty Million Dollars ($20,000,000) in the aggregate.

         9.8.3 The limitations of Sections 9.8.1 and 9.8.2 will not apply to (a) any indemnity claim based on Section 9.5.3 or (b) any indemnity claim based on any Breach of any representation or warranty set forth in Sections 4.3 or 4.6.

9.9 Procedure for Indemnification -- Third Party Claims.

         9.9.1 Promptly after receipt by an indemnified party under Section 9.2,
9.3 or 9.5 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         9.9.2 If any Proceeding referred to in Section 9.9.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (a) indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (b) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, in which case the identified party may retain its own counsel and be reimbursed for its expenses incurred in connection therewith pursuant to this Article 9), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation and except as provided above. If the indemnifying party assumes the defense of a Proceeding,
(x) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements by an indemnified party or any violation of the rights of any Person by an indemnified party and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party or other determination binding solely on the indemnifying party; and (z) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party's







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notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         9.9.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.10 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

9.11 Insurance And Tax Benefit; Reserve. The amount of Damages subject to indemnification under this Article 9 shall be reduced by (a) the amount, if any, that the indemnified party receives under any insurance policy with respect to such Damages and the indemnified party shall, in good faith, pursue claims for insurance proceeds to which it is entitled; (b) the amount, if any, of the present value of any net tax benefit that the indemnified party may receive or otherwise enjoy with respect to the matter that gave rise to the Damages; and
(c) the amount, if any, of any specific designated reserve or accrued liabilities provided for in Company's financial statements in respect of the subject matter of the claim for indemnification. If the amount by which the reserve shown on the Working Capital Statement for payment of medical and dental claims exceeds the amount paid by Surviving Corporation under Section 6.12.2 to Newco to reimburse Newco for such claims, the excess amount shall be transferred and added to the amount of the reserve shown on the Working Capital Statement for payment of workers' compensation claims.

9.12 Subrogation. To the extent that any indemnified party has the right to recover the amount of (or part of the amount of) any claims such indemnified party may seek to assert against an indemnifying party pursuant to Article 9 by way of a claim against any third party on the basis of the same or substantially similar facts or circumstances as gave rise to the claim against the indemnifying party, the indemnified party shall cause the indemnifying party to be subrogated to the indemnified party in respect of its claim against any such third party. In such case the indemnifying party shall be entitled to conduct in the name of the indemnified party any claim, action, suit or other proceeding against that third party and the indemnified party shall make available or cause its Representatives and Affiliates to make available to the indemnifying party such persons and all such information or materials as the indemnifying party may reasonably require for pursuing the claim against such third party, subject to reimbursement for out of pocket expenses related thereto and without unreasonable disruption of the business or operations of the indemnified party.

9.13 Exclusive Remedy -- Indemnified Persons. In the absence of fraud or intentional misrepresentation, an Indemnified Person's rights under this Article 9 shall be such person's sole and exclusive remedy for Damages arising from any matter described in Sections 9.2 and 9.3. Except as provided in the previous sentence, the Indemnified Persons hereby waive, release and discharge forever Newco from all liabilities, whether known or unknown, and any right of contribution and/or indemnity such Indemnified Persons may have under applicable law, including, but not limited to, Environmental Laws. The provisions of this
Section 9.13 shall be absolute and continuing and shall survive the termination of this Agreement. Notwithstanding this Section 9.13, if this Agreement is terminated by Parent or Merger Sub because of a Breach of the Agreement by Newco or Company or because one or








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more conditions to Parent's or Merger Sub's obligations under this agreement is not satisfied as a result of Newco's or Company's failure to comply with its obligations under this Agreement, Parent's or Merger Sub's right to pursue all legal remedies will survive such termination unimpaired.

9.14 Exclusive Remedy -- Newco. Except for those matters described in Section
8.3 for which the termination fee described in such Section 8.3 is Newco's and Company's exclusive remedy, in the absence of fraud or intentional misrepresentation, Newco's and Company's (prior to Closing with respect to Company's) rights under this Article 9 shall be their sole and exclusive remedy for Damages arising from any matter described in Section 9.5. Except as provided in the previous sentence, Newco and Company (prior to Closing with respect to Company) hereby waive, release and discharge forever Parent and Merger Sub from all liabilities, whether known or unknown and any right of contribution and/or indemnity Newco or Company (prior to Closing with respect to Company) may have under applicable law, including, but not limited to, Environmental Laws. The provisions of this Section 9.14 shall be absolute and continuing and shall survive the termination of this Agreement. Notwithstanding this Section 9.14, if this Agreement is terminated by Newco or Company because of a Breach of the Agreement by Parent or Merger Sub or because one or more conditions to Newco's or Parent's obligations under this Agreement is not satisfied as a result of Parent's or Merger Sub's failure to comply with its obligations under this Agreement, Newco's or Company's right to pursue all legal remedies will survive such termination unimpaired.


                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Newco shall cause Company not to incur any out-of-pocket expenses in connection with the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

10.2 Confidentiality. Except as contemplated by Section 6.2, between the date of this Agreement and the Closing Date, the parties shall maintain in confidence, and shall cause their Representatives to maintain in confidence, and not use to the detriment of another party any written, oral or other information obtained in confidence from another party or Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by legal proceedings or (d) the disclosure is required by Legal Requirements.

10.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):









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                  To Newco or Company:

                           c/o Duchossois Industries, Inc.
                           Attn:  Corporate Secretary
                           845 Larch Avenue
                           Elmhurst, Illinois 60126-1196
                           Facsimile:  (630) 530-6051

                  To Parent or Merger Sub:

                           Trinity Industries, Inc.
                           Attn:  General Counsel
                           2525 Stemmons Freeway
                           Dallas, TX  75207
                           Facsimile:  (214) 589-8824

                  With a copy to:

                           Haynes and Boone, LLP
                           Attn:  Michael M. Boone
                           901 Main Street, Suite 3100
                           Dallas, Texas  75202
                           Facsimile:  (214) 651-5940

10.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.5 Waiver. Subject to the provisions hereof, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. Each party acknowledges and agrees that (a) the representations and warranties made to such party in this Agreement are the only representations, warranties or other assurances of any kind (i) given by or on behalf of any other party or parties providing such representations, warranties, or other assurances and (ii) on which such party is relying in entering into this Agreement; and (b) no other statement, promise, forecast or projection made by or on behalf of any other party or parties or Representatives thereof may form the basis of any claim by such party under or in connection with this Agreement. This Agreement may not be amended except by a written agreement executed by Parent and Newco.

10.7 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties except that Parent and/or Merger Sub may assign any of its rights under this Agreement to any Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.10 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12 Shareholder Action. Execution of this Agreement by Newco shall constitute written action by Newco pursuant to the IBCA approving the Merger as the sole shareholder of Company.



                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                       PARENT:

                       TRINITY INDUSTRIES, INC.

                       By: /s/ JOHN M. LEE
                          --------------------------------------------------
                       Name:    John M. Lee
                       Title:   Vice President
                                Business Development


                       MERGER SUB:

                       TCMC ACQUISITION CORP.

                       By: /s/ JOHN M. LEE
                          --------------------------------------------------
                       Name:    John M. Lee
                       Title:   Vice President
                                Business Development

                       COMPANY:

                       THRALL CAR MANUFACTURING COMPANY

                       By: /s/ CRAIG J. DUCHOSSOIS
                           -------------------------------------------------
                       Name:    Craig J. Duchossois
                       Title:   President and Chief Executive Officer

                       NEWCO:

                       THRALL CAR MANAGEMENT COMPANY, INC.

                       By: /s/ CRAIG J. DUCHOSSOIS
                          --------------------------------------------------
                       Name:    Craig J. Duchossois
                       Title:   Chairman and President

                                  Exhibit 2.2.2


         Pursuant to paragraph 2.2.2 of the Agreement, the Working Capital Statement shall be prepared in accordance with the following procedures:

1. As of the Closing Date, the Surviving Company shall prepare a statement of financial position ("Closing Balance Sheet") prepared in accordance with GAAP applying the practices and policies used by the Company in preparing its Balance Sheet and Interim Balance Sheet ("Accounting Practices").

2. The Company's Working Capital as of the Closing Date shall be calculated as the difference between the amounts corresponding to the accounts shown in paragraph a. through i. below, it being understood that assets shall be presented as positive values and liabilities shall be presented as negative values:

         a. accounts receivable, net of any reserve for uncollectible debts;

         b. raw material, work in process, finished goods and other inventories, calculated on a first in, first out basis, less any reserve for shrinkage and excess and obsolete goods;

         c. prepaid expenses, other than (i) amounts related to intercompany payments made to a Related Party with respect to employee medical and dental costs disbursed through such Related Party's Voluntary Employee Benefit Association, and
                  (ii) prepaid acquisition costs;

         d.       advances to suppliers;

         e.       accounts payable to vendors, including uncleared payments;

         f. accrued liabilities including, but not limited to, accruals for payroll, vacation pay, payroll, property and other taxes (other than income taxes), holiday pay, bonuses, profit sharing, workers compensation claims, employee group medical and like liabilities (other than those claims retained pursuant to Section 5.10);

         g.       deposits received from customers;

         h. reserves for product warranties, environmental liabilities, general liabilities and like liabilities; and

         i. any other asset or liability, as the case may be, that is not a retained asset or liability pursuant to Section 5.10(a), or that does not constitute:

                  (i) cash and cash equivalents that represent good funds in the Company's bank accounts and all marketable securities and other investments on the Company's books on the Closing Date (which cash, cash equivalent and investments shall be due to Newco pursuant to
                           Section 6.14 of the Agreement);

                  (ii) fixed assets, net of the reserve for accumulated depreciation;

                  (iii)    cash surrender value of life insurance policies;

                  (iv)     goodwill and other intangibles;

                  (v)      investments in unconsolidated subsidiaries;

                  (vi)     last-in, first-out inventory reserves;

                  (vii) short-term and long-term debt (including the current portion of long-term debt and any accrued interest or fees associated therewith);

                  (viii) all advances and loans to, or receivables from, Related Parties, other than loans between the Company and its Subsidiaries;

                  (ix)     shareholders' investment, or any component thereof;

                  (x) pension plan assets or liabilities recorded pursuant to FAS 87 and 88; or

                  (xi)     reserves for, and refunds of, income taxes.

3. By way of illustration, Example 2.2.2 reflects the application of the procedures described in paragraphs 1. and 2. above as it would relate to the Company's monthly balance sheets for the six monthly periods ending June 30, 2001. The balance sheet for each of the monthly periods shown in Example 2.2.2 was prepared in accordance with the books and records of the Company. Should any such balance sheet be determined to not properly reflect the amounts recorded on the books and accounts of the Company in all material respects, an adjustment to the baseline Working Capital amount shall be made to correctly reflect the applicable balance sheet amounts.

                                  EXHIBIT 7.1.8

                         FORM OF STOCKHOLDER'S AGREEMENT

         This Stockholder's Agreement, dated as of __________, 200__ (the "AGREEMENT"), is made by and between Trinity Industries, Inc., a Delaware corporation (the "COMPANY"), and Thrall Car Management Company, Inc., a Delaware corporation ("NEWCO") (Newco and any other party, including a Permitted Transferee, who, in accordance with the terms of this Agreement, executes and delivers to the Company a written document in the form attached hereto as EXHIBIT A, agreeing to be bound by this Agreement, are collectively referred to herein as the "HOLDERS" and individually, a "HOLDER").


         WHEREAS, Newco and the Company have executed an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of August 13, 2001, pursuant to which the Company will acquire by a statutory merger (through a wholly owned subsidiary) Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("THRALL"), and in partial consideration therefor, the issued and outstanding shares of Common Stock of Thrall will be converted into Seven Million One Hundred Fifty Thousand (7,150,000) shares of the Company's common stock, $1.00 par value (the "COMMON STOCK"), subject to the terms and conditions of the Merger Agreement and this Agreement; and


         WHEREAS, capitalized terms used herein shall have the meanings given them in the Merger Agreement, unless otherwise expressly defined herein;


         NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Merger Agreement and as inducement to the Company and Newco to enter into the Merger Agreement, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCEPTABLE DESIGNEE" means any individual whose business reputation and experience, in the reasonable judgment of the Board of Directors, is comparable or superior to that of Craig Duchossois and whose business interests are not in conflict with the Company's.

         "AFFILIATE" means any Person that, directly or indirectly, controls or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" is defined in the preamble to this Stockholder's Agreement.

         "ASSOCIATE" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

         "AUTHORITY" means any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         "CHANGE OF CONTROL" means, with respect to Newco or a Permitted Transferee (other than an individual), (i) the acquisition of Newco or the Permitted Transferee, as the case may be, by another Person other than a Related Person or Permitted Transferee by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or combination, but excluding any merger effected primarily for the purpose of changing the domicile of such entity and excluding a transfer by gift or bequest), (ii) a sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of Newco or the Permitted Transferee, as the case may be, or (iii) the liquidation or dissolution of Newco or the Permitted Transferee, as the case may be, if at the time of such dissolution or liquidation such Person is the owner, beneficially or of record, of Shares in an amount in excess of those Shares owned by such Person immediately prior to the date hereof (Newco shall be deemed to own, as of the time immediately prior to the date of this Agreement, _______ [Fill in exact number of shares (approximately 600,000) shares owned on the date of the Merger Agreement] Shares for purposes of this definition).

         "CLOSING DATE" means ___________, 200_.

         "CLOSING PRICE" means, with respect to any securities on any date, the last sale price of such securities on such date on the national securities exchange on which such securities are listed and principally traded, or if such securities are not listed on any national securities exchange, as reported by NASDAQ at the close of business on such date, or if such securities are not listed on any national securities exchange or reported by NASDAQ, the average of the high bid and low bid asked quotations for such securities as reported by the NASD automated quotation system at the close of business on such date, or if on any such date such securities are not quoted or so listed by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities mutually selected by the Company and the Selling Holder.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMMON STOCK" means shares of the Company's common stock, $1.00 par value.

         "COMPANY" means Trinity Industries, Inc., a Delaware corporation, and its successors.

         "COMPETITOR" means any Person directly or indirectly engaged in the business of manufacturing railcars or leasing railcars, if the Person generated at least $100 million in revenues from railcar leasing in each of the Person's last three fiscal years.

         "DESIGNEE" means Craig Duchossois during the period that he is a member of the Board of Directors, and thereafter each Successor Designee during the period that such Person is a member of the Board of Directors.

         "DISPOSITION" is defined in Section 6(a) of this Agreement.

         "ENCUMBRANCE" means any charge, claim, community property interest, equitable interest, lien, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FAMILY" means Richard Duchossois, his children and their respective spouses and his grandchildren and their respective spouses.

         "FAMILY AFFILIATE" means Richard Duchossois and each of his four children (collectively, the "FAMILY AFFILIATES").

         "HOLDER" and "HOLDERS" are defined in the preamble to this Agreement.

         "HOLDING PERIOD" means the period beginning on the Closing Date and ending on the close of business on the earlier to occur of the following: (a) the second anniversary of the Closing Date and (b) the date on which any of the events listed in Sections 8.1.4, 8.1.5, 8.1.6, 8.1.7, 8.1.8 or 8.1.9 of the
Merger Agreement occurs.

         "MARKET PRICE" means, with respect to any class of securities on any date, the average of the daily Closing Price of such securities for the 20 consecutive trading days immediately prior to such date.

         "MARKET SALE" is defined in Section 6(e) of this Agreement.

         "MATERIAL INTEREST" means direct or indirect "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of (i) voting securities or other voting interests representing at least 35% of the outstanding voting power of a Person or (ii) equity securities or other equity interests representing at least 35% of the outstanding equity ownership in a Person.

         "MERGER AGREEMENT" is defined in the recitals of this Agreement.

         "NEWCO" is defined in the preamble to this Agreement.

         "OFFER" is defined in Section 6(e) of this Agreement.

         "OFFER PRICE" means, with respect to any Disposition of Shares permitted by this Agreement, the bona fide proposed price per Share in such Disposition.

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERMITTED TRANSFEREE" means (i) any Related Person with respect to Newco or (ii) any Family Affiliate, in each case, who acquires any Shares and executes and delivers to the Company a written document in the form attached hereto as EXHIBIT A, agreeing to be bound by this Agreement prior to or as of the acquisition of such Shares.

         "PERMITTED PERCENTAGE" is defined in Section 5(a) of this Agreement.

         "PROHIBITED HOLDER" is defined in Section 6(b)(v) of this Agreement.

         "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement entered into as of the date hereof between the Company and Newco pursuant to the terms of the Merger Agreement.

         "RELATED PERSON" means, with respect to a particular individual: (a) each member of such individual's Family; (b) each Affiliate of such individual;
(c) each Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) each Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). "RELATED PERSON" means, with respect to a Person other than an individual: (u) each Affiliate of such Person; (v) each Person that holds a Material Interest in such specified Person; (w) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (x) each Person in which such specified Person holds a Material Interest; (y) each Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (z) each Related Person of any individual described in clause (v) or (w). Without limiting the foregoing, each of Duchossois Industries, Inc., Duchossois TECnology Partners, LLC, Chamberlain Manufacturing Corporation, The Chamberlain Group, Inc. and any Subsidiary of any of the foregoing, meet the definition of "Related Person" with respect to Newco, and Churchill Downs, Inc. and its Subsidiaries do not meet and shall never be deemed to meet the definition of "Related Person" with respect to Newco or any Family Affiliate.


         "RIGHTS PLAN" means that certain Rights Agreement, dated as of March 11, 1999, as amended, between the Company and The Bank of New York.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLING HOLDER" is defined in Section 6(e).

         "SHARES" means the shares of Common Stock acquired by Newco pursuant to the Merger Agreement, together with any Voting Securities (including, without limitation, Common Stock) of the Company now owned or hereafter acquired by Newco or any of the Family Affiliates or subsequent Holders.

         "STANDSTILL PERIOD" means the period beginning on the Closing Date and terminating on: (i) the seventy-eighth (78th) month anniversary of the Closing Date if there is no Designee that is a member of the Board of Directors on the fifth anniversary of the Closing Date or if there is a Designee serving as a member of the Board of Directors on the fifth anniversary of the Closing Date and the Designee has not, on or before such fifth anniversary date, notified the Company in writing, in the form attached hereto as EXHIBIT B, of the Designee's election to extend the Standstill Period to the tenth anniversary of the Closing Date, or (ii) the tenth anniversary of the Closing Date if there is a Designee serving as a member of the Board of Directors on the fifth anniversary of the Closing Date and such Designee has delivered to the Company an extension notification in the form attached hereto as EXHIBIT B on or before the fifth anniversary of the Closing Date.

         "SUBSIDIARY" has the meaning set forth in the Merger Agreement.

         "SUCCESSOR DESIGNEE" means a nominee (other than Craig Duchossois) for the Board of Directors designated by the Holders in accordance with Section 8.

         "THIRD PERSON" means a Person other than a Holder.

         "THRALL" is defined in the recitals to this Agreement.

         "VOTING SECURITIES" means any equity securities of the Company generally entitled to vote in the election of directors at any meeting of the stockholders of the Company.

         SECTION 2. THE COMPANY'S REPRESENTATIONS AND WARRANTIES.


         The Company represents and warrants to the Holders as follows:

         (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authority. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         (c) Enforceability. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d) No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the Company to perform its obligations hereunder.

         SECTION 3. NEWCO'S REPRESENTATIONS AND WARRANTIES.

         Newco represents and warrants to the Company as follows:

         (a) Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b) Authority. Newco has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         (c) Enforceability. This Agreement has been duly and validly authorized, executed and delivered by Newco, and constitutes a legal, valid and binding agreement of Newco, enforceable against Newco in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d) Beneficial Ownership. As of the date hereof, Newco is the record and beneficial owner of _____________ [7,150,000 plus the approximately 600,000 shares owned on the date of the Merger Agreement] Shares, and except for the restrictions set forth in this Agreement, Newco owns such Shares free and clear of any Encumbrance. As of the date hereof, none of the Family Affiliates own any Shares of record or beneficially. Except for the rights of Newco and the Family Affiliates to acquire Shares pursuant to the Merger Agreement and this Agreement, none of Newco or the Family Affiliates possesses any rights to acquire any additional Voting Securities.

         (e) Accredited Investor. Newco is an "accredited investor" within the meaning of Regulation D under the Securities Act and it is acquiring the Shares of its own account and not with a view to the public distribution thereof.

         (f) No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of Newco, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which Newco or any Family Affiliate is a party or by which Newco or any Family Affiliate or any of their respective properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which Newco or any Family Affiliate or any of their respective properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of Newco or any of the Family Affiliates to perform their respective obligations hereunder.

         SECTION 4. COVENANTS OF THE HOLDERS.

         (a) Restrictions on Conduct Relating to Corporate Control. During the Standstill Period, except (i) upon the prior written approval of the Company or
(ii) as otherwise specifically permitted by this Agreement, none of Newco or any Family Affiliate or subsequent Holder shall, directly or indirectly, through one or more intermediaries or otherwise, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement):

                  (i) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Voting Securities (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company or seek to advise, encourage or influence any Person (except for Persons described in Section 6(b) hereof who are otherwise bound by this Agreement) with respect to the voting of any Voting Securities; provided, however, that none of Newco or any Family Affiliate or subsequent Holder shall be prevented hereunder from being a "participant" in support of the management of the Company, by reason of the membership of a Designee on the Board of Directors or the inclusion of a Designee on the slate of nominees for election to the Board of Directors proposed by the Board of Directors;

                  (ii) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or knowingly induce any other individual or entity to initiate any stockholder proposal relating to the Company;

                  (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), act in concert with any other Person or otherwise take any action or actions which would cause it to be deemed a "person" (for purposes of Section 13(d) of the Exchange Act) (other than to the extent it is a "person" at the time of consummation of the transactions contemplated by the Merger Agreement and this Agreement), with respect to acquiring, disposing of or voting any Voting Securities, except as may result from Dispositions permitted by this Agreement;

                  (iv) participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or which seeks or offers to affect the control or management of the Company or for the purpose of circumventing any provision of this Agreement;

                  (v) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities unless the provisions of the voting trust or arrangement or agreement conform and do not conflict with any of the provisions of this Agreement and all of the parties to the voting trust or arrangement or agreement are otherwise, or agree to be, bound by this Agreement;

                  (vi) seek election to, seek to place a representative on, or seek the removal of any member of, the Board of Directors, except pursuant to Section 8 hereof;

                  (vii) call or seek to have called any meeting of the stockholders of the Company, or sign a written consent authorizing any action to be taken without a meeting of the stockholders of the Company;

                  (viii) solicit, seek or offer to effect, negotiate with or provide any information to any Person (except for Persons described in Section 6(b) hereof who are otherwise bound by this Agreement) with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to:

                           A. any form of business combination or transaction
                  involving the Company (other than transactions contemplated by this Agreement, including, without limitation, giving the Company an Offer pursuant to Section 6(e), or the Merger Agreement) or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's or any of its material Subsidiaries' assets;

                           B. any form of restructuring, recapitalization or
                  similar transaction with respect to the Company or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's or any of its material Subsidiaries' assets;

                           C. any acquisition or disposition of material assets
                  of the Company or any of its material Subsidiaries;

                           D. any request to amend, waive or terminate the
                  provisions of this Agreement; or

                           E. any proposal or other statement inconsistent with
                  the terms of this Agreement;


                  provided, however, that Newco, the Family Affiliates and subsequent Holders may discuss the affairs and prospects of the Company, the status of their investment in the Company and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with the Board of Directors or any director or executive officer of the Company or any director or executive officer of any subsidiary of the Company and Newco, the Family Affiliates and subsequent Holders may discuss any matter, including any of the foregoing, with or among Newco, the Family Affiliates and subsequent Holders, or with their outside legal and financial advisors, if as a result of any such discussions they are not required to make, and do not make, any public announcement or filing under the Exchange Act otherwise prohibited by this Agreement as a result thereof;

                  (ix) otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company; provided, however, that this provision shall not prevent the then Designee from participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board of Directors with respect to matters coming before it;

                  (x) advise, assist, finance, knowingly instigate or knowingly encourage any third party to take any of the actions enumerated in this
         Section 4(a); or

                  (xi) disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing.

         If Newco, Richard Duchossois or Craig Duchossois receives any written or credible oral proposal, offer or inquiry regarding any of the matters described in this Section 4(a), such Person shall promptly notify the Company in writing of the nature and content of such matter, including the names of the Persons involved with such matter.

         (b) Prohibitions Against a Change of Control. During the Standstill Period, there shall not occur a Change of Control with respect to Newco or any Permitted Transferee.

         (c) Voting. During the Standstill Period, Newco and each of the subsequent Holders that own Shares shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all properly called meetings of stockholders of the Company of which Newco and the subsequent Holders have notice so that all Voting Securities beneficially owned by such Persons shall be counted for purposes of determining the presence of a quorum at such meetings. Except as otherwise expressly permitted by this Agreement, during the Standstill Period, at all stockholder meetings at which Voting Securities owned beneficially by Newco and/or the subsequent Holders are entitled to vote, Newco and each of the subsequent Holders shall vote all such Voting Securities in accordance with the recommendation or direction of the Board of Directors, including, without limitation (i) in all elections of directors of the Company as long as the Company is in compliance with Sections 8(a) and (b) of this Agreement and (ii) on all other matters submitted for stockholder approval that are supported by the Board of Directors; provided, that Newco and the subsequent Holders may vote the Voting Securities owned by them as they determine in their sole discretion with respect to any of the following transactions approved by the Board of Directors that are presented at a meeting of stockholders of the Company for their approval: (W) the issuance of any preferred stock if after such issuance the Company will have issued, since the date of this Agreement, preferred stock with an aggregate purchase price of more than $50 million or the issuance of any equity security with voting rights that are greater in any respect than those of the Common Stock, (X) any disposition of the Company (by way of merger, sale of assets or otherwise) or a substantial part of its assets, (Y) any recapitalization of the Company (other than a recapitalization for the purpose of forming a holding company or to effect a change in the Company's state of incorporation), including, without limitation, any leveraged buyout of the Company or similar going-private transaction, or (Z) any liquidation of, or consolidation involving, the Company.

         SECTION 5. RESTRICTIONS AGAINST THE ACQUISITION OF VOTING SECURITIES.

         (a) Restrictions Against Acquisitions. During the Standstill Period, none of Newco or any Related Person or subsequent Holder shall acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or exercise any attribute of beneficial ownership (as defined on the date hereof in Rule 13d-3 of the Commission under Section 13(d) of the Exchange
Act) with respect to, any Voting Securities of the Company, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities of the Company except:

                  (i) in connection with the consummation of the transactions contemplated by the Merger Agreement;

                  (ii) by way of stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other like distributions made available to holders of Common Stock generally;

                  (iii) through purchases from time to time, in the open market or in privately negotiated transactions, up to an aggregate number of Voting Securities which, when added to the Voting Securities then owned by Newco, the Family Affiliates, the subsequent Holders and their respective Affiliates and Associates (other than Shares permitted to be acquired under Section 5(a)(iv)), would result in such Persons owning together no more than 19.9% of the then outstanding Voting Securities (such percentage being referred to herein as the "PERMITTED PERCENTAGE"); or

                  (iv) in the case of a Designee or former Designee, pursuant to the terms of any director's stock option, stock purchase or other similar plans, if any.

         (b) Limitation on Percentage Owned. Notwithstanding Section 5(a), without the prior written approval of the Board of Directors, Newco, the Related Persons and the subsequent Holders may at no time collectively own (without including any Voting Securities owned or acquired by a Designee or former Designee pursuant to the terms of any director's stock option, stock purchase or other similar plans, if any) more than the Permitted Percentage of Voting Securities; provided, however, that Newco, the Family Affiliates and the subsequent Holders may collectively own more than the Permitted Percentage of Voting Securities to the extent resulting from any repurchase of Voting Securities by the Company.

         (c) Legend for Shares Acquired Other Than Pursuant to the Merger Agreement. Promptly upon the acquisition by Newco or any Family Affiliate or subsequent Holder of any Voting Securities other than pursuant to the Merger Agreement, such Person shall surrender the certificates representing such Shares to the Company and the Company shall place the last two sentences of the legend in Section 7 and, if applicable, the first sentence of the legend in Section 7, on such certificates and thereafter reissue such certificates to such Person.

         SECTION 6. DISPOSITION OF SHARES AND THE COMPANY'S RIGHT OF FIRST REFUSAL.

         (a) Holding Period Restrictions on Transfer. During the Holding Period, none of Newco or any subsequent Holder shall sell, assign, transfer, pledge, hypothecate, encumber, grant any option with respect to or otherwise dispose of any interest in (or enter into any agreement or understanding with respect to the foregoing), directly or indirectly, any Shares (a "DISPOSITION") except:

                  (i) to a Permitted Transferee; or

                  (ii) to a bona fide financial institution in connection with the grant of a pledge or other encumbrance securing a bona fide loan so long as the pledgee agrees in writing prior to the creation of the pledge that upon any transfer to the pledgee or purchaser at foreclosure of any Shares upon any foreclosure or otherwise, such Shares and the pledgee thereof shall remain and become subject to the restrictions contained in this Agreement.

         (b) Post-Holding Period Restrictions on Transfer. Except as otherwise provided in this Section 6, after the Holding Period and until the termination of the Standstill Period, subject to the provisions of Section 6(e) hereof, none of Newco or any subsequent Holder shall effect a Disposition of any Shares except:

                  (i) to the Company or in a transaction approved by the Chief Executive Officer of the Company in writing prior to such transaction;

                  (ii) to a Permitted Transferee;

                  (iii) pursuant to any tender or exchange offer made pursuant to Section 14(d) of the Exchange Act (A) that is recommended to the stockholders of the Company by the Board of Directors or (B) with respect to which the Board of Directors has stated it will remain neutral and has taken action to redeem its Rights Plan, (it being understood that none of Newco or any subsequent Holder shall tender its Shares pursuant to such tender or exchange offer until the Company has publicly taken a position to recommend such offer or has stated that it will remain neutral and has taken action to redeem the Rights Plan) in accordance with Rule 14e-2 of the Exchange Act, any successor regulation or otherwise;

                  (iv) to a bona fide financial institution in connection with the grant of a pledge or other encumbrance securing a bona fide loan so long as the pledgee agrees in writing prior to the creation of the pledge that upon any transfer to the pledgee or purchaser at foreclosure of any Shares upon any foreclosure or otherwise, such Shares and the pledgee thereof shall remain and become subject to the restrictions contained in this Agreement;

                  (v) to a Third Person pursuant to bona fide open market "brokers' transactions" as permitted by the provisions of Rule 144 under the Securities Act (other than pursuant to the provisions of clause (k) thereof); provided, however, that none of Newco or any subsequent Holder shall effect a Disposition under this clause (v) if such Person knows or has reasonable grounds to believe that such Third Person and such Third Person's Affiliates, or any group of which such Third Person may be a member holds in the aggregate more than (a) 5%, if such Third Person is not entitled to file a Schedule 13G with respect to the ownership of Voting Securities of the Company and (b) 10% if and for so long as such Third Person is entitled to file a
         Schedule 13G with respect to the ownership of Voting Securities of the Company (any such Third Person who would hold in excess of the referenced percentage being referred to herein as a "PROHIBITED HOLDER") of the outstanding Voting Securities after such transaction;

                  (vi) to a Third Person (other than a Competitor) in a valid private placement to a Person that (A) Newco or the subsequent Holder reasonably believes after due inquiry would not be a Prohibited Holder following such transaction and obtains a written representation from the purchaser to that effect or (B) agrees in writing to be bound by the terms of this Agreement and the Board of Directors approves such transaction; or

                  (vii) pursuant to an underwritten public offering under the Securities Act in accordance with the terms of the Registration Rights Agreement, pursuant to which the managing underwriter agrees to effect the sale of the Voting Securities in a manner which shall effect a broad distribution thereof and provided that neither

         Newco nor any subsequent Holder shall effect a Disposition in an underwritten public offering if such Person knows or has reasonable grounds to believe that a Third Person purchasing Shares in the offering is a Competitor or would be a Prohibited Holder after giving effect to the purchase (other than the underwriters or any selected dealers).

         (c) Restrictions on Transfer to a Competitor. Except as otherwise provided in this Section 6, neither Newco nor any subsequent Holder shall effect any Disposition of any Shares to a Competitor until after the tenth anniversary of the Closing Date.

         (d) Restrictions on Transfer to Prohibited Holders. Neither Newco nor any subsequent Holder shall effect a Disposition of any Shares, if such Person knows or has reasonable grounds to believe that the purchaser would be a Prohibited Holder after giving effect to such Disposition until after the tenth anniversary of the Closing Date.

         (e) Right of First Refusal.

                  (i) At any time that Newco and the subsequent Holders collectively own 8% or more of the total outstanding Voting Securities, notwithstanding any other provision of this Agreement, during the Standstill Period, neither Newco or any subsequent Holder (a "SELLING HOLDER") shall effect any Disposition (other than to a Permitted Transferee) of more than 1,000,000 Shares in the aggregate in any twelve month period without first making an offer in writing in accordance with this Section 6(e) to sell such Shares to the Company at the Offer Price or the Market Price, as applicable, and upon such other bona fide terms and conditions upon which the Selling Holder proposes to make such Disposition (the "OFFER"). Upon receipt of such Offer (which shall also set forth the proposed method of payment, the amount and class of Shares to be sold, the identity (if known) of the Person to whom the Selling Holder proposes to effect the Disposition of such Shares, the other material terms (to the extent known) upon which such Disposition is to be made and all other relevant information reasonably requested by the Company), the Company shall have 10 days to accept such Offer by delivering a written notice to the Selling Holder irrevocably electing to purchase all, but not less than all, of the Shares covered thereby; provided, however, that if the proposed Disposition is to be made pursuant to a tender or exchange offer made pursuant to Section 14(d) of the Exchange Act which is recommended to the stockholders of the Company by the Board of Directors or with respect to which the Company remains neutral and has taken action to redeem the Rights Plan in accordance with Rule 14e-2 of the Exchange Act, any successor regulation or otherwise, the Company shall have one day less than the number of days remaining before such tender or exchange offer, as it may be amended, expires to accept such Offer and notify the Selling Holder of the number of Shares the Company is electing to purchase. If the Company elects to accept such Offer, the closing of the purchase pursuant thereto shall occur, with payment in immediately available funds, on the latest of (i) 5 days after the acceptance by the Company of such Offer, (ii) the closing date provided for in the Offer or (iii) the end of such period of time as the Company and the Selling Holder may reasonably require in order to comply with applicable laws and regulations. Transfers pursuant to Section 6(a), 6(b)(i), 6(b)(ii) and 6(b)(iv) hereof are not subject to the provisions of this Section 6(e).

                  (ii) If the Offer specifies that the Shares are to be sold in the market in a method whereby the price cannot be determined at the time of the making of the Offer (a "MARKET SALE"), the purchase price for the Shares proposed to be sold shall be equal to the greater of (i) the negotiated price, if any, between the Company and the Selling Holder and (ii) the Market Price of such Shares on the date of such Offer. Market Sales shall be deemed to be for cash.

                  (iii) If the purchase price specified in the Offer includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (determined as provided below) of such other property included in such price. The value of any non-cash property shall be determined in the following manner:

                           A. The value of securities which are publicly traded
                  shall be deemed to be the Market Price of such securities on the date of the Offer; and

                           B. The value of any other property shall be
                  determined by an appropriate expert mutually selected by the Company and the Selling Holder. The determination of the dollar value of the non-cash consideration at issue by any such expert shall be made promptly (but in no event more than 15 business days after receipt of the Offer) and shall be conclusive and binding on all the parties hereto.

                  (iv) The Disposition to any Third Party of such Voting Securities shall not be made until such determination referred to in
         Section 6(e)(iii)(B) has been completed and delivered to all the parties hereto. The Company shall have the later of (i) five business days after the receipt of such determination by the expert referred to in Section 6(e)(iii)(B) and (ii) the applicable time period set forth in Section 6(e)(i) within which to accept such Offer.

                  (v) If the Company has not exercised its option to purchase the Shares pursuant to the Offer, the Selling Holder shall be free, for a period of 60 days (or, if longer, 60 days from the effective date of a registration statement under the Securities Act, if such registration is required) from the date of the Company's rejection of the Offer (which, unless the Company shall have given written notice of its rejection of the Offer, shall be deemed to have occurred on the last day on which the Company could accept the Offer in accordance herewith), to sell all of the Shares proposed to be sold to the third party transferee, subject to the provisions of this Agreement, at a price equal to or greater than the price specified in the Offer and in the manner and on terms no less favorable to the Selling Holder than were specified in the Offer. If the Shares are not sold within such 60-day period, they shall again become subject to the procedures provided in this Section 6. If the Shares are sold pursuant to the Offer, then the Selling Holder shall give the Company written notice promptly upon such Disposition by the Selling Holder.

         (f) Notice of Disposition. To the extent that a Disposition of Shares hereunder was not subject to Section 6(e) above, Newco or the subsequent Holder, as the case may be, shall give the Company prompt written notice after such Disposition by such Person and shall describe in reasonable detail in such notice the provisions of this Section 6 pursuant to which such Disposition was effected and the detail relating to the sale (including the amount and class of Shares to be sold, the identity (if known) of the Person to whom such Person effected the Disposition of such Shares, the other material terms (to the extent known) upon which such Disposition was made and all other relevant information reasonably requested by the Company).

         (g) Excluded Shares. Notwithstanding anything to the contrary in Sections 6(a) through (f), the ___________ [the approximately 600,000 Shares owned by Newco on the date of the Merger Agreement] owned by Newco on the date of this Agreement shall not be subject to the provisions of Sections 6(a) through (f) of this Agreement.

         (h) Dispositions Null and Void. Dispositions of Shares in violation of the provisions of this Agreement shall be null and void and the Shares subject to such Disposition shall remain subject to this Agreement.

         SECTION 7. LEGEND ON CERTIFICATES.

         (a) Legend. Each of Newco and the subsequent Holders hereby acknowledges and agrees that each of the certificates representing the Shares held by such Person shall be subject to stop transfer instructions and shall include the following legend:


         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND A VOTING AGREEMENT SET FORTH IN A STOCKHOLDER'S AGREEMENT DATED AS OF ___________, 200__ BETWEEN TRINITY INDUSTRIES, INC. AND NEWCO. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF TRINITY INDUSTRIES, INC.

         (b) Removal of Legends. Within one business day after receipt by the Company of a written demand by Newco, a Family Affiliate or subsequent Holder, the Company agrees to instruct the transfer agent to (i) terminate the stop transfer instructions and remove the legend with respect to Shares being transferred pursuant to Section 6(b)(v) or 6(b)(vi) of this Agreement, (ii) terminate stop transfer instructions and remove all but the first sentence of the above legend with respect to Shares being transferred pursuant to Section 6(b)(i) or 6(b)(iii), and (iii) remove the first sentence of the above legend if the Company is furnished an opinion of counsel reasonably satisfactory to the Company that such Shares may be freely transferred under applicable securities laws, but only with respect to the Shares being transferred.

         SECTION 8. DIRECTORS DESIGNATED BY THE HOLDERS.


         (a) Nomination of Designee. As promptly as practicable after the Closing Date, and subject to applicable law, the Company shall take or cause to be taken all necessary actions to appoint or elect to the Board of Directors, and at each annual meeting of the stockholders of the Company following the Closing Date and prior to the termination of the Standstill Period, for so long as Newco, the Family Affiliates and the subsequent Holders own in the aggregate more than 7.5% of the then outstanding Voting Securities of the Company, the Company shall nominate, or cause to be nominated Craig Duchossois as a member of the Board of Directors. If Craig Duchossois or any Successor Designee is unable or unwilling at any time to serve as a member of the Board of Directors, then the holders of a majority of the Shares then held by Newco, the Family Affiliates and the subsequent Holders may provide the Company written notice containing the name of a proposed Successor Designee (as determined by the holders of a majority of the Shares then held by Newco, the Family Affiliates and the subsequent Holders) and all information required by Regulation 14A and
Schedule 14A under the Exchange Act with respect to such proposed Successor Designee. If the proposed Successor Designee is an Acceptable Designee, then, subject to applicable law, the Company shall nominate, or cause to be nominated the Successor Designee as a member of the Board of Directors.


         (b) Election of Designee. Subject to applicable law, during the Standstill Period, the Company shall use its reasonable efforts to cause the election of the Designee to the Board of Directors at the next meeting of the Company's stockholders at which directors are to be elected, and the Company shall use its reasonable efforts to cause the reelection of the Designee to the Board of Directors at each meeting of stockholders of the Company at which the Designee's term as a director for election will expire. Reasonable efforts under this clause (b) shall include the solicitation of proxies in favor of the election of the Designee, it being understood that efforts consistent with those used for other members of the slate of nominees recommended by the Board of Directors shall be deemed reasonable.


         (c) Resignation of Designee. Newco shall take all actions necessary to cause the Designee to resign immediately (i) upon the fifth anniversary of the Closing Date if the Standstill Period is not extended as provided for herein and the Board of Directors requests the Designee's resignation or (ii) upon the tenth anniversary of the Closing Date if the Standstill Period is extended as provided in Section 1 and the Board of Directors requests the Designee's resignation.


         (d) Nomination for Filling Vacancies. During the Standstill Period, if and so long as Newco and the subsequent Holders own in the aggregate 19.9% of the then outstanding Voting Securities of the Company, the holders of a majority of the Shares held by Newco and the subsequent Holders may recommend (as determined by the holders of a majority of the Shares held by such Persons) to the Company a potential nominee to fill the vacancy on the Board of Directors; provided, however, the Company is not obligated to nominate such potential nominee.

         SECTION 9. NEWCO RESPONSIBLE FOR FAMILY AFFILIATES AND PERMITTED TRANSFEREES.


         Newco shall cause each of the Family Affiliates and Permitted Transferees to comply with the terms of this Agreement, and Newco shall be responsible for any failure by the Family Affiliates and Permitted Transferees to comply with such terms.

         SECTION 10. FILING NOTIFICATION.


         To the extent that any of Newco, a Family Affiliate, subsequent Holder or the Company is required to make any filings with the Commission in connection with the transactions contemplated by this Agreement, such party shall give the other parties a reasonable opportunity to review and comment on such filings prior to the filing thereof with the Commission.

         SECTION 11. SPECIFIC PERFORMANCE.


         Each of the parties hereto recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Merger Agreement, that the Company would not have entered into the Merger Agreement unless this Agreement was executed and that a breach by a party of any covenants or agreements contained in this Agreement shall cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         SECTION 12. AMENDMENT AND MODIFICATION.


         This Agreement may be amended, modified and supplemented only by written agreement of the Company and the holders of at least a majority of the Shares held by the Holders.

         SECTION 13. NOTICES.


         All notices, requests, demands and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below:

                  If to Newco, to:

                                            c/o Duchossois Industries, Inc.
                                            Attn: Corporate Secretary
                                            845 Larch Avenue
                                            Elmhurst, Illinois 60126-1196
                                            Attention: Corporate Secretary
                                            Facsimile: (630) 530-6051

         or to such other Person or address as Newco shall furnish to the Company.


                  If to the Company, to:

                                            Trinity Industries, Inc.
                                            2525 Stemmons Freeway
                                            Dallas, Texas 75207-2401
                                            Attention: Michael G. Fortado
                                            Facsimile: (214) 589-8824

                  With a copy, to:

                                            Haynes and Boone, LLP
                                            901 Main Street, Suite 3100
                                            Dallas, Texas 75202
                                            Attention: Michael M. Boone
                                            Facsimile: (214) 651-5940


         or to such other Person or address as the Company shall furnish to the Holder in writing.

         SECTION 14. SEVERABILITY.


         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

         SECTION 15. ASSIGNMENT.


         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         SECTION 16. GOVERNING LAW.


         This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 17. NUMBER OF SHARES.


         All references to specific numbers of shares and references to the Common Stock in this Agreement shall be with regard to the capitalization of the Company on the date hereof and are subject to the appropriate adjustments for any stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or similar transaction.

         SECTION 18. COUNTERPARTS.


         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 19. HEADINGS.


         The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         SECTION 20. ENTIRE AGREEMENT.


         This Agreement, the Merger Agreement and all agreements referenced herein and therein set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         SECTION 21. THIRD PARTIES.


         Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         SECTION 22. TERMINATION.

         (a) Termination Following Change of Control. This Agreement shall terminate on the date that the individuals who as of the date of this Agreement constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors then in office, excluding any director elected pursuant to Section 8 of this Agreement.

         (b) Termination With Respect to a Holder. This Agreement shall terminate with respect to a Holder (other than Newco but including subsequent Holders) as of the date that such Holder does not own of record or beneficially any Voting Securities.


                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


                                             TRINITY INDUSTRIES, INC.


                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------





                                             THRALL CAR MANAGEMENT COMPANY, INC.


                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------

                                    EXHIBIT A

                       FORM OF COUNTERPART SIGNATURE PAGE


         This Addendum Agreement (this "Addendum Agreement") made this _____ day of _________, 200_, among _______________ (the "New Holder"), Trinity
Industries, Inc., a Delaware corporation (the "Company"), and such stockholders (the "Holders") of the Company who are parties to that certain Stockholders Agreement dated as of ______ __, 200_ (the "Agreement") among the Company and the Holders.


                                   WITNESSETH:

         WHEREAS, the Company and a Holder entered into the Agreement to impose certain restrictions and obligations upon the Holders and the shares of capital stock of the Company (the "Shares") owned by such Holders;

         WHEREAS, the New Holder is desirous of acquiring Shares from Newco; and

         WHEREAS, the Company and the Holders have required in the Agreement that, except as expressly provided in the Agreement, all Persons acquiring Shares from Newco or another Holder must enter into an Addendum Agreement binding the New Holders to the Agreement to the same extent as if it were an original party thereto, so as to promote the mutual interests of the Company, the Holders and the New Holders by imposing the same restrictions and obligations on the New Holder and the Shares owned by the New Holder as were imposed upon the Holders under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and as a condition of the acquisition of the Shares, the New Holder acknowledges that the New Holder has read the Agreement. The New Holder shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if the New Holder were a "Holder" as defined in the Agreement.

         The New Holder represents and warrants to the Company as follows:

         (a) Organization and Good Standing. If the New Holder is a corporation, the New Holder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.


         (b) Authority. The New Holder has the full power and authority to execute, deliver and carry out the terms and provisions of this Addendum Agreement and the Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Addendum Agreement and the Agreement.

         (c) Enforceability. This Addendum Agreement and the Agreement have been duly and validly authorized, executed and delivered by the New Holder, and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d) Beneficial Ownership. As of the date hereof, the New Holder is the record and beneficial owner of _____________ Shares, and except for the restrictions set forth in the Agreement, the New Holder owns such Shares free and clear of any Encumbrance. The New Holder does not possess any rights to acquire any additional Voting Securities.

         (e) Accredited Investor. The New Holder is an "accredited investor" within the meaning of Regulation D under the Securities Act and it is acquiring its Shares of its own account and not with a view to the public distribution thereof.

         (f) No Conflicts. The execution and delivery of this Addendum Agreement and the Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of the New Holder (other than a New Holder who is an individual), any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the New Holder is a party or by which the New Holder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the New Holder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the New Holder to perform its obligations hereunder.


         This Addendum Agreement shall be attached to and become a part of the Agreement.


                                        New Holder



                                        ----------------------------------------
                                        Name:


                                        Address for notices under the Agreement:


                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

         The spouse of the New Holder acknowledges that such spouse has read the Agreement. Such spouse is fully aware of, understands and fully consents and agrees to the terms and conditions of the Agreement and that such spouse's awareness, understanding, consent and agreement is evidenced by such spouse's execution and delivery of this Addendum Agreement.


                                        ----------------------------------------
                                        Name of Spouse:



         Agreed to on behalf of the Holder and the Company pursuant to the Agreement.



                                        TRINITY INDUSTRIES, INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                    EXHIBIT B

                            FORM OF STANDSTILL NOTICE

____________ __, 200_

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207
Attn: General Counsel



         Re:  Agreement to Extend Standstill Period


Ladies and Gentlemen:

Reference is hereby made to the Stockholders Agreement dated ______ __, 200_, among Trinity Industries, Inc., a Delaware corporation (the "Company") and the stockholders named therein (the "Stockholders Agreement"). The undersigned hereby delivers to the Company notification pursuant to the Stockholders Agreement that the Standstill Period is extended to the tenth anniversary of the Closing Date. Initially capitalized terms used but not defined herein have the meanings set forth in the Stockholders Agreement.



                                        ----------------------------------------
                                        [Craig Duchossois or Successor Designee]

                                 EXHIBIT 7.1.10

                      FORM OF REGISTRATION RIGHTS AGREEMENT


         This Registration Rights Agreement (this "AGREEMENT") dated as of August 13, 2001, is made by and between Trinity Industries, Inc., a Delaware corporation ("PARENT"), and Thrall Car Management Company, Inc., a Delaware corporation ("NEWCO").

         WHEREAS, Parent, Newco, TCMC Acquisition Corp., an Illinois corporation ("MERGER SUB"), and Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("COMPANY"), have entered into an Agreement and Plan of Merger dated as of August 13, 2001 (the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into Company, with Company becoming a wholly owned subsidiary of Parent;

         WHEREAS, pursuant to the Merger Agreement, Newco will acquire Seven Million One Hundred Fifty Thousand (7,150,000) shares (collectively, the "SHARES") of Parent's common stock, $1.00 par value per share ("COMMON STOCK"); and

         WHEREAS, Parent wishes to grant to Newco certain registration rights with respect to the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual premises, representations, warranties and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

         "AGREEMENT" is defined in the preamble of this Agreement.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day in which commercial banks in Dallas, Texas are closed.

         "COMMON STOCK" is defined in the recitals to this Agreement.

         "DEMAND REGISTRATION" is defined in Section 2.1.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law, all as the same shall be in effect at the time.

         "HOLDER INDEMNITEES" is defined in Section 2.7.

         "HOLDERS" means (i) Newco and (ii) any valid transferee of Shares under the Stockholder's Agreement dated the date hereof between Parent and Newco from Newco or from a Holder described in this subparagraph (ii).

         "INDEMNIFIED PARTY" is defined in Section 2.7.

         "INDEMNIFYING PARTY" is defined in Section 2.7.

         "LOSSES" is defined in Section 2.7.

         "MERGER AGREEMENT" is defined in the recitals to this Agreement.

         "MERGER SUB" is defined in the recitals to this Agreement.

         "NEWCO" is defined in the preamble to this Agreement.

         "NEWCO INDEMNITEES" is defined in Section 2.7.

         "NOTICE" is defined in Section 2.1.

         "PARENT" is defined in the preamble to this Agreement.

         "PARTICIPATING HOLDERS" means the Holders offering Registrable Securities for sale pursuant to a Demand Registration or a Piggy-Back Registration.

         "PIGGY-BACK REGISTRATION" is defined in Section 2.2.

         "QUALIFIED SELLING STOCKHOLDERS" means (i) the Participating Holders and (ii) any other Selling Stockholder (or group of Selling Stockholders whose rights to participate in a Piggy-Back Registration arise out of a single agreement with Parent) that owns at least the same number of shares of then-outstanding Common Stock as the Holders.

         "REGISTRABLE SECURITIES" means (i) the Shares and (ii) any Common Stock issued or issuable at any time or from time to time in respect of the Shares or the Common Stock described in this subparagraph (ii) upon a stock split, stock dividend, recapitalization or other similar event involving Parent.

         The terms "REGISTER," "REGISTERED", and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such registration statement.

         "REGISTRATION EXPENSES" means all expenses of registration, other than Selling Expenses, incurred by Parent in complying with Sections 2.1 and 2.2 hereof, including, without limitation, all registration, qualification and filing fees, exchange listing fees, printing expenses, escrow fees and disbursements of counsel for Parent, fees and expenses with respect to blue sky or other state securities laws and the expense of any special audits incident to or required by any such registration and amendments or supplements in connection therewith.

         "REQUEST" is defined in Section 2.1.

         "RESTRICTED SECURITIES" has the meaning given to such term in Rule 144 promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law and the regulations and rules issued pursuant to that Act or any successor law, all as the same shall be in effect at the time.

         "SELLING EXPENSES" means the underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by a Holder and all fees and expenses of counsel and any accountants for such Holder.

         "SELLING STOCKHOLDERS" means the stockholders of Parent offering securities for sale pursuant to a Demand Registration or a Piggy-Back Registration.

         "SHARES" is defined in the recitals to this Agreement.

         "UNDERWRITTEN PUBLIC OFFERING" means a public offering in which the Common Stock is offered and sold on a firm commitment basis through one or more underwriters, all pursuant to an underwriting agreement between Parent and/or one or more stockholders of Parent and such underwriter(s).

                                    ARTICLE 2
                               REGISTRATION RIGHTS

2.1      Requested Registration.

                  (a) Subject to the terms hereof (and except as otherwise provided in Section 2.11), at any time and from time to time after the second anniversary of the date of this Agreement, the Holder(s) may make a written request (the "REQUEST") that Parent register under the Securities Act on Form S-3 (or if Parent is not eligible to use Form S-3, then Form S-1 or Form S-2), or any similar form then in effect, all or any portion of the Registrable Securities held by the Holders (a "DEMAND REGISTRATION"). The Request shall (i) specify the number of shares of Registrable Securities intended to be offered and sold (which amount shall be no less than Two Million Five Hundred Thousand (2,500,000) shares of Common Stock), (ii) express the present intention of the Holders participating in such request to offer or cause the offering of such Registrable Securities for distribution, and (iii) describe the nature or method of the proposed offer and sale thereof. Within ten (10) Business Days after receipt of the Request, Parent will give written notice of the receipt thereof (the "NOTICE") to all the Holders who did not participate in the Request. Parent shall include in any Demand Registration all Registrable Securities with respect to which Parent has received written requests for the inclusion therein within ten (10) Business Days after the delivery by Parent of the Notice. Each such request for inclusion of Registrable Securities shall
         (i) specify the number of shares of Registrable Securities intended to be offered and sold and (ii) contain the undertaking of the Holder to provide all such information and materials and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Demand Registration.

                  (b) As soon as practicable after receipt of a Request, Parent shall use all reasonable efforts to promptly effect such Demand Registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky laws or other compliance).

                  (c) Notwithstanding the foregoing, (i) Parent shall not be obligated to cause any special audit to be undertaken in connection with any Demand Registration and (ii) Parent shall be entitled to postpone for a reasonable period of time the filing of any Demand Registration otherwise required to be prepared and filed by it (A) to the extent necessary to prepare the financial statements of Parent for the fiscal period most recently ended prior to the Request; (B) if filing a Demand Registration would materially adversely affect (including, without limitation, through the premature disclosure thereof) a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction; or (C) if Parent notifies the Holders participating in the Request that in the good faith judgment of the Board of Directors of Parent, such registration would be seriously detrimental to Parent, and the Board of Directors of Parent has concluded to defer the filing of such registration statement; provided, however, that in the event of a delay pursuant to clause (B), Parent shall not be entitled to delay the filing for more than ninety (90) days and in the event of a delay pursuant to clause
         (C), Parent shall not be entitled to delay the filing for more than one hundred eighty (180) days.

                  (d) Parent shall be obligated to register Registrable Securities for the Holders pursuant to this Section 2.1 on two occasions only.

                  (e) Notwithstanding any request for a Demand Registration, Parent, at its sole option, may initiate a registration for Common Stock for its own account relating to an Underwritten Public Offering. In such event, any outstanding request by the Holders for a Demand Registration shall immediately be converted into a right to sell Registrable Securities pursuant to and subject to Section 2.2 hereof and shall not be considered a Demand Registration.

                  (f) For purposes of this Section 2.1, Parent shall be entitled to accept as a valid Request from the Holders a Request from Newco (or from Mr. Craig Duchossois if Newco no longer exists or ceases to be controlled by Mr. Richard Duchossois, or from the person designated by the Holders of a majority of the Registrable Securities then outstanding if Mr. Craig Duchossois is unable or unwilling to so serve).

2.2      Parent Registration.

                  (a) Subject to the terms hereof (and except as otherwise provided in Section 2.10), if at any time or from time to time after the second anniversary of the date of this Agreement, Parent shall determine to register any of its Common Stock for its own account relating to an Underwritten Public Offering, Parent shall:

                           (i) promptly, but in any event at least thirty (30)
                  days before Parent files a registration statement pursuant to an Underwritten Public Offering, give to each Holder written notice thereof; and

                           (ii) include in such registration (a "PIGGY-BACK
                  REGISTRATION") (and any related qualification under blue sky laws or other compliance), and in the underwriting involved therein, such Registrable Securities as each Holder may request in a writing delivered to Parent within twenty (20) days after the delivery of Parent's written notice delivered pursuant to Section 2.2(a)(i) above.

                  (b) Parent shall have the right to terminate or withdraw any Piggy-Back Registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include its Registrable Securities in such registration, provided, however, that in such event, Parent shall promptly pay all reasonable out-of-pocket costs and expenses of the Holders (including, without limitation, all reasonable fees and disbursements of one law firm chosen to represent the Holders) incurred in connection with such terminated registration.

                  (c) Without limiting the generality or effect of any other provision hereof, Parent shall not be required to effect any Piggy-Back Registration pursuant to this Section 2.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other employee benefit plans.

2.3      Underwriting.

                  (a) The underwriter or underwriters of any Demand Registration shall be selected by the Holders delivering the Request, which underwriter or underwriters shall be reasonably acceptable to Parent, and the underwriter or underwriters of any Piggy-Back Registration shall be selected by Parent. Each Holder's rights under this Article 2 shall be conditioned upon such Holder's participation as a Participating Holder in such underwriting, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein. Parent, each Participating Holder and all other Selling Stockholders shall enter into an underwriting agreement in customary form with the managing underwriter selected for such Underwritten Public Offering as provided above. If a Holder refuses to enter into, and perform such Holder's obligations as a Participating Holder under, such underwriting agreement, then the Registrable Securities held by such Holder will not be included in any registration effected pursuant thereto.

                  (b) If the managing underwriter for a Piggy-Back Registration determines in its reasonable judgment that the inclusion of such Registrable Securities would materially adversely affect such offering, the managing underwriter may limit some or all of the Registrable Securities that may be included in the registration and underwriting as follows: the number of Registrable Securities that may be included in the registration and underwriting by a Participating Holder shall be determined by multiplying the number of shares of securities of all Selling Stockholders that the managing underwriter is willing to include in such registration and underwriting, times a fraction, the numerator of which is the number of Registrable Securities requested to be included in such registration and underwriting by such Participating Holder, and the denominator of which is either (i) at any time that the Holders hold in the aggregate less than 15% of the then-outstanding shares of Common Stock, the total number of securities that all Selling Stockholders have requested to have included in such registration and underwriting, or (ii) at any time that the Holders hold in the aggregate at least 15% of the then-outstanding shares of Common Stock, the total number of securities that all Qualified Selling Stockholders have requested to have included in such registration and underwriting. To facilitate the allocation of shares in accordance with the above provisions, Parent may round the number of shares allocable to any such Participating Holder to the nearest one hundred (100) shares. If any Participating Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Parent and the managing underwriter, delivered not less than seven days before the effective date of such registration.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with all registrations pursuant to Sections 2.1 and 2.2 shall be borne by Parent. Unless otherwise stated herein, all Selling Expenses relating to securities registered on behalf of any Participating Holder shall be borne by such Participating Holder.

2.5 Registration Procedures. In the case of each registration, qualification or compliance effected by Parent pursuant to this Agreement, Parent will keep each Participating Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, Parent shall:

                  (a) prepare and file with the SEC a registration statement with respect to such securities and use all reasonable efforts to cause such registration statement to become and remain effective with respect to a registration statement filed regarding an Underwritten Public Offering, for the lesser of (i) 90 days or (ii) until the distribution described in such registration statement has been completed;

                  (b) furnish to each underwriter participating in the Underwritten Public Offering associated with such registration, such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such underwriter may reasonably request in order to facilitate the public sale of the Registrable Securities by such underwriter, and promptly furnish to each underwriter and Participating Holder notice of any stop-order or similar notice issued by the SEC or any state agency charged with the regulation of securities, and notice of NYSE or any other securities exchange listing relating to the Registrable Securities sought to be registered;

                  (c) furnish prospectuses, including preliminary prospectuses and amendments and supplements thereto, to the Participating Holders, all in accordance with applicable securities laws;

                  (d) apply to register or otherwise qualify the Registrable Securities offered by the Participating Holders or any of them under all applicable blue sky laws of any state;

                  (e) notify the Participating Holders promptly of (i) any action by the SEC to suspend the effectiveness of such registration statement or the institution or threatening of any proceeding for such purpose (a "stop order") or (ii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities included in such registration pursuant to the registration statement in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Immediately upon receipt of any such notice, the Participating Holders shall cease to offer or sell any Registrable Securities included in such registration pursuant to the registration statement in the jurisdiction to which such stop order or suspension relates. Parent shall use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and shall notify the Participating Holders at the earliest practicable date of the date on which the Participating Holders may offer and sell Registrable Securities pursuant to the registration statement; and

                  (f) Parent shall notify the Participating Holders promptly of the occurrence of any event or the existence of any facts that, in the judgment of Parent, should be set forth in such registration statement. Immediately upon receipt of such notice, the Participating Holders shall cease to offer or sell any Registrable Securities pursuant to such registration statement, cease to deliver or use such registration statement and, if so requested by the Parent, return to Parent, at Parent's expense, all copies (other than permanent file copies) of such registration statement. Parent shall, as promptly as practicable, take such action as may be necessary to amend or supplement such registration statement in order to set forth or reflect such event or facts. Parent shall furnish copies of such proposed amendment or supplement to the Participating Holders and shall not file or distribute such amendment or supplement without the prior consent of Participating Holders, which consent shall not be unreasonably withheld.

2.6 Cooperation. In connection with any registration effected by Parent pursuant to this Agreement, Parent shall

                  (a) enter into such customary agreements (including an underwriting agreement containing such representations and warranties by Parent and such other terms and provisions, including indemnification provisions, as are customarily contained in underwriting agreements for comparable offerings) and take all such other actions as the Participating Holders or the underwriters, if any, participating in such registration may reasonably request in order to expedite or facilitate such registration;

                  (b) furnish, at the request of the Participating Holders or any underwriter participating in such registration, (i) a comfort letter or letters, dated the date of the final prospectus with respect to the registration and/or the date of the closing for the registration from the independent certified public accountants of Parent and addressed to the Participating Holders and any underwriters participating in such registration, which letter or letters shall state that such accountants are independent with respect to Parent within the meaning of Rule 1.01 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and shall address such matters as the Participating Holders and underwriters may reasonably request and as may be customary in transactions of a similar nature for similar entities and (ii) an opinion, dated the date of the closing for the registration, of the counsel representing Parent with respect to such registration (which counsel may be the General Counsel of Parent or other counsel reasonably satisfactory to the Participating Holders), addressed to the Participating Holders and any such underwriters, which opinion shall address such matters as they may reasonably request and as may be customary in transactions of a similar nature for similar entities; and

                  (c) make available for inspection by the Participating Holders, the underwriters, if any, participating in such registration (which inspecting underwriters shall, if reasonably possible, be limited to any manager or managers for such participating underwriters), counsel for the Participating Holders, one accountant or accounting firm retained by Participating

         Holders and any such underwriters, or any other agent retained by the Participating Holders or such underwriters, all financial and other records, corporate documents and properties of Parent, and supply such additional information, as they shall reasonably request; provided that any such party shall keep the contents thereof confidential.

2.7 Indemnification.

                  (a) To the extent permitted by law, Parent will indemnify and hold harmless each Participating Holder and each of its officers and directors and partners, if any, and each person controlling each Participating Holder within the meaning of Section 15 of the Securities Act (the "HOLDER INDEMNITEES"), against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) (including, without limitation, reasonable fees and other expenses actually incurred in connection with any suit, action or proceeding) (collectively, "LOSSES") to the extent to which such Holder Indemnitee is subject, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to the extent such Losses arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document filed with the SEC pursuant to this Agreement, or any amendment or supplement thereto, incident to any such registration, qualification or compliance effected pursuant to this Agreement, or arise out of or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Parent of the Securities Act in connection with any such registration, qualification or compliance effected pursuant to this Agreement, and Parent will reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred in connection with investigating, preparing or defending any such Loss; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any Loss if settlement is effected without the consent of Parent (which consent shall not unreasonably be withheld); provided, further, that Parent will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished to Parent expressly for inclusion in such registration by a Holder Indemnitee specifically for use therein. Notwithstanding the foregoing, insofar as the foregoing indemnity relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the final prospectus filed with the SEC pursuant to the applicable rules of the SEC or in any supplement or addendum thereto, the indemnity contained herein shall not inure to the benefit of any Holder Indemnitee if a copy of the final prospectus filed pursuant to such rules, together with all supplements and addenda thereto, was not furnished to the person or entity asserting the Loss at or prior to the time required by the Securities Act.

                  (b) To the extent permitted by law, each Participating Holder will, severally but not jointly, if Registrable Securities held by such Participating Holder are included in the securities as to which a registration, qualification or compliance is being effected pursuant to the terms hereof, indemnify and hold harmless Parent, each of Parent's directors and officers, each person who controls Parent within the meaning of Section 15 of the Securities Act, and each other Selling Stockholder, each of such person's officers and directors and each person controlling such persons within the meaning of Section 15 of the Securities Act (collectively, the "PARENT INDEMNITEES"), against all Losses to the extent to which such Parent Indemnitee is subject, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to the extent such Losses arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document filed with the SEC pursuant to this Agreement, or any amendment or supplement thereto incident to any such registration, qualification or compliance effected pursuant to the Agreement, or arise out of or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Participating Holder of the Securities Act in connection with any such registration, qualification or compliance effected pursuant to this Agreement, and will reimburse each Parent Indemnitee for any legal or other expenses reasonably incurred in connection with investigating, preparing or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document filed with the SEC pursuant to this Agreement in reliance upon and in conformity with information furnished to Parent by such Participating Holder expressly for inclusion in such registration; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any Loss if settlement is effected without the consent of the Participating Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, insofar as the foregoing indemnity relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the final prospectus filed pursuant to applicable rules of the SEC or in any supplement or addendum thereto, the indemnity contained herein shall not inure to the benefit of any Parent Indemnitee if a copy of the final prospectus filed pursuant to such rules, together with all supplements and addenda thereto, was not furnished to the person or entity asserting the Loss at or prior to the time required by the Securities Act. The liability of a Participating Holder under this
         Section 8(b) shall in no event exceed the proceeds received by it from sales of Registrable Securities giving rise to such obligations.

                  (c) Each party entitled to indemnification under this Section
         2.7 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any action or proceeding commenced against, or written demand made on, any such party in respect of which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action; and, provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or as to which the Indemnifying Party is asserting separate or different defenses, which defenses are inconsistent with the defenses of the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of each Indemnifying Party.

                  (d) If the indemnification provided for in this Section 2.7 is unavailable to an Indemnified Party in respect of any Loss referred to therein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative benefits received by Parent, on the one hand, and all Selling Stockholders, on the other, from the offering of Parent's securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Parent, on the one hand, and the Selling Stockholders, on the other, in connection with the statements or omissions that resulted in such Loss, as well as any other relevant equitable considerations. The relative benefits received by Parent, on the one hand, and the Selling Stockholders, on the other, shall be the net proceeds from the offering (before deducting expenses) received by Parent, on the one hand, and the Selling Stockholders, on the other. The relative fault of Parent, on the one hand, and the Selling Stockholders, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or by the Selling Stockholders and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this
         Section 2.7(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2.7(d). The amount paid or payable by an Indemnified Party as a result of the Loss referred to above in this Section 2.7(d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of
         Section 2.7(c) hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act).

2.8 Holdback Agreements. Each Participating Holder, if requested by the managing underwriter in a registration pursuant to this Agreement, shall not effect any public sale or distribution of securities of Parent of the same class as the securities included in such Demand Registration or Piggy-Back Registration, including a sale pursuant to Rule 144, during such period of time following the closing date of each offering made pursuant to such Demand Registration or Piggy-Back Registration as may be requested by Parent or such managing underwriter. In no event shall such period exceed the shorter of one hundred eighty (180) days or the shortest period of time so requested from any other Selling Stockholder that holds more than 5% of the outstanding amount of the same class of securities as included in such Demand Registration or Piggy-Back Registration.

2.9 Certain Information. Each Participating Holder agrees, with respect to any Registrable Securities included in any registration, to furnish to Parent such information regarding such Participating Holder, the Registrable Securities and the distribution proposed by such Participating Holder as Parent may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in Sections 2.1 and 2.2.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of Restricted Securities to the public without registration, Parent agrees to use its best lawful efforts to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times during which Parent is subject to the reporting requirements of the Exchange Act;

                  (b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at all times during which Parent is subject to such reporting requirements; and

                  (c) so long as any Holder owns any Registrable Securities that are Restricted Securities, to furnish to such Holder forthwith upon request a written statement by Parent as to Parent's compliance with the reporting requirements of said Rule 144 and with regard to the Securities Act and the Exchange Act at all times during which Parent is subject to such reporting requirements, a copy of the most recent annual or quarterly report of Parent, and such other non-confidential reports and documents of Parent and other non-confidential information in the possession of or reasonably obtainable by Parent as such Purchaser may reasonably request in availing such Purchaser of any rule or regulation of the SEC allowing Purchaser to sell any such shares without registration.

2.11 Termination. The registration rights granted in Sections 2.1 and 2.2 shall terminate, and such registration rights will not be exercisable by any Holder at such time as all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 promulgated under the Securities Act (as amended from time to time) during any ninety-day (90-day) period.

                                    ARTICLE 3
                                  MISCELLANEOUS

3.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

3.2 Transfers. A transfer of the registration rights provided for in this Agreement shall only be valid if Parent is given written notice at the time of said transfer, stating the name and address of said transferee and identifying the Registrable Securities with respect to which the registration rights are being transferred, and, provided, that the transferee of such rights assumes the obligations of a Holder under this Agreement by signing a counterpart signature page to this Agreement in substantially the form of EXHIBIT A.

3.3 Amendment. This Agreement may be amended, modified and supplemented only by written agreement of Parent and the holders of at least a majority of the Shares issued pursuant to the Merger Agreement.

3.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or

(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  If to Newco, to:

                  c/o Duchossois Industries, Inc.
                  Attention: Corporate Secretary
                  845 Larch Avenue
                  Elmhurst, Illinois 60126-1196
                  Facsimile: (630) 530-6051

         or to such other person or address as Newco shall furnish to Parent.

                  If to Parent, to:

                  Trinity Industries, Inc.
                  Attention: General Counsel
                  2525 Stemmons Freeway
                  Dallas, Texas 75207
                  Facsimile: (214) 589-8824

                  with a copy to:

                  Haynes and Boone, LLP
                  901 Main Street
                  Suite 3100
                  Dallas, Texas 75202
                  Attention: Michael M. Boone
                  Facsimile: (214) 651-5940

                  If to a Holder (other than Newco), to:

                  Such Holder's address set forth on such Holder's Counterpart Signature Page or to such other person or address as such Holder shall furnish to Parent in writing.

3.5 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this

Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

3.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

3.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

3.10 Entire Agreement. This Agreement, the Merger Agreement and all agreements referenced herein and therein set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

3.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement effective upon the date first set forth above.

                                        PARENT:

                                        TRINITY INDUSTRIES, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



                                        NEWCO:

                                        THRALL CAR MANAGEMENT COMPANY, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A

                       FORM OF COUNTERPART SIGNATURE PAGE


         This Addendum Agreement (this "ADDENDUM AGREEMENT") dated as of ____________, 200___, is made by and between _______________________ (the "NEW
HOLDER"), Trinity Industries, Inc., a Delaware corporation ("PARENT"), Thrall Car Management Company, Inc., a Delaware corporation ("NEWCO") and all Holders, if any, that have previously entered into an Addendum Agreement to that certain Registration Rights Agreement (the "AGREEMENT") dated as of ___________________, 200__, by and between Parent and Newco.

         WHEREAS, Parent and Newco entered into the Agreement to grant registration rights to Newco with respect to Seven Million One Hundred Fifty Thousand (7,150,000) shares of Parent's common stock, $1.00 par value per share; and

         WHEREAS, the Agreement provides that the registration rights granted thereunder may, under certain conditions, be transferred by Newco or a Holder; and

         WHEREAS, the Holder identified below desires to transfer to New Holder the registration rights granted under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and as a condition to the transfer to New Holder of the registration rights granted in the Agreement, New Holder and Parent hereby agree that New Holder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement (including the indemnification obligations of Section 2.7 thereof) to the same extent as if New Holder were a "HOLDER" (as defined in the Agreement) with respect to the Registrable Securities (as defined in the Agreement) described below.

         This Addendum Agreement shall be attached to and become part of the Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers have executed this Addendum Agreement effective as of the date first set forth above.

                                          NEW HOLDER:


                                          --------------------------------------
                                          Name:


                                          New Holder's
                                          Address for
                                          notices under the
                                          Agreement:


                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------


                                          Description of Registrable Securities:


                                          --------------------------------------


Accepted and agreed to:

TRINITY INDUSTRIES, INC.:


By:
       ---------------------------------
Name:
       ---------------------------------
Title:
       ---------------------------------


[HOLDER]:


By:
       ---------------------------------
Name:
       ---------------------------------
Title:
       ---------------------------------